                                             Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-80029

PROSPECTUS

                       OFFER TO EXCHANGE ALL OUTSTANDING
               9 1/4% SERIES A SENIOR SUBORDINATED NOTES DUE 2009
                                      FOR
               9 1/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2009
                                       OF

                                     [LOGO]

--------------------------------------------------------------------------------

    We hereby offer, upon the terms and conditions described in this prospectus, to exchange all of our outstanding 9 1/4% Series A Senior Subordinated Notes due 2009 for our registered 9 1/4% Series B Senior Subordinated Notes due 2009. The Series A notes were issued on May 5, 1999 and, as of the date of this prospectus, an aggregate principal amount of $125.0 million is outstanding. The terms of the Series B notes are identical in all material respects to the terms of the outstanding Series A notes, except that the Series B notes are registered under the Securities Act of 1933 and will be freely transferable in accordance with the transfer provisions of the indenture.

PLEASE CONSIDER THE FOLLOWING:

    - Our offer to exchange Series A notes for Series B notes will be open until 5:00 p.m., New York City time, on July 12, 1999, unless we extend the offer.

    - You should also carefully review the procedures for tendering your Series A notes beginning on page 61 of this prospectus.

    - If you do not tender your Series A notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

    - No public market currently exists for our notes. We do not intend to list the Series B notes on any securities exchange and, therefore, no active public market is anticipated.

INFORMATION ABOUT THE NOTES:

    -  The Series B notes will mature on May 1, 2009.

    - We will pay interest on the Series B notes at an annual rate of 9 1/4% on May 1 and November 1 of each year, starting on November 1, 1999.

    - We have the option to redeem all or a portion of the Series B notes on or after May 1, 2004 at a redemption price equal to 100% of the principal amount of the Series B notes plus a premium declining ratably to par, plus accrued interest.

    - At any time on or before May 1, 2002 we may redeem up to 35% of the original principal amount of the Series B notes at a redemption price of 109.250% of the principal amount plus accrued interest with money we raise in specified equity offerings.

    - Our obligations under the Series B notes will not be secured, will rank junior to all our senior debt and will rank equally to all of our existing and future senior subordinated debt.

SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR INFORMATION YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND BEFORE INVESTING IN THE SERIES B NOTES.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SERIES B NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                 JUNE 11, 1999

                           FORWARD-LOOKING STATEMENTS

    Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. Those statements may be affected by known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed in the "Risk Factors" section and throughout this prospectus.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND BEFORE INVESTING IN THE SERIES B NOTES. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND THE FINANCIAL STATEMENTS, BEFORE MAKING AN INVESTMENT DECISION.

                                      NCI

    We are one of North America's largest integrated manufacturers of metal products for the nonresidential building industry. We operate 39 manufacturing and distribution facilities located in 17 states and Mexico. We sell metal components and engineered building systems, offering one of the most extensive metal product lines in the building industry with well-recognized brand names. We believe that our leading market positions and strong track record of growth in sales and EBITDA have resulted from our focus on:

    - Controlling operating and administrative costs

    - Managing working capital and fixed assets

    - Developing new markets

    - Successfully identifying strategic growth opportunities

    We believe that metal products have gained and continue to gain a greater share of the new construction and repair and retrofit markets. This is due to increasing acceptance and recognition of the benefits of metal products in building applications. Metal components offer builders, designers, architects and end-users several advantages, including lower long-term costs, longer life, attractive aesthetics and design flexibility. Similarly, engineered building systems offer a number of advantages over traditional construction alternatives, including shorter construction time, more efficient use of materials, lower construction costs, greater ease of expansion and lower maintenance costs.

    In May 1998, we acquired Metal Building Components, Inc. ("MBCI"), for a purchase price of $588.5 million. The MBCI acquisition, which doubled our revenue base, made us the largest domestic manufacturer of nonresidential metal components and significantly improved our product mix. On a pro forma basis giving effect to the MBCI acquisition, our sales were $876.5 million and our EBITDA was $130.2 million for the 12-month period ended January 31, 1999.

    METAL COMPONENTS. We are the largest domestic supplier of metal components to the nonresidential building industry and have a market share at least twice that of our largest competitor. We are also one of the largest suppliers in the U.S. of roll-up doors for self-storage facilities. We design, manufacture, sell and distribute one of the widest selections of components for a variety of new construction applications as well as repair and retrofit uses.

    The following are the types of components we sell:

-  Metal roof and wall systems          -  Fascia
-  Overhead doors                       -  Mansard accessories
-  Interior and exterior doors          -  Trim accessories

    Our components are used in the following markets:

-  Industrial                           -  Commercial
-  Governmental                         -  Agricultural
-  Community                            -  Residential

    In addition to metal components manufacturing, we are also one of the largest independent providers of hot roll and light gauge metal coil coating and painting services and products. We coat and paint hot roll metal coils for our own use in metal components manufacturing, supplying substantially all of our internal metal coating and painting requirements. Our own use accounts for about 50% of our production. We also coat and paint hot roll metal coils and light gauge metal for third parties for a variety of applications, including heating and air conditioning systems, water heaters, lighting fixtures and office furniture.

    We market our metal components products and metal coating and painting services nationwide primarily through a direct sales force under several brand names. These brand names include "Metal Building Components," "American Building Components," "DBCI," "MBCI," "IPS," "Metal Coaters," "Metal-Prep," "DOUBLECOTE" and "Midwest Metal Coatings." On a pro forma basis giving effect to the MBCI acquisition, our sales of metal components and coating and painting services were $597.8 million for the 12-month period ended January 31, 1999. This represented 68.2% of our total sales.

    ENGINEERED BUILDING SYSTEMS. We are one of the largest domestic suppliers of engineered building systems. We design, manufacture and market engineered building systems, self-storage building systems and metal home framing systems for commercial, industrial, agricultural, governmental, community and residential uses. We market these systems nationwide through authorized builder networks totaling over 1,200 builders and a direct sales force under several brand names. These brand names include "Metallic Buildings," "Mid-West Steel Buildings," "A & S Buildings," "All American Systems," "Steel Systems" and "Mesco." Our sales of engineered building systems were $278.7 million for the 12-month period ended January 31, 1999. This represented 31.8% of our total sales on a pro forma basis giving effect to the MBCI acquisition.

    Before our combination with MBCI, both companies had individually demonstrated strong growth in sales and EBITDA. Over the five fiscal years before the MBCI acquisition, NCI achieved compound annual growth rates of 32.0% in sales and 45.2% in EBITDA. Over the five fiscal years before its acquisition by NCI, MBCI achieved compound annual growth rates of 15.8% in sales and 15.4% in EBITDA.

                               COMPANY STRENGTHS

    We believe that we benefit from the following key strengths:

    - LEADING MARKET POSITIONS. We are the largest manufacturer of metal components for the nonresidential building industry and one of the largest suppliers of engineered building systems in the United States. We are also one of the largest independent providers of metal coating and painting services and products. We believe that these leading market positions are a result of our emphasis on high quality manufacturing, timely delivery of products and our broad line of branded building products that are well known in the industry.

    - FAVORABLE MIX BETWEEN NEW CONSTRUCTION AND REPAIR AND RETROFIT END-MARKETS. We derive a majority of our sales and EBITDA from metal components sales. Unlike engineered building systems, metal components are used in a variety of repair and retrofit applications, as well as new construction. We believe that the favorable mix between these end-markets reduces our dependence on new construction activity and provides us with diverse growth opportunities.

    - LOW-COST SUPPLIER. We strive to keep our purchasing, production, distribution and administrative costs low. Our size provides us with purchasing efficiencies and enhances our productivity through the sharing of best practices between our metal components and engineered building systems operations. In addition, we operate a nationwide system of manufacturing facilities, placing our manufacturing and distribution operations closer to our customers. This system helps reduce the need for substantial labor, machinery and inventory investments at each facility. It also helps control transportation costs and reduce delivery times.

    - BROAD PRODUCT LINES AND DIVERSE CUSTOMER BASE. We are one of the largest integrated suppliers in the industry with a wider variety of products and services than our competitors. In addition, we have a broad and diversified customer base that provides significant cross-selling opportunities. In fiscal 1998, our largest customer accounted for less than 2% of total sales.

    - NATIONWIDE COVERAGE. We have 39 facilities located in 17 states and Mexico, giving us extensive geographic reach across a number of high population growth areas. Our nationwide coverage reduces the impact of regional economic cycles and seasonality on our results of operations.

    - EXPERIENCED AND COMMITTED MANAGEMENT TEAM. Our executive officers and other key managers have an average of over 20 years of industry experience. This senior management team, along with our directors, also owns approximately 20% of our common stock, including exercisable stock options.

                               BUSINESS STRATEGY

    We believe we can maximize our sales and EBITDA by continuing to focus on the following business strategies:

    - CONTROL OPERATING AND ADMINISTRATIVE COSTS. We plan to maintain our focus on operating and administrative cost control. We intend to (1) continue to aggressively manage the purchase of raw materials, (2) further automate our manufacturing operations to reduce production costs, (3) capitalize on our nationwide coverage to reduce distribution costs and (4) minimize administrative expenses.

    - MANAGE WORKING CAPITAL AND FIXED ASSETS. We plan to remain focused on obtaining a high rate of return on operating assets through strong balance sheet management. We seek to continue to minimize accounts receivable and inventory balances to improve cash flow. We manage our investment in fixed assets to achieve targeted rates of return. In addition, our bonus compensation plan for management is significantly focused on control of working capital and return on capital investment.

    - DEVELOP NEW MARKETS. We intend to increase our presence in the metal components market, primarily for sales of metal roofing and wall systems. We plan to increase sales and EBITDA by using our multiple distribution channels to market our expanded range of metal components products to existing and new customers. We also plan to increase sales of our engineered building systems both in existing markets and new regional markets by using our nationwide metal components manufacturing facilities as platforms for expansion.

    - IDENTIFY STRATEGIC GROWTH OPPORTUNITIES. We consider external opportunities an important part of our growth plan. We have a disciplined acquisition and expansion process for evaluating future opportunities. Since 1994, we have successfully acquired and integrated nine companies. To expand our geographic coverage and increase manufacturing capacity, we have also constructed nine new manufacturing facilities in the last six years and have formed four joint ventures.

                   SUMMARY OF KEY TERMS OF THE EXCHANGE OFFER

Securities to be Exchanged........  On May 5, 1999, we issued $125.0 million principal amount of Series A notes to Warburg Dillon Read LLC,
                                    Montgomery NationsBank Securities LLC, First Union
                                    Capital Markets Corp. and Bear, Stearns & Co. Inc., the
                                    initial purchasers, in a transaction exempt from the
                                    registration requirements of the Securities Act. The
                                    terms of the Series B notes and the Series A notes are
                                    identical in all material respects, except that the
                                    Series B notes will be freely transferable by the
                                    holders of the Series B notes in accordance with the
                                    transfer provision of the indenture.

The Exchange Offer................  You must properly tender your Series A notes and we must accept them for exchange. We will exchange all Series A
                                    notes that you tender and do not withdraw by the
                                    expiration date of the exchange offer. If you exchange
                                    your Series A notes we will issue Series B notes to you
                                    on or promptly after the expiration date.

Expiration of Exchange Offer......  5:00 p.m., New York City time, on July 12, 1999.

Ability to Resell Series B
  Notes...........................  We believe you may offer for resale, resell and otherwise freely transfer the Series B notes without
                                    registration or delivering a prospectus to a buyer if:

                                    - you acquire the Series B notes in the ordinary course
                                    of your business;

                                    - you are not participating, do not intend to
                                    participate and have no arrangement or understanding
                                    with any person to participate in the distribution of
                                    Series B notes; and

                                    - you are not related to us.

                                    If this belief is inaccurate and you sell or transfer
                                    any Series B note without delivering a prospectus to a
                                    buyer or without an exemption from the registration
                                    requirements of the Securities Act, you may be
                                    responsible for money or other damages under the
                                    Securities Act. We will not pay those damages on your
                                    behalf.

                                    Each broker-dealer that receives Series B notes for its
                                    own account in exchange for Series A notes it acquired
                                    as a result of market-making or other trading activities
                                    must acknowledge that it will deliver a prospectus in
                                    connection with any resale of the Series B notes. A
                                    broker-dealer may use this prospectus for an offer to
                                    resell, resale or other retransfer of the Series B notes
                                    issued to it in the exchange offer.

                                    Exchange offers are not being made to:

                                    - holders of Series A notes in any jurisdiction in which
                                    the exchange offer or its acceptance would not comply
                                    with the securities or blue sky laws of that
                                    jurisdiction; and

                                    - holders of Series A notes who we control.

No Minimum Required...............  There is no minimum amount of Series A notes that you must tender in the exchange offer.

Procedures for Exchanging
  Your Series A Notes.............  If you wish to exchange your Series A notes, you must transmit to Harris Trust Company of New York, our
                                    exchange agent, on or before the expiration date either:

                                    - a properly completed and executed letter of
                                    transmittal, which we have provided to you with this
                                    prospectus, or a facsimile of the letter of transmittal,
                                    together with your Series A notes and any other
                                    documentation requested by the letter of transmittal; or

                                    - a computer generated agent's message transmitted by
                                    means of the Depository Trust Company's Automated Tender
                                    Offer Program system.

                                    By agreeing to the letter of transmittal, you will make
                                    those representations described on page 61 under the
                                    heading "The Exchange Offer--Purpose and Effect."

Guaranteed Delivery Procedures....  If you wish to exchange your Series A notes and time will not permit the documents required by the letter of
                                    transmittal to reach the exchange agent before the
                                    expiration date of the exchange offer, or you cannot
                                    complete the procedure for book-entry transfer on a
                                    timely basis, you must exchange your Series A notes
                                    according to the guaranteed delivery procedures
                                    described on page 65 under the heading "The Exchange
                                    Offer-- Guaranteed Delivery Procedures."

Special Procedures for
  Beneficial Owners...............  If you are a beneficial owner whose Series A notes are registered in the name of a broker, dealer, commercial
                                    bank, trust company or other nominee and you wish to
                                    exchange your Series A notes, you should contact the
                                    registered holder promptly and instruct the registered
                                    holder to exchange the Series A notes for you. If you
                                    wish to exchange your Series A notes on your own behalf,
                                    you must either make appropriate arrangements to
                                    register ownership of the Series A notes in your name or
                                    obtain a properly completed bond power from the
                                    registered holder.

                                    The transfer of registered ownership may take
                                    considerable time and you may not be able to complete
                                    the transfer before the expiration date of the exchange
                                    offer.

Withdrawal Rights.................  Unless we extend the date, you may withdraw your tendered Series A notes at any time before 5:00 p.m.,
                                    New York City time, on the expiration date of the
                                    exchange offer.

Exchange Agent....................  The address, telephone number and facsimile number for the exchange agent is:

                                          Harris Trust Company of New York
                                          Wall Street Plaza
                                          88 Pine Street, 19th Floor
                                          New York, New York 10005
                                          Telephone: (212) 701-7624
                                          Telecopy: (212) 701-7636

                   SUMMARY OF KEY TERMS OF THE SERIES B NOTES

    You should be aware that the indenture that currently governs your Series A notes is the same indenture that will govern the Series B notes, except that there will be no restrictions on your sale of Series B notes.

Issuer............................  NCI Building Systems, Inc.

Notes Offered.....................  $125,000,000 in aggregate principal amount of 9 1/4%
                                    Senior Subordinated Notes due 2009.

Maturity Date.....................  May 1, 2009.

Interest Payment Dates............  Payable semi-annually on May 1 and November 1, beginning
                                    November 1, 1999.

Subsidiary Guarantors.............  Our domestic subsidiaries on the issue date will unconditionally guarantee the Series B notes. If we
                                    create or acquire a new subsidiary, it will also
                                    guarantee the Series B notes unless we designate the
                                    subsidiary as an "unrestricted subsidiary" or the
                                    subsidiary is a foreign subsidiary.

Ranking...........................  The Series B notes will not be secured by any collateral.

                                    The Series B notes will rank below all of our and our
                                    subsidiary guarantors' senior debt. Therefore, if we
                                    default, your right to payment under the Series B notes
                                    will be junior to the rights of holders of our and our
                                    subsidiary guarantors' senior debt to collect money we
                                    owe them at the time. The Series B notes will
                                    effectively rank below all liabilities, including trade
                                    payables, of our subsidiaries that are not guarantors.

                                    We estimate that we and our subsidiary guarantors would
                                    have had approximately $354.4 million of senior debt at
                                    January 31, 1999 on an as adjusted basis giving effect
                                    to the offering.

Optional Redemption...............  After May 1, 2004 we may redeem some or all of the
                                    Series B notes at the redemption prices listed in the
                                    "Description of Registered Notes" section under the
                                    heading "Optional Redemption of the Notes," plus accrued
                                    interest.

Optional Redemption after
  Equity Offerings................  At any time before the third anniversary of the issue date of the Series B notes, we can choose to buy back up
                                    to 35% of the original principal amount of the Series B
                                    notes with money that we raise in specified equity
                                    offerings as long as:

                                    - we pay 109.250% of the face amount of the Series B
                                    notes, plus interest;

                                    - we buy the Series B notes back within 90 days of
                                    completing the equity offering; and

                                    - at least 65% of the principal amount of the Series B
                                    notes remain outstanding afterwards.

Change of Control Offer...........  If we experience a change in control, we must give holders of the Series B notes the opportunity to sell us
                                    their Series B notes at 101% of their face amount, plus
                                    accrued interest.

                                    We might not be able to pay you the required price for
                                    Series B notes you present us at the time of a change of
                                    control, because our senior credit facility may prohibit
                                    payment or we might not have enough funds at that time.

Basic Covenants of Indenture......  The indenture governing the Series B notes contains covenants for your benefit which, among other things,
                                    restrict our ability and the ability of our subsidiaries
                                    to:

                                    - incur additional indebtedness;

                                    - make restricted payments, including dividends or other
                                    distributions;

                                    - incur liens;

                                    - make investments;

                                    - sell assets or merge with or into other companies; and

                                    - enter into transactions with affiliates.

                                    The restrictions contain a number of significant
                                    exceptions and qualifications.

Use of Proceeds...................  We will not receive any cash proceeds from the issuance of the Series B notes in this exchange offer.

                                  RISK FACTORS

    You should carefully consider the factors discussed in detail under the caption "Risk Factors" in connection with the exchange offer and before making an investment in the Series B notes.

                            ------------------------

    We were incorporated in Texas in December 1984 and reincorporated in Delaware in December 1991. Our principal executive offices are located at 7301 Fairview, Houston, Texas 77041, and our telephone number is (713) 466-7788.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    We have shown in the following table our summary historical and pro forma financial information for the periods and the dates indicated. The historical financial information for the three fiscal years ended October 31, 1998 is derived from our audited financial statements. All other financial information in the table is unaudited. The unaudited pro forma as adjusted statement of income data give effect as of November 1, 1997 to (1) the MBCI acquisition and
(2) this offering and the application of our net proceeds. The pro forma as adjusted information is not necessarily indicative of either our future results of operations or what our results of operations would have been if the MBCI acquisition had been completed on that date. In the MBCI acquisition, we acquired all of the capital stock of Amatek Holdings, Inc., the former indirect parent company of MBCI. Because Amatek had a fiscal year ended December 31, the pro forma as adjusted information presented for the 12-month period ended January 31, 1999 includes Amatek's financial information for the three-month period ended March 31, 1998. You should read this table along with the historical and pro forma financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.

                                                                                                                 PRO FORMA
                                                                                THREE MONTHS        TWELVE      AS ADJUSTED
                                                                                   ENDED            MONTHS     TWELVE MONTHS
                                               YEAR ENDED OCTOBER 31,           JANUARY 31,          ENDED         ENDED
                                           -------------------------------  --------------------  JANUARY 31,   JANUARY 31,
                                             1996       1997       1998       1998       1999        1999          1999
                                           ---------  ---------  ---------  ---------  ---------  -----------  -------------
                                                                 (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Sales....................................  $   332.9  $   407.8  $   675.3  $    97.3  $   214.3   $   792.4     $   876.5
Cost of sales............................      241.4      299.4      497.9       71.9      160.1       586.0         654.9
                                           ---------  ---------  ---------  ---------  ---------  -----------       ------
Gross profit.............................       91.5      108.3      177.5       25.4       54.3       206.3         221.6
Operating expenses.......................       53.1       66.1       94.0       16.6       32.1       109.5         120.7
Nonrecurring acquisition expenses (1)....         --         --        2.1         --         --         2.1           2.1
                                           ---------  ---------  ---------  ---------  ---------  -----------       ------
Income from operations...................       38.4       42.3       81.4        8.8       22.2        94.8          98.9
Interest expense.........................        0.1        0.2       20.8         --        9.8        30.5          43.6
Other income.............................        1.6        2.0        0.5        0.7        0.7         0.5           0.5
Joint venture income (loss)..............         --         --        0.7         --         --         0.8           0.6
                                           ---------  ---------  ---------  ---------  ---------  -----------       ------
Income before income taxes...............       39.9       44.1       61.8        9.4       13.1        65.5          56.4
Provision for income taxes...............       15.1       16.2       24.5        3.4        5.7        26.9          24.4
                                           ---------  ---------  ---------  ---------  ---------  -----------       ------
Net income...............................  $    24.8  $    27.9  $    37.3  $     6.1  $     7.4   $    38.7     $    32.0
                                           ---------  ---------  ---------  ---------  ---------  -----------       ------
                                           ---------  ---------  ---------  ---------  ---------  -----------       ------

OTHER FINANCIAL DATA:
EBITDA (2)...............................  $    47.2  $    54.1  $   103.6  $    12.3  $    30.4   $   121.7     $   130.2
Depreciation and amortization (3)........        5.8        7.9       17.8        2.2        7.0        22.6          27.8
Capital expenditures.....................       10.3       11.3       20.8        2.1       11.2        29.9          31.5

SELECTED RATIO DATA:
EBITDA/interest expense..................                                                                              3.0x
EBITDA less capital expenditures/interest
  expense................................                                                                              2.3x
Total debt/EBITDA........................                                                                              3.7x
Earnings/fixed charges (4)...............                                                                              2.3x

                                                                                                       AS ADJUSTED
                                                                                       AS OF              AS OF
                                                                                 JANUARY 31, 1999   JANUARY 31, 1999
                                                                                 -----------------  -----------------
                                                                                            (IN MILLIONS)
BALANCE SHEET DATA:
Working capital................................................................      $    71.9          $    71.9
Property, plant and equipment, net.............................................          186.3              186.3
Total assets...................................................................          825.9              829.2
Total debt.....................................................................          476.7              480.9
Shareholders' equity...........................................................          235.7              235.2

--------------------------

(1) Nonrecurring acquisition expenses in the third quarter of fiscal 1998 represents severance and relocation expenses related to the consolidation of our components sales and marketing functions, estimated costs associated with announced plant closures and consolidations and costs associated with the integration of our product lines.

(2) "EBITDA" consists of net income before interest expense, taxes, depreciation and amortization, minority interest and nonrecurring gains and expenses. EBITDA also excludes non-cash employer contributions to our 401(k) plan, which are made in shares of our common stock, as shown for each of the following periods (in millions):

Year ended October 31, 1996............................................................  $     1.4
Year ended October 31, 1997............................................................        2.0
Year ended October 31, 1998............................................................        2.2
Three months ended January 31, 1998....................................................        0.6
Three months ended January 31, 1999....................................................        1.0
Twelve months ended January 31, 1999...................................................        2.6
Pro forma as adjusted twelve months ended January 31, 1999.............................        2.6

    The amount shown for contributions for pro forma as adjusted twelve months ended January 31, 1999, does not include $1.3 million of cash employer contributions with respect to MBCI employees. On January 1, 1999, we began to make contributions for MBCI employees in shares of our common stock as required under our 401(k) plan.

    EBITDA is not a measure of financial performance under generally accepted accounting principles, but is presented here to provide additional information about operations. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as an indicator of operating performance or as a better measure of liquidity. EBITDA may not be comparable to similarly titled measures of other companies. You should read the financial statements in this prospectus for information regarding operating, investing and financing cash flow activities.

(3) Depreciation and amortization includes deferred financing costs, which are also included in interest expense, as shown for each of the following periods (in millions):

Year ended October 31, 1996...................................................         --
Year ended October 31, 1997...................................................         --
Year ended October 31, 1998...................................................  $     1.1
Three months ended January 31, 1998...........................................         --
Three months ended January 31, 1999...........................................        0.5
Twelve months ended January 31, 1999..........................................        1.6
Pro forma as adjusted twelve months ended January 31, 1999....................        2.4

(4) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest plus the portion of operating lease rental expense that represents the interest factor).

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER AND BEFORE MAKING AN INVESTMENT IN THE SERIES B NOTES. INVESTING IN OUR NOTES INVOLVES A HIGH DEGREE OF RISK. ANY OF THESE RISKS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION AND COULD RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT.

WE ARE SIGNIFICANTLY LEVERAGED AND MAY NOT BE ABLE TO SERVICE OR REFINANCE OUR
  DEBT

    As a result of the MBCI acquisition, we are significantly leveraged. This means we have a large amount of debt in relation to our shareholders' equity. The following table presents relevant financial information after giving pro forma effect to the MBCI acquisition and as adjusted to reflect completion of this offering (in millions):

                                                                                           PRO FORMA
                                                                                        AS ADJUSTED AT
                                                                                       JANUARY 31, 1999
                                                                                      -------------------
Total debt..........................................................................       $   480.9
Shareholders' equity................................................................       $   235.2

                                                                                           PRO FORMA
                                                                                          AS ADJUSTED
                                                                                         TWELVE MONTHS
                                                                                             ENDED
                                                                                       JANUARY 31, 1999
                                                                                      -------------------
Ratio of earnings to fixed charges..................................................            2.3x

    We may also incur additional debt from time to time to finance acquisitions or capital expenditures or for other purposes if we comply with the restrictions in our senior credit facility and the indenture governing our notes.

    Our significant degree of leverage may have important consequences to us, including the following:

    - Our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or additional financing may not be available on favorable terms.

    - We will need a substantial portion of our cash flow to pay the principal and interest on our debt, including debt that we may incur in the future.

    - Payments on our debt will reduce the funds that would otherwise be available for our operations and future business opportunities.

    - A substantial decrease in our net operating cash flows could make it difficult for us to meet our debt service requirements and force us to modify our operations.

    - We may be more leveraged than our competitors. This may place us at a competitive disadvantage.

    - We may be more vulnerable to a downturn in our business or the economy generally.

    - There would be a material adverse effect on our business and financial condition if we are unable to service our debt or obtain additional financing as needed.

    Our ability to pay principal and interest on our notes and to satisfy our other obligations will depend upon:

    - Our future financial and operating performance will be affected by prevailing economic conditions and financial, business and other factors, some of which are beyond our control.

    - The future availability of revolving credit borrowings under our senior credit facility or any successor facility. Future availability depends on, among other things, our complying with covenants and meeting specified borrowing base requirements.

    Our cash flow from operations and available borrowings under our senior credit facility may not be sufficient to service our debt, including our notes. If we cannot service our debt, we will be forced to take actions such as reducing or delaying acquisitions and/or capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We can give you no assurance that we can do any of these things on satisfactory terms or at all.

THE NOTES AND GUARANTEES ARE SUBORDINATE TO OUR OTHER DEBT; THE NOTES AND
  GUARANTEES ARE UNSECURED OBLIGATIONS

    Our notes and the guarantees are subordinated in right of payment to the prior payment in full in cash of all our and our subsidiary guarantors' existing and future senior debt. This includes all amounts owing under our senior credit facility. As of January 31, 1999, we had approximately $475.2 million of senior debt outstanding and we would have been able to borrow an additional $48.3 million under our five-year revolver. On an as adjusted basis after giving effect to the offering of the Series A notes and the application of our net proceeds, we would have had approximately $354.4 million of senior debt outstanding and we would have been able to borrow an additional $48.3 million under our five-year revolver and $20.8 million under our extendable facility. Therefore, if either we or our subsidiary guarantors went into a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our assets or the assets of our subsidiary guarantors, as the case may be, will be available to pay obligations on our notes only after the senior debt has been paid in full in cash. We can give you no assurance that there will be sufficient assets remaining to pay amounts due on our notes. In addition, all payments on our notes and the guarantees will be blocked in the event of a payment default on our senior debt and may be blocked for up to 179 of 365 consecutive days in the event of specified non-payment defaults on our senior debt.

    The indenture permits us and our restricted subsidiaries to incur additional senior debt, including debt under our senior credit facility. Debt under our senior credit facility, including guarantees of that debt by our domestic subsidiaries and our operating limited partnerships, is secured by the pledge of all capital stock, partnership interests and other equity interests of our subsidiaries. Other senior debt may be secured by our assets and our subsidiary guarantors' assets. Our notes and the guarantees will be unsecured and therefore will not have the benefit of any collateral. Accordingly, if either we or a subsidiary guarantor went into a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the lenders of our secured debt would have the right to foreclose upon their collateral to the exclusion of the holders of our notes. This would occur even if an event of default existed with respect to our notes. In this event, our ownership interests in our subsidiaries as well as any other of our assets or the assets of our subsidiary guarantors that had been pledged as collateral to secure our senior credit facility or other senior debt would first be used to repay in full in cash all amounts outstanding under the secured debt. This would result in all or a portion of our or our subsidiary guarantors' assets being unavailable to satisfy claims of holders of our notes and other unsecured debt.

WE MUST COMPLY WITH DEBT COVENANTS

    We must comply with operating and financing restrictions in our senior credit facility and the indenture. We may also have similar restrictions with any future debt. These restrictions affect, and in many respects limit or prohibit our ability to:

    - incur additional indebtedness;

    - make restricted payments, including dividends or other distributions;

    - incur liens;

    - make investments, including joint venture investments;

    - sell assets;

    - merge or consolidate with or into other companies or sell substantially all our assets; and

    - enter into transactions with affiliates.

    Our senior credit facility also requires us to achieve specified financial and operating results and satisfy set financial tests governing our consolidated net worth and our leverage, fixed charge coverage and senior debt ratios. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise could restrict corporate activities. These restrictions could also adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that would be in our interest. Our inability to comply with these and other provisions of the senior credit facility could result in a default under the senior credit facility. The lenders under our senior credit facility could then elect to declare all amounts borrowed under the senior credit facility together with accrued interest to be due and payable, and we could be prohibited from making payments with respect to our notes until the default is cured or all debt under the senior credit facility is paid or satisfied in full. If we were unable to repay these borrowings, the senior credit facility lenders could proceed against their collateral. If the debt under the senior credit facility were accelerated, we cannot assure you that our assets would be sufficient to repay in full this debt and our other debt, including our notes. Any default under our senior debt could have a material adverse effect on the market value of our notes.

    If we have a change of control under our senior credit facility, it may accelerate the amounts due under our senior credit facility, which could have a material adverse affect on the holders of our notes.

OUR BUSINESSES ARE CYCLICAL

    The nonresidential construction industry is highly sensitive to national and regional economic conditions. From time to time, it has been adversely affected in various parts of the country by unfavorable economic conditions, low use of manufacturing capacity, high vacancy rates, changes in tax laws affecting the real estate industry, high interest rates and the unavailability of financing. Sales of our products may be adversely affected by weakness in demand for our products within particular customer groups, including builders of self-storage facilities, or a recession in the engineered building industry, the general construction industry or particular geographic regions. We cannot predict the timing or severity of future economic or industry downturns. Any economic downturn, particularly in states where many of our sales are made, could have a material adverse effect on our results of operations and financial condition. The markets for metal components, including overhead doors, self-storage buildings and metal home framing systems, are also highly sensitive to overall economic conditions, high interest rates and the availability of financing.

OUR BUSINESSES ARE SEASONAL

    The metal components and engineered building systems businesses, as well as the construction industry in general, are seasonal in nature. Sales normally are lower in the first calendar quarter of each year compared to the other three quarters because of unfavorable weather conditions for construction and typical business planning cycles affecting construction. This seasonality adversely affects our results of operations for the first two fiscal quarters. Prolonged severe winter weather conditions can delay construction projects and otherwise adversely affect our business.

SUPPLY AND DEMAND FOR STEEL MAY AFFECT OUR BUSINESS

    Our principal raw material is steel. We do not have any long-term contracts for the purchase of steel. During fiscal 1998, we purchased almost 80% of our steel requirements from National Steel Corporation and Bethlehem Steel Corporation. We do not maintain an inventory of steel in excess of our current production requirements. We can give you no assurance that steel will remain available or that prices will remain stable. The steel industry is highly cyclical in nature, and steel prices are influenced by numerous factors beyond our control. These factors include general economic conditions, competition, labor costs, import duties and other trade restrictions. Furthermore, a prolonged labor strike against one or more of our principal domestic suppliers could have a material adverse effect on our operations. If the available supply of steel declines or if one or more of our current suppliers is unable for any reason to meet our requirements, we could experience price increases, a deterioration of service from our suppliers or interruptions or delays that may cause us not to meet delivery schedules to our customers. Any of these problems could adversely affect our results of operations and financial condition.

WE ARE DEPENDENT ON KEY PERSONNEL

    We are dependent on the continued services of our senior management team. Our senior management team has an average of over 20 years of industry experience, with our three top executives averaging 35 years. The loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

OUR BUSINESSES ARE HIGHLY COMPETITIVE

    Competition in the metal components and metal buildings markets of the building industry is intense. It is based primarily on:

    - price

    - speed of construction

    - ability to provide added value in the design and engineering of buildings

    - service

    - quality

    - delivery

    We compete with a number of other manufacturers of metal components and engineered building systems ranging from small local firms to large national firms. In addition, we and other manufacturers of metal components and engineered building systems compete with alternative methods of building construction. These alternative building methods may be perceived as more traditional, more aesthetically pleasing or having other advantages.

ACQUISITIONS MAY HAVE SHORT-TERM ADVERSE EFFECTS ON OUR OPERATIONS

    One element of our growth strategy is to pursue strategic acquisitions that either expand or complement our business. We may not be able to integrate successfully an acquired business into our business or operate profitably any business we may acquire. Acquisitions involve a number of special risks. They divert management's attention to the integration of the operations and personnel of the acquired companies. They may also have adverse short-term effects on our operating results. We may have difficulty integrating our financial reporting and other management systems in connection with acquisitions.

WE HAVE POTENTIAL EXPOSURE TO ENVIRONMENTAL LIABILITIES

    We must comply with federal, state and local laws and regulations governing the protection of the environment. These laws and regulations cover air emissions, discharges to water, the management of wastes and hazardous substances, the cleanup of contamination and the control of noise and odors. We may incur significant fines or penalties if we fail to comply with these environmental requirements. In some circumstances, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be held liable for the cost to investigate or clean up hazardous substances on or under the property. We may incur liability, including liability for cleanup costs, if contamination is discovered at one of our facilities or at a landfill or other location where we have disposed of wastes. Because environmental requirements are becoming increasingly stringent, our expenditures for environmental compliance may increase and we may incur material costs associated with environmental compliance in the future. From time to time, claims have been made against us under environmental laws or regulations.

WE MAY BE ADVERSELY AFFECTED IF OUR INFORMATION SYSTEMS ARE NOT ABLE TO
  RECOGNIZE THE YEAR 2000

    We use software and related technologies throughout our businesses that will be affected by the year 2000 issue. The year 2000 issue relates to information systems and computer software programs being unable to properly recognize and process date-sensitive information as the year 2000 approaches. We have implemented a year 2000 plan in an attempt to ensure that our computer systems and applications will function properly for years beyond 1999. We are carrying out our plan as part of an overall upgrade of our management information systems. We cannot assure you that the plan will be completed successfully or on a timely basis. We have no separate budget for year 2000 compliance. As our MIS upgrade is carried out, we may identify assets that present a risk of year 2000-related disruption. We do not have a contingency plan with respect to the year 2000 issue if the MIS upgrade is not completed or is delayed beyond the end of 1999. We are discussing with our vendors and customers the possibility of any year 2000 interface difficulties that may affect us, but the ability of third parties with whom we transact business to address adequately their year 2000 issue is outside our control. Our failure, or the failure of our vendors or our customers, to have year 2000 compliant systems in place could have a material adverse effect on our financial condition and results of operations.

WE MAY NOT BE ABLE TO REPURCHASE OUR NOTES UPON A CHANGE OF CONTROL

    Upon a change of control under the indenture, we must give holders of our notes the opportunity to sell us their notes at 101% of their principal amount plus accrued interest, if any, to the date of purchase. The source of funds for any purchase will be our available cash or cash generated from operations or other sources, including borrowings or sales of assets or equity. However, we may not have sufficient funds at the time of any change of control to make any required repurchases of notes tendered. In addition, restrictions in our senior credit facility or in any future debt may not permit us to make the required repurchases.

    The change of control provision in the indenture may not necessarily afford holders of notes protection if we have a highly leveraged transaction. This type of transaction includes a reorganization, restructuring, merger or other similar transaction involving us that may adversely affect the holders. A highly leveraged transaction may not involve a change in voting power or beneficial ownership, or, even if it does, may not involve a change of the magnitude required under the definition of change of control in the indenture to trigger those provisions. Except as described under "Description of Registered Notes--Change of Control," the indenture does not contain provisions that permit the holders of the Notes to require us to repurchase or redeem our notes if a takeover, recapitalization or similar transaction occurs.

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE SERIES B
  NOTES

    Before this exchange offer, there was no public market for the Series A notes. We have been informed by Warburg Dillon Read LLC that it intends to continue to make a market in the Series B notes after the exchange offer is completed. Warburg Dillon Read LLC may, however, cease its market-making at any time. In addition, the liquidity of the trading market in the Series B notes, and the market price quoted for the Series B notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the Series B notes. We do not intend to apply for listing or quotation of the Series B notes on any securities exchange or stock market. To the extent that Series A notes are tendered and accepted in the exchange offer, the market for the remaining untendered Series A notes among investors qualified to purchase and sell those notes could be adversely affected.

THE SERIES A NOTES WILL CONTINUE TO BE SUBJECT TO TRANSFER RESTRICTIONS IF YOU
  DO NOT EXCHANGE THEM IN THE EXCHANGE OFFER

    If you do not exchange your Series A notes for Series B notes in the exchange offer, the Series A notes will continue to be subject to the restrictions on transfer described in the legend on the Series A notes. The restrictions on transfer of the Series A notes exist because we issued the Series A notes based upon exemptions to the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the currently outstanding Series A notes if they are registered under the Securities Act and applicable state securities laws or are offered and sold under an exemption from these registration requirements. We do not intend to register the currently outstanding Series A notes under the Securities Act.

FRAUDULENT CONVEYANCE STATUTES MAY AFFECT OUR CREDITORS

    We used the net proceeds from the initial offering of the Series A notes to repay borrowings of $120.8 million under our senior credit facility. The obligations we incurred under the indenture and our notes and the obligations incurred by our subsidiary guarantors under the indenture and their guarantees may be reviewed under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or lawsuit commenced by or on behalf of our creditors and those of the subsidiary guarantors. Under these statutes, if a court were to find that, at the time we or our subsidiary guarantors incurred debt under our senior credit facility or at the time we issued our notes and our subsidiary guarantors issued the guarantees, we or a subsidiary guarantor:

    - incurred the debt with the intent of hindering, delaying or defrauding present or future creditors; or

    - received less than the reasonably equivalent value in consideration for incurring the debt; and:

      -- were engaged or about to engage in a business or transaction for which our or the subsidiary guarantor's assets constituted unreasonably small capital, or

      -- intended to incur, or did incur, or believed that we or the subsidiary guarantor would incur, debts beyond our or its ability to pay as they matured or became due;

    then, the court might:

    - subordinate our notes or the guarantee to our or the subsidiary guarantor's presently existing or future debt;

    - void the issuance of our notes or the guarantees and direct the repayment of any amounts paid under our notes or the guarantees to our creditors; or

    - take other actions that would be detrimental to holders of our notes and the guarantees.

    The measure of insolvency under fraudulent conveyance statutes will vary depending upon the law of the particular jurisdiction. However, we or a subsidiary guarantor generally would be considered insolvent at the time we or a subsidiary guarantor incurred debt under our senior credit facility, our notes or the guarantees if:

    - the fair market value or the fair salable value of our assets or the assets of the subsidiary guarantor were less than the amount required to pay our or the subsidiary guarantor's total existing debts and liabilities, including the probable liability on contingent liabilities, as they become absolute or mature; or

    - we or the subsidiary guarantor were incurring debts beyond our or its ability to pay as the debts mature.

    We cannot predict:

    - what standard a court would apply to determine whether we or a subsidiary guarantor were "insolvent" as of the date we or the subsidiary guarantor incurred debt under our senior credit facility or issued our notes or the guarantee, or that regardless of the method of valuation a court would determine that we or a subsidiary guarantor were insolvent on that date; or

    - whether a court would determine that the payments constituted fraudulent transfers on another ground.

    In determining our solvency at any point in time, we rely on various management valuations and estimates of future cash flow that necessarily involve a number of assumptions and choices of methodology. A court may not adopt the same assumptions and methodologies we have chosen or concur with our conclusion as to our solvency.

    If a court were to find that any component of the MBCI acquisition, including the incurrence of debt under our senior credit facility, constituted a fraudulent transfer, to the extent proceeds from this offering were used to refinance the senior debt, the court might find that we or a subsidiary guarantor did not receive fair consideration of reasonably equivalent value in consideration for incurring the debt represented by our notes and the guarantees.

    If a court voids our notes or any guarantee as a fraudulent conveyance or holds our notes or any guarantee unenforceable for any other reason, holders of our notes would cease to have any claim in respect of us or the related subsidiary guarantor. The holders would be our creditors or creditors of the subsidiary guarantors only to the extent obligations were not voided or held unenforceable. In this event, the claims of the holders of our notes against the issuers of an invalid guarantee, if any claims were allowed, would be subordinate to the prior payment of all liabilities and preferred stock claims of the subsidiary guarantor. If any claims were allowed, we can give you no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of our notes.

                              THE MBCI ACQUISITION

    In May 1998, we acquired all of the outstanding capital stock of Amatek from BTR Australia Limited, an indirect wholly owned subsidiary of BTR plc, for a purchase price of $588.5 million, including cash of $550.0 million. At the time of the MBCI acquisition, Amatek had no operations other than MBCI. In connection with the MBCI acquisition, we also issued 1,400,000 unregistered shares of our common stock at the closing to officers and employees of MBCI in exchange for their future interests in MBCI's senior management incentive plan. The issued common stock had an approximate fair market value of $32.2 million at the time of the MBCI acquisition.

    We financed the MBCI acquisition by obtaining a new senior credit facility from a syndicate of lenders. Our senior credit facility originally consisted of a $200.0 million five-year revolver, a $200.0 million five-year term loan facility and a $200.0 million extendable facility. During fiscal 1998, we repaid approximately $65.0 million of this debt and reduced our senior credit facility to $540.0 million to better reflect our future needs. After the initial offering of the Series A notes, we reduced our senior credit facility to a $440.0 million facility to reflect the paydown of the extendable facility. Borrowings under our senior credit facility may be used for working capital and other general corporate purposes.

    The following table sets forth the cash sources and uses of funds, including transaction costs, for the MBCI acquisition and the cost of the common stock issued to MBCI officers and employees:

               SOURCES OF FUNDS
-----------------------------------------------
           (IN MILLIONS)
Cash................................  $    16.3
Senior credit facility:
  Five-year revolver................      140.0
  Term loan.........................      200.0
  Extendable facility...............      200.0
Issuance of common stock(b).........       32.2
                                      ---------
Total...............................  $   588.5
                                      ---------
                                      ---------

                 USES OF FUNDS
-----------------------------------------------

Cash purchase price.................  $   550.0
Estimated transaction costs(a)......        6.3
Issuance of common stock(b).........       32.2

                                      ---------
Total...............................  $   588.5
                                      ---------
                                      ---------

------------------------

(a) Excludes $10.8 million in financing costs that were also paid in cash.

(b) Represents approximate fair market value at the time of the MBCI acquisition of 1,400,000 unregistered shares of our common stock.

                                USE OF PROCEEDS

    We will not receive any cash proceeds from the issuance of the Series B notes. In consideration for issuing the Series B notes as described in this prospectus, we will receive in exchange Series A notes in the same principal amount. The Series A notes will be canceled and we will have no increase in our indebtedness as a result of the exchange.

    The net proceeds from the initial offering of the Series A notes, after deducting discounts and commissions to the initial purchasers and estimated expenses of that offering, were approximately $120.8 million. We used the net proceeds to repay borrowings under our extendable facility. After the application of the net proceeds of the initial offering of the Series A notes, we decreased the extendable facility to a $40.0 million facility.

    We currently have outstanding $39.2 million under the extendable facility and have the ability to borrow an additional $0.8 million under the extendable facility. The extendable facility had an original maturity date of May 3, 1999, which was extended to May 1, 2000 with respect to all of these borrowings. If the extended portion of the extendable facility is not repaid by us on or before May 1, 2000 or further extended by the lenders, we have the option to convert it to a three-year term note on the same terms. The three-year term note would be due and payable at the end of the term of the note, but in no event later than July 1, 2003. The extendable facility currently bears interest at LIBOR plus 1.75%.

                                 CAPITALIZATION

    The following table sets forth our capitalization at January 31, 1999, and as adjusted as of January 31, 1999 to reflect the original sale of the Series A notes and the application of the net proceeds from that sale. You should read this table with "Use of Proceeds" and our and Amatek's financial statements included in this prospectus.

                                                                                                JANUARY 31, 1999
                                                                                             ----------------------
                                                                                              ACTUAL    AS ADJUSTED
                                                                                             ---------  -----------
                                                                                                 (IN MILLIONS)
Total debt, including current portion:
Senior credit facility:
  Five-year revolver (1)...................................................................  $   150.0   $   150.0
  Term loan................................................................................      185.0       185.0
  Extendable facility (2)..................................................................      140.0        19.2
Senior subordinated notes..................................................................         --       125.0
Other debt.................................................................................        1.7         1.7
                                                                                             ---------  -----------
    Total debt, including current portion..................................................      476.7       480.9
                                                                                             ---------  -----------
Shareholders' equity:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; no shares outstanding.......         --          --
Common stock, $0.01 par value; 50,000,000 shares authorized; 18,363,310 issued and
  outstanding..............................................................................        0.2         0.2
Additional paid-in capital.................................................................       94.1        94.1
Retained earnings(3).......................................................................      141.4       140.9
                                                                                             ---------  -----------
  Total shareholders' equity...............................................................      235.7       235.2
                                                                                             ---------  -----------
  Total capitalization.....................................................................  $   712.4   $   716.1
                                                                                             ---------  -----------
                                                                                             ---------  -----------

------------------------------

(1) The five-year revolver is a $200.0 million facility and was fully drawable as of January 31, 1999. At January 31, 1999, we could have borrowed an additional $48.3 million on an actual and as adjusted basis under the five-year revolver.

(2) The extendable facility is a $140.0 million facility and was fully drawn on January 31, 1999. At January 31, 1999, we had no additional availability on an actual basis and could have borrowed an additional $20.8 million on an as adjusted basis under the extendable facility.

(3) Retained earnings as adjusted reflects costs of $0.5 million in connection with the early extinguishment of a portion of the extendable facility.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following Unaudited Pro Forma Condensed Combined Financial Statements are based on our and Amatek's historical consolidated financial statements included in this prospectus. Amatek was acquired on May 4, 1998. After the acquisition date, its results of operations are included in our historical consolidated financial statements. Our fiscal year ends on October 31. Amatek had a fiscal year ended December 31.

    The Unaudited Pro Forma Condensed Combined Statements of Income for the year ended October 31, 1998 and the 12-month period ended January 31, 1999, give effect to the MBCI acquisition as if it had occurred on November 1, 1997. The Unaudited Pro Forma Condensed Combined Statement of Income for the fiscal year ended October 31, 1998 combines our results of operations for the fiscal year ended October 31, 1998 with Amatek's results for the six months ended March 31, 1998. The Unaudited Pro Forma Condensed Combined Statement of Income for the three months ended January 31, 1998 combines our results of operations for the three months ended January 31, 1998 with Amatek's results for the three months ended December 31, 1997. The Unaudited Pro Forma Condensed Combined Statement of Income for the 12 months ended January 31, 1999 combines our results of operations for the 12 months ended January 31, 1999 with Amatek's results for the three months ended March 31, 1998.

    The Unaudited Pro Forma Condensed Combined Statements of Income also give effect to this offering and the application of the net proceeds from the initial offering of the Series A notes as of November 1, 1997.

    The unaudited pro forma adjustments are based upon available information and upon assumptions and estimates that we believe are reasonable. We accounted for the MBCI acquisition using the purchase method of accounting.

    The pro forma financial statements do not purport to represent what our financial position or results of operations actually would have been had the MBCI acquisition actually occurred on November 1, 1997 or to project our financial position or results of operation for any future date or period. Furthermore, the pro forma financial statements do not reflect changes that may occur as the result of post-acquisition activities and other matters.

                           NCI BUILDING SYSTEMS, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      TWELVE MONTHS ENDED OCTOBER 31, 1998

                                                  HISTORICAL
                                          ---------------------------
                                             TWELVE          SIX
                                          MONTHS ENDED   MONTHS ENDED
                                          OCTOBER 31,     MARCH 31,
                                              1998           1998        PRO FORMA        PRO
                                          ------------   ------------   ACQUISITION      FORMA       OFFERING        PRO FORMA
                                              NCI         AMATEK(A)     ADJUSTMENTS     COMBINED    ADJUSTMENTS     AS ADJUSTED
                                          ------------   ------------   -----------     --------    -----------     -----------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales...................................    $675,331       $195,695      $     --       $871,026      $    --        $871,026
Cost of sales...........................     497,862        153,306            --        651,168           --         651,168
                                          ------------   ------------   -----------     --------    -----------     -----------
Gross profit............................     177,469         42,389            --        219,858           --         219,858
Operating expenses......................      94,040         19,458         4,868(B)     116,513           --         116,513
                                                                           (1,853)(B)
Nonrecurring acquisition expenses.......       2,060             --            --          2,060           --           2,060
                                          ------------   ------------   -----------     --------    -----------     -----------
Income from operations..................      81,369         22,931        (3,015)       101,285           --         101,285
Equity income in joint venture..........         737             14            --            751           --             751
Nonrecurring gain.......................          --          3,284            --          3,284                        3,284
Interest expense........................     (20,756)            --       (20,257)(C)    (42,095)      (2,261)(D)     (44,558)
                                                                           (1,082)(C)                    (202)(D)
Other income............................         499            761          (408)(E)        852           --             852
                                          ------------   ------------   -----------     --------    -----------     -----------
Income before taxes.....................      61,849         26,990       (24,762)        64,077       (2,463)         61,614
Provision for income taxes..............      24,531          9,764        (7,361)(F)     26,934         (911)(F)      26,023
                                          ------------   ------------   -----------     --------    -----------     -----------
Net income(1)...........................    $ 37,318       $ 17,226      $(17,401)      $ 37,143      $(1,552)       $ 35,591
                                          ------------   ------------   -----------     --------    -----------     -----------
                                          ------------   ------------   -----------     --------    -----------     -----------
Net income per share:
  Basic.................................    $   2.17             --            --       $   2.07           --        $   1.99
                                          ------------                                  --------                    -----------
                                          ------------                                  --------                    -----------
  Diluted...............................    $   2.05             --            --       $   1.97           --        $   1.89
                                          ------------                                  --------                    -----------
                                          ------------                                  --------                    -----------
Weighted average number of common
  shares:
  Basic.................................      17,212             --           700(G)      17,912           --          17,912
  Diluted...............................      18,192             --           700(G)      18,892           --          18,892
EBITDA(2)...............................     103,600         27,518         1,445        132,563           --         132,563
Depreciation and amortization(3)........      17,818          3,812         5,950         27,580          202          27,782
Capital expenditures....................      20,834         10,497            --         31,331           --          31,331

------------------------------

(1) Excludes cost of $0.5 million in connection with the early extinguishment of a portion of the extendable facility.

(2) "EBITDA" consists of net income before interest expense, taxes, depreciation and amortization, minority interest and nonrecurring gains and expenses. For the period shown, EBITDA also excludes non-cash employer contributions of $2.2 million to our 401(k) plan, which we made in shares of our common stock. EBITDA is not a measure of financial performance under generally accepted accounting principles, but is presented here to provide additional information about operations. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as an indicator of operating performance or as a better measure of liquidity. EBITDA may not be comparable to similarly titled measures of other companies. You should read the financial statements in this prospectus for information regarding operating, investing and financing cash flow activities.

(3) Depreciation and amortization includes deferred financing costs, which are also included in interest expense, of $1.1 million for the twelve months ended October 31, 1998 and $2.4 million on a pro forma as adjusted basis.

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                           NCI BUILDING SYSTEMS, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      THREE MONTHS ENDED JANUARY 31, 1998

                                                  HISTORICAL
                                          ---------------------------
                                             THREE          THREE
                                          MONTHS ENDED   MONTHS ENDED
                                          JANUARY 31,    DECEMBER 31,
                                              1998           1997        PRO FORMA        PRO
                                          ------------   ------------   ACQUISITION      FORMA       OFFERING        PRO FORMA
                                              NCI         AMATEK(A)     ADJUSTMENTS     COMBINED    ADJUSTMENTS     AS ADJUSTED
                                          ------------   ------------   -----------     --------    -----------     -----------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales...................................    $ 97,323       $111,523      $     --       $208,846      $   --         $208,846
Cost of sales...........................      71,886         84,442            --        156,328          --          156,328
                                          ------------   ------------   -----------     --------    -----------     -----------
Gross profit............................      25,437         27,081            --         52,518          --           52,518
Operating expenses......................      16,641          9,828         2,434(B)      27,909          --           27,909
                                                                             (994)(B)
                                          ------------   ------------   -----------     --------    -----------     -----------
Income from operations..................       8,796         17,253        (1,440)        24,609          --           24,609
Equity income in joint venture..........          --            175            --            175          --              175
Nonrecurring gain.......................          --          3,284            --          3,284          --            3,284
Interest expense........................         (47)            --       (10,128)(C)    (10,716)       (565)(D)      (11,332)
                                                                             (541)(C)                    (51)(D)
Other income............................         699            494          (204)(E)        989          --              989
                                          ------------   ------------   -----------     --------    -----------     -----------
Income before taxes.....................       9,448         21,206       (12,313)        18,341        (616)          17,725
Provision for income taxes..............       3,396          7,569        (3,655)(F)      7,310        (228)(F)        7,082
                                          ------------   ------------   -----------     --------    -----------     -----------
Net income(1)...........................    $  6,052       $ 13,636      $ (8,658)      $ 11,030      $ (388)        $ 10,643
                                          ------------   ------------   -----------     --------    -----------     -----------
                                          ------------   ------------   -----------     --------    -----------     -----------
Net income per share:
  Basic.................................    $    .37             --            --       $    .62          --         $    .60
                                          ------------                                  --------                    -----------
                                          ------------                                  --------                    -----------
  Diluted...............................    $    .35             --            --       $    .59          --         $    .57
                                          ------------                                  --------                    -----------
                                          ------------                                  --------                    -----------
Weighted average number of common
  shares:
  Basic.................................      16,325             --         1,400(G)      17,725          --           17,725
  Diluted...............................      17,286             --         1,400(G)      18,686          --           18,686
EBITDA(2)...............................      12,267         19,715           790         32,772          --           32,772
Depreciation and amortization(3)........       2,205          1,793         2,975          6,973          51            7,024
Capital expenditures....................       2,135          8,851            --         10,986          --           10,986

------------------------------

(1) Excludes cost of $0.5 million in connection with the early extinguishment of a portion of the extendable facility.

(2) "EBITDA" consists of net income before interest expense, taxes, depreciation and amortization, minority interest and nonrecurring gains and expenses. For the period shown, EBITDA also excludes non-cash employer contributions of $0.6 million to our 401(k) plan, which we made in shares of our common stock. EBITDA is not a measure of financial performance under generally accepted accounting principles, but is presented here to provide additional information about operations. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as an indicator of operating performance or as a better measure of liquidity. EBITDA may not be comparable to similarly titled measures of other companies. You should read the financial statements in this prospectus for information regarding operating, investing and financing cash flow activities.

(3) Depreciation and amortization includes deferred financing costs, which are also included in interest expense, of $0.6 million on a pro forma as adjusted basis.

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                           NCI BUILDING SYSTEMS, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      TWELVE MONTHS ENDED JANUARY 31, 1999

                                                  HISTORICAL
                                          ---------------------------
                                             TWELVE         THREE
                                          MONTHS ENDED   MONTHS ENDED
                                          JANUARY 31,     MARCH 31,
                                              1999           1998        PRO FORMA        PRO
                                          ------------   ------------   ACQUISITION      FORMA       OFFERING        PRO FORMA
                                              NCI         AMATEK(A)     ADJUSTMENTS     COMBINED    ADJUSTMENTS     AS ADJUSTED
                                          ------------   ------------   -----------     --------    -----------     -----------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales...................................    $792,355       $ 84,172      $     --       $876,527      $    --        $876,527
Cost of sales...........................     586,046         68,864            --        654,910           --         654,910
                                          ------------   ------------   -----------     --------    -----------     -----------
Gross profit............................     206,309         15,308            --        221,617           --         221,617
Operating expenses......................     109,469          9,598         2,434(B)     120,673           --         120,673
                                                                             (828)(B)
Nonrecurring acquisition expenses.......       2,060             --            --          2,060           --           2,060
                                          ------------   ------------   -----------     --------    -----------     -----------
Income from operations..................      94,780          5,710        (1,606)        98,884           --          98,884
Equity income in joint venture..........         757           (161)           --            596           --             596
Interest expense........................     (30,460)            --       (10,128)(C)    (41,129)      (2,261)(D)     (43,592)
                                                                             (541)(C)                    (202)(D)
Other income............................         470            267          (204)(E)        533           --             533
                                          ------------   ------------   -----------     --------    -----------     -----------
Income before taxes.....................      65,547          5,816       (12,479)        58,884       (2,463)         56,421
Provision for income taxes..............      26,856          2,206        (3,716)(F)     25,346         (911)(F)      24,435
                                          ------------   ------------   -----------     --------    -----------     -----------
Net income(1)...........................    $ 38,691       $  3,610      $ (8,763)      $ 33,538      $(1,552)       $ 31,986
                                          ------------   ------------   -----------     --------    -----------     -----------
                                          ------------   ------------   -----------     --------    -----------     -----------
Net income per share:
  Basic.................................    $   2.19             --            --       $   1.86           --        $   1.77
                                          ------------                                  --------                    -----------
                                          ------------                                  --------                    -----------
  Diluted...............................    $   2.08             --            --       $   1.77           --        $   1.69
                                          ------------                                  --------                    -----------
                                          ------------                                  --------                    -----------
Weighted average number of common
  shares:
  Basic.................................      17,673             --           350(G)      18,023           --          18,023
  Diluted...............................      18,645             --           350(G)      18,995           --          18,995

EBITDA(2)...............................     121,701          7,835           624        130,160           --         130,160
Depreciation and amortization(3)........      22,647          2,019         2,975         27,641          202          27,843
Capital expenditures....................      29,864          1,646            --         31,510           --          31,510

------------------------------

(1) Excludes cost of $0.5 million in connection with the early extinguishment of a portion of the extendable facility.

(2) "EBITDA" consists of net income before interest expense, taxes, depreciation and amortization, minority interest and nonrecurring gains and expenses. For the period shown, EBITDA also excludes non-cash employer contributions of $2.6 million to our 401(k) plan, which we made in shares of our common stock. EBITDA is not a measure of financial performance under generally accepted accounting principles, but is presented here to provide additional information about operations. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as an indicator of operating performance or as a better measure of liquidity. EBITDA may not be comparable to similarly titled measures of other companies. You should read the financial statements in this prospectus for information regarding operating, investing and financing cash flow activities.

(3) Our depreciation and amortization for the period shown includes deferred financing costs, which are also included in interest expense, of $1.6 million for the twelve months ended January 31, 1999 and $2.4 million on a pro forma as adjusted basis.

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                           NCI BUILDING SYSTEMS, INC.
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

BASIS OF PRESENTATION--The Unaudited Pro Forma Condensed Combined Financial Statements are presented to give pro forma effect to our acquisition of Amatek.

We have used the purchase method of accounting in preparing the Unaudited Pro Forma Condensed Combined Financial Statements with respect to our acquisition of Amatek. The Unaudited Pro Forma Condensed Combined Statement of Income for the fiscal year ended October 31, 1998 combines our results of operations for the fiscal year ended October 31, 1998 with Amatek's results for the six months ended March 31, 1998. The Unaudited Pro Forma Condensed Combined Statement of Income for the three months ended January 31, 1998 combines our results of operations for the three months ended January 31, 1998 with Amatek's results for the three months ended December 31, 1997. The Unaudited Pro Forma Condensed Combined Statement of Income for the 12 months ended January 31, 1999 combines our results of operations for the 12 months ended January 31, 1999 with Amatek's results for the three months ended March 31, 1998. Amatek's results of operations for the three months ended March 31, 1998 have been restated to reflect adjustments to revenues and cost of sales of $2.7 million (related to customer credit memos) and $1.0 million (related to an inventory write-off of scrap metal), respectively, which were expensed by Amatek in April 1998. The Unaudited Pro Forma Condensed Combined Statements of Income give effect to the Amatek acquisition as if it had occurred on November 1, 1997.

(A) Due to the different fiscal year ends of us and Amatek as discussed above, Amatek's results of operations for the three months ended December 31, 1997 are included in both the Unaudited Pro Forma Condensed Combined Statements of Income for the three months ended January 31, 1998 and fiscal year ended October 31, 1998, and Amatek's results of operations for the month ended April 30, 1998 are excluded from the Unaudited Pro Forma Condensed Combined Statements of Income for the 12 months ended October 31, 1998 and the 12 months ended January 31, 1999. Amatek's revenues and net income for the three months ended December 31, 1997 were $111.5 million and $13.6 million, respectively, which includes a nonrecurring pre-tax gain of $3.3 million from insurance recoveries related to a plant fire. Amatek's revenues and net loss for the month ended April 30, 1998 were $37.2 million and $4.0 million, respectively, which net loss includes a nonrecurring pre-tax charge of $8.6 million related to the acquisition for payments to Amatek management required due to the change in control of Amatek.

(B) To record additional amortization expense associated with the goodwill generated from the Amatek acquisition (assigned useful life of 40 years), offset by elimination of a management incentive charge incurred by Amatek on a historical basis.

(C) To record additional interest expense and amortization of debt issuance costs related to debt incurred in connection with the acquisition of Amatek.

(D) To give effect to the issuance of the Series A notes and the application of the net proceeds of the initial offering of the Series A notes to repay a portion of the outstanding principal of the extendable facility. Assumes net proceeds from this offering of $120.8 million and $0.2 million of net additional deferred financing cost amortization.

(E) To eliminate daily cash investment interest income for the portion of our excess cash utilized for the acquisition.

(F) To record the tax effect on the pro forma adjustments.

(G) To reflect the purchase of Amatek for consideration of $550.0 million in cash plus 1,400,000 shares of our common stock valued at $32.2 million issued to Amatek employees to replace the management incentive plan in place at Amatek. In addition, there were $6.3 million in transaction costs, which does not include $10.8 million in financing costs that were also paid in cash. Goodwill has been calculated as follows:

Purchase price:
  Cash............................................................  $ 550,000
  Equity issued...................................................     32,200
Transaction costs.................................................      6,300
Less: Net assets acquired.........................................    199,000
                                                                    ---------
Goodwill..........................................................  $ 389,500

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

NCI

    The selected historical consolidated financial information presented below for, and as of the end of, each of the years in the five-year period ended October 31, 1998, is derived from our audited consolidated financial statements. The selected historical consolidated financial information for, and as of the end of, the three months ended January 31, 1998 and 1999, is derived from our unaudited consolidated financial statements. In our opinion, the unaudited results of operations for, and as of the end of, the interim periods, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information. The unaudited consolidated results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full fiscal year. The selected historical financial information is not necessarily indicative of the future results of operations. This financial information should be read along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements included in this prospectus.

                                                                                        THREE MONTHS
                                                                                           ENDED
                                                       YEAR ENDED OCTOBER 31,           JANUARY 31,
                                               --------------------------------------  --------------
                                                1994    1995    1996    1997    1998    1998    1999
                                               ------  ------  ------  ------  ------  ------  ------
                                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Sales........................................  $167.8  $234.2  $332.9  $407.8  $675.3  $ 97.3  $214.3
Cost of sales................................   124.1   169.8   241.4   299.4   497.9    71.9   160.1
                                               ------  ------  ------  ------  ------  ------  ------
Gross profit.................................    43.6    64.4    91.5   108.3   177.5    25.4    54.3
Operating expenses...........................    28.2    38.1    53.1    66.1    94.0    16.6    32.1
Nonrecurring acquisition expenses(1).........      --      --      --      --     2.1      --      --
                                               ------  ------  ------  ------  ------  ------  ------
Income from operations.......................    15.4    26.3    38.4    42.3    81.4     8.8    22.2
Interest expense.............................     0.1     0.1     0.1     0.2    20.8      --     9.8
Other income.................................     0.6     0.8     1.6     2.0     0.5     0.7     0.7
Joint venture income.........................      --      --      --      --     0.7      --      --
                                               ------  ------  ------  ------  ------  ------  ------
Income before income taxes...................    16.0    27.1    39.9    44.1    61.8     9.4    13.1
Provision for income taxes...................     5.7    10.0    15.1    16.2    24.5     3.4     5.7
                                               ------  ------  ------  ------  ------  ------  ------
Net income...................................  $ 10.3  $ 17.0  $ 24.8  $ 27.9  $ 37.3  $  6.1  $  7.4
                                               ------  ------  ------  ------  ------  ------  ------
                                               ------  ------  ------  ------  ------  ------  ------
Net income per share:
  Basic......................................  $ 0.82  $ 1.36  $ 1.60  $ 1.73  $ 2.17  $  .37  $  .41
                                               ------  ------  ------  ------  ------  ------  ------
                                               ------  ------  ------  ------  ------  ------  ------
  Diluted....................................  $ 0.77  $ 1.26  $ 1.51  $ 1.64  $ 2.05  $  .35  $  .39
                                               ------  ------  ------  ------  ------  ------  ------
                                               ------  ------  ------  ------  ------  ------  ------
Weighted average number of common shares:
  Basic......................................    12.4    12.5    15.5    16.1    17.2    16.3    18.2
  Diluted....................................    13.4    13.5    16.5    17.1    18.2    17.3    19.1

OTHER FINANCIAL DATA:
EBITDA(2)....................................  $ 19.0  $ 31.3  $ 47.2  $ 54.1  $103.6  $ 12.3  $ 30.4
Depreciation and amortization(3).............     2.2     3.2     5.8     7.9    17.8     2.2     7.0
Capital expenditures.........................     5.9     5.8    10.3    11.3    20.8     2.1    11.2

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital..............................  $ 16.9  $ 31.7  $ 52.0  $ 76.8  $ 58.4  $ 84.3  $ 71.9
Property, plant and equipment, net...........    22.2    25.6    42.8    51.2   179.5    51.7   186.3
Total assets.................................    63.4    83.1   158.3   196.3   823.5   193.4   825.9
Total debt...................................     0.4     0.4     1.8     1.7   475.8     4.3   476.7
Shareholders' equity.........................    39.7    57.7   116.2   147.8   223.6   156.0   235.7

--------------------------

(1) Nonrecurring acquisition expenses in the third quarter of fiscal 1998 represents severance and relocation expenses related to the consolidation of components sales and marketing functions, estimated costs associated with announced plant closures and consolidations and costs associated with the integration of product lines.

(2) "EBITDA" consists of net income before interest expense, taxes, depreciation and amortization, minority interest and nonrecurring gains and expenses. EBITDA also excludes non-cash employer contributions to our 401(k) plan, which are made in shares of our common stock, as shown for each of the following periods (in millions):

Year ended October 31, 1994.............................................................  $     0.7
Year ended October 31, 1995.............................................................        1.0
Year ended October 31, 1996.............................................................        1.4
Year ended October 31, 1997.............................................................        2.0
Year ended October 31, 1998.............................................................        2.2
Three months ended January 31, 1998.....................................................        0.6
Three months ended January 31, 1999.....................................................        1.0

    EBITDA is not a measure of financial performance under generally accepted accounting principles, but is presented here to provide additional information about operations. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as an indicator of operating performance or as a better measure of liquidity. EBITDA may not be comparable to similarly titled measures of other companies. You should read the financial statements in this prospectus for information regarding operating, investing and financing cash flow activities.

(3) Depreciation and amortization includes deferred financing costs, which are also included in interest expense, as shown for each of the following periods (in millions):

Year ended October 31, 1994.............................................................         --
Year ended October 31, 1995.............................................................         --
Year ended October 31, 1996.............................................................         --
Year ended October 31, 1997.............................................................         --
Year ended October 31, 1998.............................................................  $     1.1
Three months ended January 31, 1998.....................................................         --
Three months ended January 31, 1999.....................................................        0.5

MBCI

    The selected historical consolidated financial information presented below for, and as of the end of, each of the three years in the three-year period ended December 31, 1997, is derived from the audited consolidated financial statements of Amatek. The selected historical consolidated financial information for, and as of the end of, the two years ended December 31, 1994, and the three months ended March 31, 1997 and 1998, is derived from the unaudited consolidated financial statements of Amatek. In our opinion, the unaudited results of operations for, and as of the end of, the interim periods include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information. The unaudited consolidated results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full fiscal year. The selected historical financial information is not necessarily indicative of the future results of operations. This financial information should be read along with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations of MBCI" and Amatek's financial statements included in this prospectus.

                                                                                        THREE MONTHS
                                                                                           ENDED
                                                      YEAR ENDED DECEMBER 31,            MARCH 31,
                                               --------------------------------------  --------------
                                                1993    1994    1995    1996    1997    1997    1998
                                               ------  ------  ------  ------  ------  ------  ------
                                                                   (IN MILLIONS)
STATEMENT OF INCOME DATA:
Sales........................................  $226.5  $279.8  $315.7  $362.9  $408.0  $ 82.5  $ 84.2
Cost of sales................................   170.8   209.4   234.0   271.3   312.3    63.9    68.9
                                               ------  ------  ------  ------  ------  ------  ------

Gross profit.................................    55.7    70.4    81.7    91.6    95.6    18.6    15.3
Operating expenses...........................    20.7    24.8    24.9    29.7    36.6     8.5     9.6
                                               ------  ------  ------  ------  ------  ------  ------

Income from operations.......................    35.0    45.6    56.8    61.9    59.0    10.1     5.7
Interest income, net.........................     0.1     0.7     1.4     1.9     2.0     0.3     0.3
Equity in income (loss) of DOUBLECOTE........      --      --    (1.3)   (0.3)    0.1    (0.2)   (0.2)
Unusual/nonrecurring gain(1).................      --      --      --      --     3.3      --      --
                                               ------  ------  ------  ------  ------  ------  ------

Income before income taxes...................    35.1    46.3    56.9    63.5    64.3    10.2     5.8
Provision (benefit) for income taxes.........    14.5    20.5    23.0    24.9    24.6     4.1     2.2
                                               ------  ------  ------  ------  ------  ------  ------

Net income...................................  $ 20.6  $ 25.8  $ 33.9  $ 38.6  $ 39.7  $  6.1  $  3.6
                                               ------  ------  ------  ------  ------  ------  ------
                                               ------  ------  ------  ------  ------  ------  ------
OTHER FINANCIAL DATA:
EBITDA(2)....................................  $ 38.3  $ 49.9  $ 61.0  $ 69.0  $ 67.9  $ 11.8  $  7.8
Deprecation and amortization.................     3.2     3.4     4.1     5.5     6.8     1.6     2.0
Capital expenditures.........................     5.2    13.1    12.5    21.1    27.2     5.8     1.6

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital..............................  $ 20.4  $ 27.0  $ 28.0  $ 35.0  $ 72.3  $ 52.0  $ 76.1
Property, plant and equipment, net...........    44.9    54.7    63.2    84.7   104.1    89.0   104.0
Total assets.................................    96.6   137.8   166.9   220.5   249.8   210.7   243.2
Total debt...................................     0.0     0.0     0.0     0.0     0.0     0.0     0.0
Shareholders' equity.........................    66.4    93.7   126.5   165.0   204.8   171.1   208.4

--------------------------

(1) Unusual/nonrecurring gain reflects insurance recoveries for fire damage to Lubbock, Texas plant in 1997.

(2) "EBITDA" consists of net income before interest expense, taxes, depreciation and amortization, minority interest and nonrecurring gains and expenses. EBITDA is not a measure of financial performance under generally accepted accounting principles, but is presented here to provide additional information about operations. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as an indicator of operating performance or as a better measure of liquidity. EBITDA may not be comparable to similarly titled measures of other companies. You should read the financial statements in this prospectus for information regarding operating, investing and financing cash flow activities.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ ALONG WITH OUR AND AMATEK'S FINANCIAL STATEMENTS INCLUDED IN THIS PROSPECTUS.

    We are one of North America's largest integrated manufacturers of metal products for the building industry, with 39 manufacturing and distribution facilities located in 17 states and Mexico. We sell metal components and engineered building systems, offering one of the most extensive metal product lines in the building industry with well-recognized brand names. Our consolidated results of operations for the year ended October 31, 1998 reflect combined NCI and MBCI operations since May 4, 1998. Following completion of the MBCI acquisition, we immediately began integrating our and MBCI's operations by eliminating overlapping costs and consolidating our and MBCI's components operations, including sales and marketing functions. This consolidation has resulted in the closure of one plant and the reduction in operations at two other plants currently targeted for closure by the end of 1999. As a result of the MBCI acquisition, our product mix has shifted from engineered building systems to metal components. Components sales constituted approximately two-thirds of sales in fiscal 1998 as compared to approximately one-third of sales in fiscal 1997.

RESULTS OF OPERATIONS OF NCI

    The following table presents, as a percentage of sales, selected consolidated financial data for the periods indicated:

                                                                                                    THREE MONTHS ENDED
                                                                      YEAR ENDED OCTOBER 31,           JANUARY 31,
                                                                  -------------------------------  --------------------
                                                                    1996       1997       1998       1998       1999
                                                                  ---------  ---------  ---------  ---------  ---------
Sales...........................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of sales...................................................       72.5       73.4       73.7       73.9       74.7
                                                                  ---------  ---------  ---------  ---------  ---------
Gross profit....................................................       27.5       26.6       26.3       26.1       25.3
Operating expenses..............................................       16.0       16.3       13.9       17.1       14.9
Nonrecurring acquisition expenses...............................        0.0        0.0        0.3        0.0        0.0
                                                                  ---------  ---------  ---------  ---------  ---------
Income from operations..........................................       11.5       10.3       12.1        9.0       10.4
Interest expense................................................        0.0        0.0        3.1        0.0        4.6
Other income....................................................        0.5        0.5        0.2        0.7        0.3
                                                                  ---------  ---------  ---------  ---------  ---------
Income before income taxes......................................       12.0       10.8        9.2        9.7        6.1
Provision for income taxes......................................        4.5        4.0        3.6        3.5        2.6
                                                                  ---------  ---------  ---------  ---------  ---------
Net income......................................................        7.5%       6.8%       5.6%       6.2%       3.5%
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------

THREE MONTHS ENDED JANUARY 31, 1999 COMPARED TO THREE MONTHS ENDED JANUARY 31,
  1998

    Sales in the first quarter of fiscal 1999 increased by $117.0 million, or 120%, compared to the first quarter of fiscal 1998. Substantially all of this increase resulted from the inclusion of MBCI, which we acquired in May 1998, in the first quarter of fiscal 1999. Because we combined our component business with MBCI, consolidated our component sales and marketing personnel and transferred the operations of three of our manufacturing facilities to MBCI's manufacturing facilities shortly after the completion of the transaction, it is difficult to determine the exact impact on sales of the acquisition. We believe that our business grew approximately 10% in the first quarter of fiscal 1999. This internal growth resulted from expansion of our sales efforts and our authorized builder organization.

    Gross profit for the first quarter increased $28.8 million, or 113%, compared to the prior years' first quarter. Gross margin percentage declined from 26.1% last year to 25.3% in the first quarter of fiscal 1999. The increased mix of component sales versus building system sales accounted for this decline, since component gross margin percentage is lower than building systems gross margin percentage. This change resulted primarily from the acquisition of MBCI. Due to the integration of MBCI's component operations with our component operations after the acquisition, intercompany sales between units and the transfer of operational control of several manufacturing facilities, it is not possible to calculate the separate impact of MBCI on our gross margin percentage.

    Operating expenses, which consist of engineering, selling and administrative costs, increased $15.4 million, or 93%, in the first quarter of fiscal 1999 compared to the same period last year. As a percentage of sales, operating expenses were 14.9% compared to 17.1% a year ago. The dollar increase was primarily due to the inclusion of MBCI in the first quarter of fiscal 1999. As a percentage of sales, operating expenses declined due to the spread of the fixed cost element over the higher sales base and a lower level of operating expenses in component operations as compared to building systems operations.

    Interest expense increased by $9.7 million in the first quarter of fiscal 1999 which resulted from the funds borrowed to finance the MBCI acquisition in May 1998.

    Income before income taxes increased by $3.7 million, or 39%, as a result of the increased sales volume, and improved operating expense percentages offset by the increased interest expense for the period. As a percentage of sales, income before taxes was 6.1% in the first quarter of fiscal 1999 compared to 9.7% in the same quarter a year ago. The decline was primarily a result of the interest expense incurred in the first quarter of fiscal 1999.

    Provision for income taxes increased by 68.5% in the first quarter of fiscal 1999, reflecting an effective tax rate of 43.5% in the first quarter compared to 35.9% for the same period last year. The increase in effective tax rate resulted primarily from nondeductible amortization of goodwill associated with the MBCI acquisition and increases in state income taxes.

FISCAL 1998 COMPARED TO FISCAL 1997

    Sales in fiscal 1998 increased by $267.8 million, or 66%, compared to fiscal 1997. The MBCI acquisition on May 4, 1998 accounted for a substantial portion of this increase. It is difficult to determine the exact impact on sales of the MBCI acquisition. We believe that our business grew approximately 9% in fiscal 1998. This internal growth resulted from geographical expansion of our sales efforts and our authorized builder organization.

    Gross profit for fiscal 1998 increased by $69.1 million, or 64%, compared to fiscal 1997. Gross profit dollars increased at a slightly slower rate than sales because components typically have a lower gross profit percentage than building systems. This accounted for the slight decline in gross profit percent to 26.3% in fiscal 1998 from 26.6% in fiscal 1997. We believe that the internal growth of gross profit was similar to the sales increase mentioned above.

    Operating expenses include engineering, selling and general and administrative costs. Engineering expense is associated only with the sale of engineered building systems. This expense increased by $1.2 million, or 9%, in fiscal 1998 compared to fiscal 1997. This increase is in line with the growth of engineered building systems sales. Selling, general and administrative expenses increased $28.8 million, or 55%, in fiscal 1998 compared to fiscal 1997. These expenses grew at a slower rate than sales because the component business has a lower level of selling expense associated with it. As a result, the percentage of selling, general and administrative expenses to sales declined to 12.1% in fiscal 1998 from 13% in fiscal 1997.

    The nonrecurring acquisition expense of $2.1 million represented the one-time cost of severance and relocation expenses related to the consolidation of component sales and marketing functions, estimated costs associated with announced plant closures and consolidations and costs associated with the integration of product lines.

    Interest expense increased in fiscal 1998 to $20.8 million compared to $0.2 million in fiscal 1997 reflecting the cost of borrowed funds to finance the MBCI acquisition and the amortization of debt issuance costs related to those borrowings. On May 4, 1998, we borrowed $540.0 million to finance the MBCI acquisition and had outstanding total debt of $475.7 million at the end of October 1998. We entered into an interest rate swap agreement to fix the interest on $200.0 million ($192.5 million outstanding as of October 31, 1998) of this amount at 5.9% plus the applicable margin on borrowings which is currently 1.75%. The remainder of the debt bears interest at a floating rate.

    Joint venture income of $737,000 in fiscal 1998 primarily represents the 50% ownership in a coil coating plant which we acquired as part of the MBCI acquisition.

    Income before income taxes increased by $17.7 million, or 40%, in fiscal 1998. The increase was less than the sales increase as a result of the increase in interest expense, amortization of goodwill expense and the nonrecurring acquisition expenses.

    Provision for income taxes increased by 51% in fiscal 1998, reflecting an effective tax rate of 39.7% in fiscal 1998 compared to 36.8% in fiscal 1997. The increase in effective tax rate resulted primarily from nondeductible amortization of goodwill associated with the MBCI acquisition.

FISCAL 1997 COMPARED TO FISCAL 1996

    Sales in fiscal 1997 increased by $74.9 million, or 22%, compared to fiscal 1996. The acquisition of the facilities of Carlisle Engineered Metals in February 1997 and the inclusion of Mesco Metal Buildings Division for the whole fiscal year 1997 accounted for approximately $23.0 million of this increase. The remaining increase of approximately $50.0 million, or 15%, resulted from growth of sales in our door division due to geographic expansion, building systems sales growth due to increased builder recruitment and a full year's operation of our Atwater plant and growth in our components division.

    Gross profit increased by $16.8 million, or 18%, compared to fiscal 1996. Gross profit dollars increased at a slower rate than sales due to price competition earlier in the year, bad weather in the first half of 1997, which impacted plant efficiencies, and slightly higher raw material costs. In addition, growth in the component and door sales, which have lower gross margins than building systems, impacted gross profit. As a result, the gross profit percentage in 1997 declined from 27.5% to 26.6%.

    Operating expenses increased by $13.0 million, or 24%, compared to fiscal 1996. These expenses increased at a slightly higher rate than sales due to the additional expenses resulting from the acquisition of Carlisle Engineered Metals, additional sales expense to support the marketing of steel frame housing and continued geographic expansion of our sales and marketing effort.

    Interest expense increased $55,000 in fiscal 1997 as a result of the $1.5 million debenture issued in April 1996 being outstanding all of 1997. Other income, which consists primarily of interest income, increased by $413,000 in fiscal 1997. This increase was the result of a higher level of cash invested during the year.

    Income before income taxes increased by $4.2 million or 10.6%, in fiscal 1997. Income before income taxes was impacted by higher cost of sales and higher operating expenses as a percentage of sales.

    Provision for income taxes increased by 7.7% in fiscal 1997 and decreased as a percent of sales from 4.5% in fiscal 1996 to 4% in fiscal 1997. During the year, we changed the corporate structure of some of our operating units which reduced the amount of state income tax paid by these units.

RESULTS OF OPERATIONS OF MBCI

    The following table presents, as a percentage of sales, selected consolidated financial data of MBCI for the periods indicated:

                                                                                                      THREE MONTHS
                                                                            YEAR ENDED DECEMBER          ENDED
                                                                                    31,                MARCH 31,
                                                                            --------------------  --------------------
                                                                              1996       1997       1997       1998
                                                                            ---------  ---------  ---------  ---------
Sales.....................................................................      100.0%     100.0%     100.0%     100.0%
Cost of sales.............................................................       74.8       76.6       77.4       81.8
                                                                            ---------  ---------  ---------  ---------
Gross profit..............................................................       25.2       23.4       22.6       18.2
Operating expenses........................................................        8.2        9.0       10.4       11.4
                                                                            ---------  ---------  ---------  ---------
Income from operations....................................................       17.0       14.4       12.2        6.8
Interest income, net......................................................        0.6        0.5        0.3        0.3
Unusual/nonrecurring gain.................................................        0.0        0.8        0.0        0.0
Other income (expense)....................................................       (0.1)       0.0       (0.2)      (0.2)
                                                                            ---------  ---------  ---------  ---------
Income before income taxes................................................       17.5       15.7       12.3        6.9
Provision for income taxes................................................        6.9        6.0        4.9        2.6
                                                                            ---------  ---------  ---------  ---------
Net income................................................................       10.6%       9.7%       7.4%       4.3%
                                                                            ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

    Sales for the three months ended March 31, 1998 increased by $1.7 million, or 2%, from the same period in 1997. The additional revenues were attributable to increased metal components and hot roll coil sales. Light gauge steel painting revenues declined 14% as major customers attempted to reduce inventories. The increase in revenues was offset by an aggregate of $2.7 million in credit memos written to customers in April 1998 to resolve invoices with questioned or disputed items. Sales for the three months ended March 31, 1998 have been restated to reflect this adjustment.

    Gross profit decreased by $3.3 million, or 18%, in the first quarter of 1998, and decreased as a percentage of sales from 22.6% for the same period in 1997 to 18.2%. This decrease in gross profit resulted primarily from the adjustment of $1.0 million resulting from an inventory write-off of partial metal coils in April 1998. Cost of sales for the three months ended March 31, 1998 have been restated to reflect this inventory adjustment. The decrease in gross profit was also due to a change in product mix as higher margin steel painting decreased as a percentage of total sales.

    Operating expenses increased $1.1 million, or 12%, for the first three months of 1998 due to costs of opening new plants in the western United States in 1997. These expenses were not offset by related sales, since the new plants did not make a significant revenue contribution due to both the seasonality of the business and limited operations in the period.

    Other income decreased slightly in the first three months of 1998 due to losses in MBCI's DOUBLECOTE joint venture offset by interest income on advances to DOUBLECOTE.

1997 COMPARED TO 1996

    Sales in 1997 increased by $45.1 million, or 12%, as MBCI furthered its expansion into the western United States metal components market during the year, opening plants in Boise, Idaho, Salt Lake

City, Utah and Phoenix, Arizona. MBCI also expanded its architectural panel capacity in the Memphis, Tennessee plant. Total metal components sales rose by $33.5 million, or 11%. The largest increases came in commercial/industrial and agricultural products. Metal coating and painting sales increased by $11.6 million, or 20%, as MBCI increased its efforts to expand prepainted packaged coil sales. MBCI did not realize significant revenues from the new metal components plants during the year as markets were being developed.

    Gross profit increased by $4.1 million, or 4%, in 1997 compared to 1996. The gross margin percentage declined from 25.2% in 1996 to 23.4% in 1997, primarily because of competitive pressures in the metal components sector. The strength of the construction market encouraged competition to add capacity and attempt to expand market share with pricing. Metal coating and painting gross margins also declined due to a change in product mix. Prepainted coil package sales, which have lower gross margins than toll coil coating, increased as a percentage of total metal coating and painting sales.

    Operating expenses increased by $7.0 million, or 24%, in 1997 compared to 1996 due primarily to plant additions in Utah, Idaho and Arizona. This expansion into the western U.S. market required additional sales and management personnel and related administrative costs.

    In February 1997, the Lubbock, Texas metal components plant sustained major fire damage. The facility was rebuilt and resumed operations in July 1997. Insurance recoveries over cost basis resulted in a nonrecurring gain of $3.3 million. Other income increased by $387,000 in 1997 based on positive results in MBCI's DOUBLECOTE joint venture.

QUARTERLY RESULTS

    The metal components and engineered building systems businesses, as well as the construction industry in general, are seasonal in nature. Sales normally are lower in the first calendar quarter of each year compared to the other three quarters because of unfavorable weather conditions for construction and typical business planning cycles affecting construction. This seasonality adversely affects our results of operations for the first two fiscal quarters.

    The following table sets forth our selected unaudited quarterly financial information for the 1996, 1997 and 1998 fiscal years and the first quarter of 1999.

                                                                THREE MONTHS ENDED
               ---------------------------------------------------------------------------------------------------------------------
                                                                                                                            FISCAL
                          FISCAL 1996                         FISCAL 1997                         FISCAL 1998                1999
               ----------------------------------  ----------------------------------  ----------------------------------  ---------
               JAN. 31  APR. 30  JUL. 31  OCT. 31  JAN. 31  APR. 30  JUL. 31  OCT. 31  JAN. 31  APR. 30  JUL. 31  OCT. 31   JAN. 31
               -------  -------  -------  -------  -------  -------  -------  -------  -------  -------  -------  -------  ---------
                                                                   (IN MILLIONS)
Sales.........  $67.4    $72.2    $92.0   $101.4    $82.9    $91.7   $112.5   $120.8    $97.3    $95.3   $229.5   $253.1     $214.3
Gross
  profit......   17.4     19.5     25.5     29.1     22.4     23.7     29.8     32.5     25.4     26.6     60.7     64.7       54.3
Income from
  operations..    6.1      7.7     11.2     13.4      7.9      7.9     12.2     14.3      8.8      9.2     28.6     34.8       22.2
Net income....    4.0      5.1      7.2      8.6      5.2      5.2      8.0      9.6      6.1      6.4     11.1     13.8        7.4

    The following table sets forth selected unaudited quarterly financial information for MBCI for 1996, 1997 and the first quarter of 1998.

                                                                   THREE MONTHS ENDED
                                ----------------------------------------------------------------------------------------
                                                1996                                     1997                     1998
                                -------------------------------------   --------------------------------------   -------
                                MAR. 31   JUN. 30   SEP. 30   DEC. 31   MAR. 31   JUN. 30   SEPT. 30   DEC. 31   MAR. 31
                                -------   -------   -------   -------   -------   -------   --------   -------   -------
                                                                     (IN MILLIONS)
Sales.........................   $69.1     $92.3    $102.3     $99.2     $82.5    $103.6     $110.4    $111.5     $84.2
Gross profit..................    17.6      23.5      25.7      24.7      18.6      24.8       25.2      27.1      15.3
Income from operations........    11.9      17.0      17.1      15.9      10.1      16.1       16.2      16.6       5.7
Net income....................     7.2      11.2      10.4       9.8       6.1      10.0       10.1      13.6       3.6

LIQUIDITY AND CAPITAL RESOURCES

    At January 31, 1999, we had working capital of $71.9 million compared to $58.4 million at October 31, 1998. The increase in working capital resulted primarily from a reduction of current liabilities related to the payment in the first quarter of accrued expenses for year-end incentive payments, a reduction in trade accounts payable and income tax payments made.

    At October 31, 1998, we had working capital of $58.4 million compared to $76.8 million on October 31, 1997. The decrease of $18.4 million was primarily the result of the payment of the cash portion of the purchase price for the MBCI acquisition.

CASH FLOW

    We have historically funded our operations with cash flow from operations, bank borrowings and the sale of common stock. We believe internal cash generation has been aided by a compensation program under which bonuses are earned based on achieving specified return on assets goals. This program encourages management of the balance sheet as well as the income statement.

    During the first quarter of fiscal 1999, we generated $15.2 million in cash flow from operations before changes in working capital components. During fiscal 1998, we generated $65.7 million in cash flow from operations before changes in working capital components.

    Based on our current capitalization, we expect future cash flow from operations and availability of alternative sources of financing will be sufficient to provide adequate liquidity for the foreseeable future. Liquidity in future periods will be dependent on internally generated cash flows, the ability to obtain adequate financing for capital expenditures and expansion when needed and the amount of increased working capital necessary to support expected growth. We can give you no assurance that liquidity would not be impacted by a decline in general economic conditions and higher interest rates, which would affect our ability to obtain external financing.

LONG-TERM DEBT

    On May 4, 1998, we completed the MBCI acquisition and incurred debt of $540.0 million under our senior credit facility.

    In March 1998, we entered into a $600.0 million senior credit facility. Our senior credit facility originally consisted of (1) the five-year revolver of up to $200.0 million, of which up to $20.0 million was available for commercial and standby letters of credit, (2) the term loan, a five-year term loan facility in the principal amount of up to $200.0 million and (3) the extendable facility of up to $200.0 million. The initial funding of $140.0 million under the five-year revolver, $200.0 million under the term loan and $200.0 million under the extendable facility occurred on May 4, 1998, the date on which we acquired MBCI. In addition to funding the MBCI acquisition, borrowings under our senior credit facility may be used for working capital and other general corporate purposes. During fiscal 1998, we reduced our senior credit facility to $540.0 million to better reflect future needs. At January 31, 1999, we had outstanding borrowings of $150.0 million under the five-year revolver, $185.0 million under the term loan and $140.0 million under the extendable facility.

    The net proceeds from the initial offering of the Series A notes were $120.8 million. We used the net proceeds to repay borrowings under our extendable facility.

    Loans and letters of credit under the five-year revolver will be available, and amounts repaid under the five-year revolver may be reborrowed, at any time until July 1, 2003, if we fulfill specified conditions precedent, including the absence of a default under our senior credit facility. The term loan was fully drawn down as of the MBCI acquisition date, and amounts repaid under the term loan may not be reborrowed. Our obligations under our senior credit facility are secured by the pledge of all capital stock, partnership interests and other equity interests of our domestic subsidiaries. All obligations under our senior credit facility are also guaranteed by each of those subsidiaries and our operating limited partnerships. Our senior credit facility contains customary financial and restrictive covenants with amounts and ratios negotiated between us and our lenders.

    Our senior credit facility provides for loans bearing interest, at our option, as follows: (1) base rate loans, base rate plus a margin that ranges from 0% to 0.5%; and (2) LIBOR loans, adjusted LIBOR plus a margin that ranges from 0.75% to 2%. The base rate is the higher of NationsBank, N.A.'s prime rate or the overnight federal funds rate plus 0.5%, and adjusted LIBOR is the applicable London interbank offered rate adjusted for reserves, if any. In each case, the margin is adjusted based on our most recently determined ratio of funded debt to EBITDA, as it is defined in our senior credit facility. Our senior credit facility currently bears interest at LIBOR plus 1.75%. We currently have an interest rate swap agreement in place, which limits our variable interest rate exposure on the term loan. The agreement applies to the full principal amount of the term loan and caps interest on LIBOR loans at 5.9% plus the applicable LIBOR margin. In the first quarter of fiscal 1999, our effective interest rate on variable rate loans was 7.6%.

    Loans under the five-year revolver mature on July 1, 2003. Loans under the term loan are payable in successive quarterly installments beginning on October 31, 1998, in quarterly payments beginning with $7.5 million and gradually increasing to $12.5 million on the maturity date. The extendable facility had an original maturity date of May 3, 1999, which was extended to May 1, 2000 with respect to all of these borrowings. If the extended portion of the extendable facility is not repaid by us on or before May 1, 2000 or further extended by the lenders, we have the option to convert it to a three-year term note on the same terms. Borrowings under our senior credit facility may be prepaid and voluntary reductions of the unused portion of the five-year revolver may be made at any time, in agreed upon minimum amounts, without premium or penalty but we may incur LIBOR breakage costs. We are required to make mandatory prepayments on our senior credit facility upon the occurrence of specified events, including the sale of assets and the issuance and sale of equity securities.

    As of January 31, 1999, we had $475.0 million outstanding under our senior credit facility and could have borrowed an additional $48.3 million under the five-year revolver. Total debt at January 31, 1999 also included $1.7 million, representing a convertible debenture issued in connection with the Mesco acquisition and an industrial revenue bond. We used the net proceeds of the initial offering to repay $120.8 million of the outstanding principal balance of the extendable facility.

CAPITAL EXPENDITURES

    During the first quarter of fiscal 1999, we spent $11.1 million in capital additions for plant expansion, maintenance, capital replacements and improvements and the development of new management information systems. We plan to spend approximately $27.0 million in capital additions in fiscal 1999. Delays or cancellation of planned projects could increase or decrease capital spending from the amounts currently anticipated. During fiscal 1998, we spent $20.8 million in capital additions primarily for plant expansion and the development of new management information systems. We also spent $15.5 million for the acquisition of California Finished Metals, Inc., a coil painting facility located in California.

    Acquisitions of additional assets and businesses are expected to continue to be an important part of our strategy for growth. We may need to obtain additional debt and/or equity financing to fund future acquisitions.

INFLATION

    Inflation has not significantly affected our financial position or operations. Metal components and engineered building systems sales are affected more by the availability of funds for financing construction than interest rates. We can give you no assurance that inflation or interest rates will not fluctuate significantly, either or both of which could have an adverse effect on our operations.

ACCOUNTING STANDARDS

    In June 1997, the FASB issued Statement No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which is effective for our fiscal year ending October 31, 1999. We are evaluating the segments that will be reported under Statement No. 131.

    In June 1998, the FASB issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Statement No. 133 is effective for fiscal years beginning after June 15, 1999. We do not expect the adoption of Statement No. 133 to have a material impact on our financial position or results of operations.

IMPACT OF THE YEAR 2000 ISSUE

    The year 2000 issue is the result of computer programs having been written using two digits rather than four to define the applicable year. Any computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including a temporary inability to process transactions, send invoices or engage in similar normal business activities.

    We have conducted a review of our computer systems to identify the systems that could be affected by the year 2000 issue and are implementing our plan to attempt to ensure that our MIS and computer software are year 2000 compliant. This review is part of our overall upgrade of our MIS, which is currently in progress and includes the installation of new systems. As a result, we have no separate budget for year 2000 compliance. Expenses relating to reviewing and assessing systems are included in historical operating expenses as part of management information expenses and have not been separately identified. We believe that with installation of the new systems, conversion to new software and modifications to existing software, the year 2000 issue will pose no significant operational problems for us. We expect to complete the MIS upgrade, all new installations, conversions and necessary systems modifications and conversions by early fall 1999. We cannot assure you, however, that we will be able to install and maintain year 2000 compliant MIS and software. We do not have a contingency plan with respect to the year 2000 issue if the MIS upgrade is not completed or is delayed beyond the end of 1999. Our failure to address adequately, and in a timely manner, the year 2000 issue, including ensuring that our MIS and software are year 2000 compliant, could have a material adverse effect on our business, results of operations and financial condition.

    To date, we have not identified any information technology assets under our control that present a material risk of not being year 2000 ready or for which a suitable alternative cannot be implemented or is not being implemented. As our MIS upgrade is implemented, we may identify assets that present a risk of a year 2000-related disruption. It is also possible that a disruption could have a material adverse effect on our business, financial condition and results of operations.

    We are currently discussing with our vendors and customers the possibility of any year 2000 interface difficulties that may affect us. The ability of third parties with whom we transact business to address adequately their year 2000 issue is, however, outside of our control. If any third parties who provide goods or services that are critical to our business activities fail to appropriately address their year 2000 issues, there could be a material adverse effect on our business, results of operations and financial condition.

MARKET RISK DISCLOSURE

    We face market risk exposure related to changes in interest rates on our senior credit facility. These instruments carry interest at an agreed upon percentage point spread from either the prime interest rate or LIBOR. Under our senior credit facility, we may, at our option, fix the interest rate for some of our borrowings based on a spread over LIBOR for 30 days to six months. Of the amount outstanding under our senior credit facility at January 31, 1999, $185.0 million is covered by an interest rate swap agreement that effectively fixes the interest rate at 5.9% plus the applicable margin on borrowings. This fixed rate was 7.6% at January 31, 1999. Based on this balance, an immediate change of 1% in the interest rate would cause a change in interest expense of approximately $2.9 million on an annual basis. Our objective in maintaining these variable rate borrowings is the flexibility obtained regarding early repayment without penalties and lower overall cost as compared with fixed-rate borrowings.

                               INDUSTRY OVERVIEW

    The building industry encompasses a broad range of metal products, principally composed of steel, sold through a variety of distribution channels for use in diverse applications. These metal products include metal components and engineered building systems.

METAL COMPONENTS

    Manufacturers of metal components for the building industry supply pre-formed components, including roof and wall panels, doors, partitions, related trim, accessories and other metal components used in engineered building systems and other repair, retrofit and new construction applications for commercial, industrial, agricultural, governmental, community and residential uses. Metal components are used in a wide variety of construction applications, including purlins and girts, roofing, walls, doors, trim and other parts of traditional buildings, as well as in architectural applications and engineered building systems. We estimate the metal components market including roofing applications to be a multi-billion dollar market, although market data is limited. We believe that the metal components business is less affected by economic cycles than the engineered building systems business due to the use of metal components in repair and retrofit applications. We believe that metal products have gained and continue to gain a greater share of new construction and repair and retrofit markets due to increasing acceptance and recognition of the benefits of metal products in building applications.

    Metal roofing accounts for a significant portion of the overall metal components market, but only approximately 6% of total annual roofing market expenditures, estimated at over $21.0 billion based on available industry information. As a result, we believe that significant opportunities exist for metal roofing, with its advantages over conventional roofing materials, to increase its overall share of this market. Metal roofing systems have several advantages over conventional roofing systems, including the following:

    - LOWER LIFECYCLE COST. The total cost over the life of metal roofing systems is lower than that of conventional roofing systems for both new construction and retrofit roofing. For new construction, the cost of installing metal roofing is greater than the cost of conventional roofing. Yet, the longer life and lower maintenance costs of metal roofing make the cost more attractive. For retrofit roofing, although installation costs are 60-70% higher for metal roofing due to the need for a sloping support system, the lower ongoing costs more than offset the initial cost.

    - INCREASED LONGEVITY. Metal roofing systems generally last for 20 years without requiring major maintenance or replacement. This compares to five to ten years for conventional roofs. The cost of leaks and roof failures associated with conventional roofing can be very high, including damage to building interiors and disruption of the functional usefulness of the building. Metal roofing prolongs the intervals between costly and time-consuming repair work.

    - ATTRACTIVE AESTHETICS AND DESIGN FLEXIBILITY. Metal roofing systems allow architects and builders to integrate colors and geometric design into the roofing of new and existing buildings, providing an increasingly fashionable means of enhancing a building's aesthetics. Conventional roofing material is generally tar paper or a gravel surface, and building designers tend to conceal roofs made with these materials.

ENGINEERED BUILDING SYSTEMS

    Engineered building systems consist of engineered structural beams and panels that are welded and roll formed in a factory and shipped to a construction site complete and ready for assembly. Engineered building systems manufacturers design an integrated system that meets applicable building code requirements. These systems consist of primary structural framing, secondary structural members like purlins and girts and covering for roofs and walls. Over the last 15 years, engineered building systems have significantly increased penetration of the market for nonresidential low rise structures and are being used in a broad variety of other applications. According to the Metal Building Manufacturers Association, reported sales of engineered building systems have increased from approximately $1.5 billion in 1993 to $2.7 billion in 1998. We believe this increase has resulted primarily from (1) the significant cost advantages offered by these systems, (2) increased architectural acceptance of engineered building systems for construction of commercial and industrial building projects, (3) advances in design versatility and production processes and (4) a favorable economic environment. We believe the cost of an engineered building system generally represents approximately 15-20% of the total cost of constructing a building, which includes land cost, labor, plumbing, electrical, heating and air conditioning systems installation and interior finish. Technological advances in products and materials, as well as significant improvements in engineering and design techniques, have led to the development of structural systems that are compatible with more traditional construction materials. Architects and designers now often combine an engineered building system with masonry, glass and wood exterior facades to meet the aesthetic requirements of customers while preserving the inherent characteristics of engineered building systems. As a result, the uses for engineered building systems now include office buildings, showrooms, retail stores, banks, schools, warehouses, factories and distribution centers, and government and community centers for which aesthetics and architectural features are important considerations of the end users.

    In our marketing efforts, we and other major manufacturers generally emphasize the following characteristics of engineered building systems to distinguish them from other methods of construction:

    - SHORTER CONSTRUCTION TIME. In many instances, it takes less time to construct an engineered building than other building types. In addition, because most of the work is done in the factory, the likelihood of weather interruptions is reduced.

    - MORE EFFICIENT MATERIAL UTILIZATION. The larger engineered building systems manufacturers use computer-aided analysis and design to fabricate structural members with high strength-to-weight ratios, minimizing raw materials costs.

    - LOWER CONSTRUCTION COSTS. The in-plant manufacture of engineered building systems, coupled with automation, allows the substitution of less expensive factory labor for much of the skilled on-site construction labor otherwise required for traditional building methods.

    - GREATER EASE OF EXPANSION. Engineered building systems can be modified quickly and economically before, during or after the building is completed to accommodate all types of expansion. Typically, an engineered building system can be expanded by removing the end or side walls, erecting new framework and adding matching wall and roof panels.

    - LOWER MAINTENANCE COSTS. Unlike wood, metal will not deteriorate because of cracking, rot or insect damage. Furthermore, factory-applied roof and siding panel coatings resist cracking, peeling, chipping, chalking and fading.

CONSOLIDATION

    Over the last several years, there has been consolidation in the metal components and engineered building systems industry, which includes a large number of small local and regional firms. We believe that this industry will continue to consolidate, driven by the needs of manufacturers to increase manufacturing capacity, achieve greater process integration and add geographic diversity to meet customers' product and delivery needs, improve production efficiency and manage costs.

                                    BUSINESS

OVERVIEW

    We are one of North America's largest integrated manufacturers of metal products for the nonresidential building industry. We operate 39 manufacturing and distribution facilities located in 17 states and Mexico. We sell metal components and engineered building systems, offering one of the most extensive metal product lines in the building industry with well-recognized brand names. We believe that our leading market positions and strong track record of growth in sales and EBITDA have resulted from our focus on:

    - Controlling operating and administrative costs

    - Managing working capital and fixed assets

    - Developing new markets

    - Successfully identifying strategic growth opportunities

    In May 1998, we acquired Metal Building Components, Inc. ("MBCI"), for a purchase price of $588.5 million. The MBCI acquisition, which doubled our revenue base, made us the largest domestic manufacturer of nonresidential metal components and significantly improved our product mix.

    METAL COMPONENTS. We are the largest domestic supplier of metal components to the nonresidential building industry and have a market share at least twice that of our largest competitor. We are also one of the largest suppliers in the U.S. of roll-up doors for self-storage facilities. We design, manufacture, sell and distribute one of the widest selections of components for a variety of new construction applications as well as repair and retrofit uses.

    The following are the types of components we sell:

-  Metal roof and wall systems          -  Fascia
-  Overhead doors                       -  Mansard accessories
-  Interior and exterior doors          -  Trim accessories

    Our components are used in the following markets:

-  Industrial                           -  Commercial
-  Governmental                         -  Agricultural
-  Community                            -  Residential

    In addition to metal components manufacturing, we are also one of the largest independent providers of hot roll and light gauge metal coil coating and painting services and products. We coat and paint hot roll metal coils for our own use in metal components manufacturing, supplying substantially all of our internal metal coating and painting requirements. Our own use accounts for about 50% of our production. We also coat and paint hot roll metal coils and light gauge metal for third parties for a variety of applications, including heating and air conditioning systems, water heaters, lighting fixtures and office furniture.

    We market our metal components products and metal coating and painting services nationwide primarily through a direct sales force under several brand names. These brand names include "Metal Building Components," "American Building Components," "DBCI," "MBCI," "IPS," "Metal Coaters," "Metal-Prep," "DOUBLECOTE" and "Midwest Metal Coatings." On a pro forma basis giving effect to the MBCI acquisition, our sales of metal components and coating and painting services were $597.8 million for the 12-month period ended January 31, 1999. This represented 68.2% of our total sales.

    ENGINEERED BUILDING SYSTEMS. We are one of the largest domestic suppliers of engineered building systems. We design, manufacture and market engineered building systems, self-storage building systems and metal home framing systems for commercial, industrial, agricultural, governmental, community and residential uses. We market these systems nationwide through authorized builder networks totaling over 1,200 builders and a direct sales force under several brand names. These brand names include "Metallic Buildings," "Mid-West Steel Buildings," "A & S Buildings," "All American Systems," "Steel Systems" and "Mesco." Our sales of engineered building systems were $278.7 million for the 12-month period ended January 31, 1999. This represented 31.8% of our total sales on a pro forma basis giving effect to the MBCI acquisition.

    Before our combination with MBCI, both companies had individually demonstrated strong growth in sales and EBITDA. Over the five fiscal years before the MBCI acquisition, NCI achieved compound annual growth rates of 32.0% in sales and 45.2% in EBITDA. Over the five fiscal years before its acquisition by NCI, MBCI achieved compound annual growth rates of 15.8% in sales and 15.4% in EBITDA.

COMPANY STRENGTHS

    We believe that we will benefit from the following key strengths:

    - LEADING MARKET POSITIONS. We are the largest manufacturer of metal components for the nonresidential building industry and one of the largest suppliers of engineered building systems in the United States. We are also one of the largest independent providers of metal coating and painting services and products. We believe that these leading market positions are a result of our emphasis on high quality manufacturing, timely delivery of products and our broad line of branded building products that are well known in the industry.

    - FAVORABLE MIX BETWEEN NEW CONSTRUCTION AND REPAIR AND RETROFIT END-MARKETS. We derive a majority of our sales and EBITDA from metal components sales. Unlike engineered building systems, metal components are used in a variety of repair and retrofit applications, as well as new construction. We believe that the favorable mix between these end-markets reduces our dependence on new construction activity and provides us with diverse growth opportunities.

    - LOW-COST SUPPLIER. We strive to keep our purchasing, production, distribution and administrative costs low. Our size provides us with purchasing efficiencies and enhances our productivity through the sharing of best practices between our metal components and engineered building systems operations. In addition, we operate a nationwide system of manufacturing facilities, placing the manufacturing and distribution operations closer to our customers. This system helps reduce the need for substantial labor, machinery and inventory investments at each facility. It also helps control transportation costs and reduce delivery times. In addition, we have shifted our coil coating and painting needs from third-party providers to our own in-house coil painting and coating operations. Coil painting and coating is a significant cost element in metal components manufacturing. By using our own facilities, we are increasing coating usage and recapturing margin previously paid to third parties.

    - BROAD PRODUCT LINES AND DIVERSE CUSTOMER BASE. We are one of the largest integrated suppliers in the industry with a wider variety of products and services than our competitors. In addition, we have a broad and diversified customer base that provides significant cross-selling opportunities. In fiscal 1998, our largest customer accounted for less than 2% of total sales.

    - NATIONWIDE COVERAGE. We now have 39 facilities located in 17 states and Mexico, giving us extensive geographic reach across a number of high population growth areas. Our nationwide coverage reduces the impact of regional economic cycles and seasonality on our results of operations.

    - EXPERIENCED AND COMMITTED MANAGEMENT TEAM. Our executive officers and key managers have an average of over 20 years of industry experience. This senior management team, along with our directors, also owns approximately 20% of our common stock, including exercisable stock options.

BUSINESS STRATEGY

    We believe we can maximize our sales and EBITDA by continuing to focus on the following business strategies:

    - CONTROL OPERATING AND ADMINISTRATIVE COSTS. We plan to maintain our focus on operating and administrative cost control. We intend to (1) continue to aggressively manage the purchase of raw materials, (2) further automate our manufacturing operations to reduce production costs, (3) capitalize on our nationwide coverage to reduce distribution costs and (4) minimize administrative expenses.

    - MANAGE WORKING CAPITAL AND FIXED ASSETS. We plan to remain focused on obtaining a high rate of return on operating assets through strong balance sheet management. We seek to continue to minimize accounts receivable and inventory balances to improve cash flow. We manage our investment in fixed assets to achieve targeted rates of return. In addition, our bonus compensation plan for management is significantly focused on control of working capital and return on capital investment.

    - DEVELOP NEW MARKETS. We intend to increase our presence in the metal components market, primarily for sales of metal roofing and wall systems. We plan to increase sales and EBITDA by using our multiple distribution channels to market our expanded range of metal components products to existing and new customers. Currently, we sell our products under well-recognized brand names through various distribution channels to a broad range of end users. These channels include (1) authorized builders,
      (2) building materials manufacturers, distributors and retailers, (3) roofing systems installers, (4) contractors and end users and (5) builders of self-storage facilities. We also plan to increase sales of our engineered building systems both in existing markets and new regional markets by using our nationwide metal components manufacturing facilities as platforms for expansion.

    - IDENTIFY STRATEGIC GROWTH OPPORTUNITIES. We consider external opportunities an important part of our growth plan. We have a disciplined acquisition and expansion process for evaluating future opportunities. Since 1994, we have successfully acquired and integrated nine companies. To expand our geographic coverage and increase manufacturing capacity, we have also constructed nine new manufacturing facilities in the last six years and have formed four joint ventures.

ACQUISITIONS AND JOINT VENTURES

    ACQUISITIONS. The following table describes our acquisition activity since 1994:

                                             PURCHASE
                                 DATE          PRICE
SELLER                         ACQUIRED    (IN MILLIONS)       BUSINESS ACQUIRED                   LOCATIONS
----------------------------  -----------  -------------  ----------------------------  --------------------------------

Ellis Building Components,    Oct. 1994      $     4.9    Engineered building systems   Tallapoosa, GA.
  Inc.                                                    and metal components

Royal Metal Buildings, Inc.   Mar. 1995            0.9    Engineered building systems   Hobbs, NM
                                                          and metal components

Doors & Building Components,  Nov. 1995           14.7    Doors and interior metal      Douglasville, GA; Chandler, AZ
  Inc.                                                    components

Carlisle Engineered Metals,   Mar. 1996            2.8    Metal components (West coast  Lodi, CA
  Inc.                                                    division)

Anderson Industries, Inc.     Apr. 1996           22.3    Engineered building systems,  Southlake, TX
                                                          metal components, metal       Chester, SC
                                                          roofs and components (Mesco
                                                          division)

Alta Industries               Apr. 1996           21.2    Metal components (Steelco     Salt Lake City, UT; Boise, ID
                                                          division)

Carlisle Engineered Metals,   Feb. 1997            6.2    Insulated panels and metal    Stratford, TX;
  Inc.                                                    components (division)         Jemison, AL

BTR plc                       May 1998           588.5    Metal components and metal    Houston, TX
                                                          coating and painting (MBCI)   headquarters and 21 other
                                                                                        facilities in U.S.

Chicago Metallic Corporation  May 1998            15.5    Metal coating and painting    Rancho Cucamonga, CA
                                                          (California Finished Metals)

    JOINT VENTURES.  We have also formed the following joint ventures:

                              OPERATIONS    PERCENTAGE
JOINT VENTURE                    BEGUN       OWNERSHIP              BUSINESS                        LOCATION
----------------------------  -----------  -------------  ----------------------------  --------------------------------

DOUBLECOTE, L.L.C.            Apr. 1995            50%    Metal coating and painting    Jackson, MS

Metallic de Mexico, S.A. de   Nov. 1995            50%    Drafting and marketing        Monterrey, Mexico
  C.V.

Building Systems de Mexico,   July 1997            51%    Primary structures for        Monterrey, Mexico
  S.A. de C.V.                                            engineered building systems

Midwest Metal Coatings, LLC       (1)              50%    Metal coating and painting    Granite City, IL

------------------------

(1) Expected to commence operations in the summer of 1999.

PRODUCTS AND MARKETS

    Our product lines consist of metal components for the building industry and engineered building systems. Our approximate sales attributable to these product lines were as follows for the periods indicated:

                                                               YEAR ENDED OCTOBER 31,                        PRO FORMA TWELVE-
                                          ----------------------------------------------------------------  MONTHS ENDED JANUARY
                                                  1996                  1997                  1998                31, 1999
                                          --------------------  --------------------  --------------------  --------------------
                                                                              (IN MILLIONS)
Engineered building systems.............  $   213.0      64.0%  $   246.6      60.5%  $   264.1      39.1%  $   278.7      31.8%
Metal components........................      119.9      36.0%      161.2      39.5%      411.2      60.9%      597.8      68.2%
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total sales.............................  $   332.9     100.0%  $   407.8     100.0%  $   675.3     100.0%  $   876.5     100.0%
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

    METAL COMPONENTS. Our metal components consist of individual components, including secondary structural framing, covering systems and associated metal trims, that are sold directly to contractors or end users for use in the building industry, including the construction of metal buildings. We also stock and market metal component parts for use in the maintenance and repair of existing buildings. Specific component products consist of end and side wall panels, roof panels, purlins, girts, partitions, header panels and related trim and screws. We believe we offer the widest selection of metal components in the building industry.

    Purlins and girts are medium gauge, roll formed steel components. They are supplied to builders for secondary structural framing. We custom produce purlins and girts for our customers and offer the widest selection of sizes and profiles in the United States. Covering systems, consisting of wall and roof panels, protect the rest of the structure and the contents of the building from the weather. They also contribute to the structural integrity of the building.

    Our metal roofing products are attractive and durable. We use standing seam roof technology to replace traditional built-up and single-ply roofs as well as to provide a distinctive look to new construction. We manufacture and design metal roofing systems for sales to regional metal building manufacturers, general contractors and subcontractors. We believe we have the broadest line of standing seam roofing products in the building industry. We also have developed and patented a retrofit metal panel, Retro-R-Registered Trademark-, that is used to replace wall and roof panels of metal buildings.
Retro-R-Registered Trademark- can be installed over the top of existing metal panels to remodel or preserve a standing structure. Although metal roofing is somewhat more expensive than traditional roofing in upfront costs, its durability and low maintenance costs make metal roofing a lower cost roofing product after the first 10 years.

    We manufacture overhead doors and interior and exterior doors for use in metal and other buildings. We are one of the largest suppliers in the U.S. of roll-up doors to builders of self-storage facilities.

    We provide our own metal coating and painting products and services for use in component manufacturing. We also provide pre-painted hot roll coils to manufacturers of engineered building systems and metal components. Either a customer provides coils through its own supply channels, which are processed by us, or we purchase hot roll coils and process them for sale as a packaged product. We also pre-paint light gauge steel coils for steel mills, which supply the painted coils to various industrial users, including manufacturers of engineered building systems, metal components and lighting fixtures.

    Our metal coating and painting operations apply a variety of paint systems to metal coils. The process generally includes cleaning and painting the coil and slitting it to customer specifications. We believe that pre-painted metal coils are a better quality product, environmentally cleaner and more cost-effective than painted metal products prepared in other manufacturers' in-house painting operations. Painted metal coils also offer manufacturers the opportunity to produce a broader and more aesthetically pleasing range of products.

    ENGINEERED BUILDING SYSTEMS. Engineered building systems consist of pre-engineered structural beams and panels that are welded and roll formed in a factory and shipped to a construction site complete and ready for assembly. We design an integrated engineered building system that meets customer specifications and allows easy on-site assembly by the builder or independent contractor. Engineered building systems typically consist of three systems:

    - PRIMARY STRUCTURAL FRAMING. Primary structural framing, fabricated from heavy-gauge steel, supports the secondary structural framing, roof, walls and all externally applied loads. Through the primary framing, the force of all applied loads is structurally transferred to the foundation.

    - SECONDARY STRUCTURAL FRAMING. Secondary structural framing consists of medium-gauge, roll-formed steel components called purlins and girts. Purlins are attached to the primary frame to support the roof. Girts are attached to the primary frame to support the walls. The secondary structural framing is designed to strengthen the primary structural framing and efficiently transfer applied loads from the roof and walls to the primary structural framing.

    - COVERING SYSTEMS. Covering systems consist of roof and wall panels. These panels not only lock out the weather but also contribute to the structural integrity of the overall building system. Roof and siding panels are fabricated from light-gauge, roll-formed steel.

Accessory components complete the engineered building system. These components include doors, windows, gutters and interior partitions.

                   [SIMPLIFIED DIAGRAM OF BUILDING]

SALES, MARKETING AND CUSTOMERS

    METAL COMPONENTS. We sell metal components directly to regional manufacturers, contractors, subcontractors, distributors, lumberyards, cooperative buying groups and other customers under the brand names "Metal Building Components," "American Building Components," "MBCI" and "IPS." Roll-up doors, interior and exterior doors, interior partitions and walls, header panels and trim are sold directly to contractors and other customers under the brand names "Doors & Building Components" or "DBCI." These components also are produced for integration into self storage and engineered building systems sold by us.

    We market our components products within four product lines:

    - commercial/industrial

    - architectural

    - wood frame builders

    - residential

    Customers include regional engineered building systems manufacturers, general contractors, subcontractors, roofing installers, architects and end-users. Commercial and industrial businesses are heavy users of metal components and metal buildings systems. Standing seam roof and architectural customers are growing in importance. As metal buildings become a more acceptable building alternative and aesthetics become an increasingly important consideration for end users of metal buildings, we believe that architects are participating in metal building design and purchase decisions to a greater extent. Wood frame builders also purchase our metal components through distributors, lumberyards, cooperative buying groups and chain stores for various uses, including agricultural buildings. Residential customers are generally contractors building upscale homes that require an architect-specified product.

    Our metal components sales operations are organized into four geographic regions. Each region is headed by a general sales manager supported by individual plant sales managers. Each local sales office is located adjacent to a manufacturing plant and is staffed by a direct sales force responsible for contacting customers and architects and a sales coordinator who supervises the sales process from the time the order is received until it is shipped and invoiced. The regional and local focus of our customers requires extensive knowledge of local business conditions. During fiscal 1998, our largest customer for metal components accounted for less than 2% of our total sales.

    We provide our customers with product catalogs tailored to our product lines, which include product specifications and suggested list prices. Some of our catalogs are available on-line through the Internet, which enables architects and other customers to download drawings for use in developing project specifications. Customers place orders via telephone or facsimile to a sales coordinator at the regional office who enters it onto a standard order form. The form is then sent via computer to the plant and downloaded automatically to the production machines.

    We have a small number of national accounts for our coating and painting products and services and rely on a single sales manager. Our metal coating joint ventures have independent sales forces.

    ENGINEERED BUILDING SYSTEMS. We sell engineered building systems to builders nationwide under the brand names "Metallic Buildings," "A&S Buildings" and "Mesco." We market engineered building systems through an in-house sales force to authorized builder networks of over 1,200 builders. We market engineered building systems under the brand name "Mid-West Steel Buildings" directly to contractors in Texas and surrounding states using an in-house sales force. We also sell engineered building systems under the name "All American Systems" and various private labels.

    Our authorized builder networks consist of independent general contractors that market our Metallic Buildings, A&S Buildings and Mesco products to end users. Most of our sales of engineered building systems outside of Texas and surrounding states are through our authorized builder networks. We rely upon maintaining a satisfactory business relationship for continuing job orders from our authorized builders and do not consider the builder agreements to be material to our business. During fiscal 1998, our largest customer for engineered building systems accounted for less than 2% of our total sales.

    We enter into an agreement with an authorized builder, which generally grants the builder the non-exclusive right to market our products in a specified territory. The agreement is cancelable by either party on 60 days notice. The agreement does not prohibit the builder from marketing engineered building systems of other manufacturers. We establish an annual sales goal for each builder and provide the builder with sales and pricing information, design and engineering manuals, drawings and assistance, application programs for estimating and quoting jobs and advertising and promotional literature. We also defray a portion of the builder's advertising costs and provide volume purchasing and other pricing incentives to encourage it to deal exclusively or principally with us. The builder is required to maintain a place of business in its designated territory, provide a sales organization, conduct periodic advertising programs and perform construction, warranty and other services for customers and potential customers. An authorized builder usually is hired by an end user to erect an engineered building system on the customer's site and provide general contracting and other services related to the completion of the project. We sell our products to the builder, which generally includes the price of the building as a part of its overall construction contract with its customer.

MANUFACTURE AND DESIGN

    METAL COMPONENTS. We operate 37 facilities used for manufacturing of metal components for the building industry, including our metal coating and painting operations. We believe this broad geographic penetration gives us an advantage over our components competitors because major elements of a customer's decision are the speed and cost of delivery from the manufacturing facility to the product's ultimate destination. With the exception of our architectural and standing seam products, we are not involved in the design process for the components we manufacture. We also own a fleet of trucks to deliver our products to our customers in a more timely manner than most of our competitors.

    Our doors, interior partitions and other related panels and trim products are manufactured at dedicated plants in Georgia, Texas and Arizona. Orders are processed at the Georgia plant and sent to the appropriate plant, which is generally determined based upon the lowest shipping cost.

    Metal component products are roll-formed or fabricated at each plant using roll-formers and other metal working equipment. In roll forming, pre-finished coils of steel are unwound and passed through a series of progressive forming rolls which form the steel into various profiles of medium-gauge structural shapes and light-gauge sheets and panels.

    METAL COATING AND PAINTING. We operate two metal coating and painting facilities for hot rolled, medium gauge steel coils and two metal coating and painting facilities for painting light gauge steel coils. These facilities primarily service our needs, but we also process steel coils at these facilities for other manufacturers. Metal coating and painting processes involve applying various types of chemical treatments and paint systems to flat rolled continuous coils of metal, including steel and aluminum. These processes give the coils a baked-on finish that both protects the metal and makes it more attractive. Initially, various metals in coil form are flattened, cleaned and pretreated. The metal is then coated, oven cured, cooled, recoiled and packaged for shipment. Slitting and embossing services can also be performed on the coated metal before shipping according to customer specifications. Hot roll steel coils typically are used in the production of secondary structural framing of metal buildings and other structural applications. Painted light gauge steel coils are used in the manufacture of products for building exteriors, metal doors, lighting fixtures and appliances. Our metal coating operation is one of only two metal coaters in the United States to receive the Supplier Excellence Award from Bethlehem Steel Corporation.

    We are a joint venture partner in two metal coating operations. We own 50% of an existing metal coating joint venture with a processing plant in Jackson, Mississippi for painting light gauge steel coils. We also own 50% of a new joint venture, which has acquired land in Granite City, Illinois and is building a hot rolled coil coating facility. It is expected to commence operations in the summer of 1999. The new facility will be used to slit and coat hot rolled coils of medium gauge steel for use in manufacturing purlins and girts. We have agreed to purchase a substantial portion of our production requirements for that product from the new joint venture.

    ENGINEERED BUILDING SYSTEMS. After we receive an order, our engineers design the engineered building system to meet the customer's requirements and to satisfy applicable building codes and zoning requirements. To expedite this process, we use computer-aided design and engineering systems to generate engineering and erection drawings and a bill of materials for the manufacture of the engineered building system. We employ approximately 185 engineers and draftsmen in this area.

    Once the specifications and designs of the customer's project have been finalized, the manufacturing of frames and other building systems begins at one of our six manufacturing facilities in Texas, Georgia, South Carolina or Tennessee or our joint venture facility in Mexico. The fabrication of the primary structural framing consists of a process in which rigid steel plates are punched and sheared and then routed through an automatic welding machine and sent through further fitting and welding processes. The secondary structural framing and the covering subsystem are roll-formed steel products that are manufactured at our full manufacturing facilities as well as our components plants.

    Once manufactured, structural framing members and covering systems are shipped to the job site for assembly. We generally are not responsible for any on-site construction. The time elapsed between our receipt of an order and shipment of a completed building system has typically ranged from four to eight weeks, although delivery can extend somewhat longer if engineering and drafting requirements are extensive.

    We own 51% of a joint venture, which began operation of a framing facility in Monterrey, Mexico in July 1997. We purchase substantially all of the framing systems produced by the Mexico joint venture.

RAW MATERIALS

    The principal raw material used in the manufacture of our metal components products and engineered building systems is steel. Components are fabricated from common steel products produced by mills including bars, plates, sheets and galvanized sheets. During the 1998 fiscal year, we purchased approximately 80% of our steel requirements from National Steel Corporation and Bethlehem Steel Corporation. No other steel supplier accounted for more than 10% of steel purchases for the same period. We believe concentration of our steel purchases among a small group of suppliers that have mills and warehouse facilities close to our facilities enables us, as a large customer of those suppliers, to obtain better service and delivery. These suppliers generally maintain an inventory of the types of materials we require. This enables us to utilize a form of "just-in-time" inventory management with regard to raw materials.

    We do not have any long-term contracts for the purchase of raw materials. A prolonged labor strike against one of our principal domestic suppliers could have a material adverse effect on our operations. Alternative sources, however, including foreign steel, are currently believed to be sufficient to maintain required deliveries.

BACKLOG

    At January 31, 1999, the total backlog for orders for our products believed by us to be firm was $126.0 million. This compares with a total backlog for our products of $98.7 million at January 31, 1998 and for MBCI's products of $16.1 million at December 31, 1997. The increases in backlog reflect the results of our marketing activities and market demand. Backlog primarily consists of engineered building systems. Job orders generally are cancelable by customers at any time for any reason. Occasionally, orders in the backlog are not completed and shipped for reasons that include changes in the requirements of the customers and the inability of customers to obtain necessary financing or zoning variances. None of the backlog at January 31, 1999 currently is scheduled to extend beyond January 31, 2000.

COMPETITION

    Competition in the metal components and metal buildings markets of the building industry is intense. It is based primarily on:

    - price

    - speed of construction

    - ability to provide added value in the design and engineering of buildings

    - service

    - quality

    - delivery

    We compete with a number of other manufacturers of metal components and engineered building systems for the building industry, ranging from small local firms to large national firms. Most of these competitors operate on a regional basis, although we believe that at least four other manufacturers of engineered building systems and several manufacturers of metal components have nationwide coverage. In addition, we and other manufacturers of metal components and engineered building systems compete with alternative methods of building construction, which may be perceived as more traditional, more aesthetically pleasing or having other advantages.

REGULATORY MATTERS

    We must comply with a wide variety of federal, state and local laws and regulations governing the protection of the environment. These laws and regulations cover air emissions, discharges to water, the generation, handling, storage, transportation, treatment and disposal of hazardous substances, the cleanup of contamination, the control of noise and odors and other materials and health and safety matters. Laws protecting the environment generally have become more stringent than in the past and are expected to continue to do so. Environmental laws and regulations generally impose strict liability. This means that in some situations we could be exposed to liability for cleanup costs, and toxic tort or other damages as a result of conduct that was lawful at the time it occurred or because of the conduct of or conditions caused by prior operators or other third parties. This strict liability is regardless of fault on our part. We believe we are in substantial compliance with all environmental standards applicable to our operations. We cannot assure you, however, that cleanup costs, natural resource damages, criminal sanctions, toxic tort or other damages arising as a result of environmental laws and costs associated with complying with changes in environmental laws and regulations will not be substantial and will not have a material adverse effect on our financial condition. From time to time, claims have been made against us under environmental laws. We have insurance coverage applicable to some environmental claims and to specified locations after payment of the applicable deductible. We do not anticipate material capital expenditures to meet current environmental quality control standards. We cannot assure you that more stringent regulatory standards will not be established that might require material capital expenditures.

    We also must comply with federal, state and local laws and regulations governing occupational safety and health, including review by the federal Occupational Health and Safety Administration and similar state agencies. We believe we are in substantial compliance with applicable laws and regulations. Compliance does not have a material adverse affect on our business.

    The engineered building systems we manufacture must meet zoning and building code requirements adopted by local governmental agencies.

PATENTS, LICENSES AND PROPRIETARY RIGHTS

    We have a number of United States patents and pending patent applications, including patents relating to metal roofing systems and metal overhead doors. We do not, however, consider patent protection to be a material competitive factor in our industry. We also have several registered trademarks and pending registrations in the United States.

EMPLOYEES

    As of January 31, 1999, we had approximately 3,700 employees, of whom over 2,700 were manufacturing and engineering personnel. We regard our employee relations as satisfactory.

    Our employees are not represented by a labor union or collective bargaining agreement. The United Steel Workers of America petitioned the National Labor Relations Board to be recognized as the collective bargaining representative of the production and maintenance employees of our Tallapoosa, Georgia facility. A union election was held at the Tallapoosa facility in January 1996, and the union lost the election. Similar elections were held at our Mattoon, Illinois facility in November 1997 and our Rancho Cucamongo, California facility in August 1998. The United Steel Workers of America lost each of those elections.

LEGAL PROCEEDINGS

    We are involved in various legal proceedings that we consider to be in the normal course of business. We believe that these proceedings will not have a material adverse effect on our results of operations or financial condition.

PROPERTIES

    We conduct manufacturing operations at the following facilities:

                                                                                               SQUARE       OWNED
FACILITY                                          PRODUCTS                                      FEET      OR LEASED
------------------------------------------------  ------------------------------------------  ---------  -----------
Chandler, Arizona...............................  Doors and related metal components             35,000      Leased
Tomlinson, Arizona..............................  Metal components(1)                            65,980       Owned
Atwater, California.............................  Metal components(2)                            85,700       Owned
Rancho Cucamonga, California....................  Metal coating and painting                     98,000       Owned
Tampa, Florida..................................  Metal components(3)                            28,775       Owned
Adel, Georgia...................................  Metal components(1)                            59,550       Owned
Douglasville, Georgia...........................  Metal components(4)                           110,536       Owned
Douglasville, Georgia...........................  Doors and related metal components             60,000       Owned
Marietta, Georgia...............................  Metal coating and painting                    125,700       Owned
Tallapoosa, Georgia.............................  Engineered building systems(5)                246,000      Leased
                                                  Metal components
Nampa, Idaho....................................  Metal components(3)                            42,900       Owned
Granite City, Illinois..........................  Metal coating and painting(9)                  94,000       Owned
Mattoon, Illinois...............................  Metal components(2)                            90,600       Owned
Shelbyville, Indiana............................  Metal components(3)                            66,450       Owned
Nicholasville, Kentucky.........................  Metal components(6)                            41,280       Owned
Monterrey, Mexico(7)............................  Engineered building systems(8)                 64,125       Owned
Jackson, Mississippi............................  Metal components(2)                            96,000       Owned
Jackson, Mississippi(9).........................  Metal coating and painting                    363,200       Owned
Omaha, Nebraska.................................  Metal components(6)                            51,750       Owned
Rome, New York..................................  Metal components(3)                            57,700       Owned
Oklahoma City, Oklahoma.........................  Metal components(1)                            59,695       Owned
Chester, South Carolina.........................  Engineered building systems(5)                124,000       Owned
                                                  Metal components
Caryville, Tennessee............................  Engineered building systems(5)                193,800       Owned
                                                  Metal components
Memphis, Tennessee..............................  Metal coating and painting                     61,500       Owned
Nesbitt, Tennessee..............................  Metal components(1)                            71,720       Owned
Ennis, Texas....................................  Metal components and studs                     33,000       Owned

                                                                                               SQUARE       OWNED
FACILITY                                          PRODUCTS                                      FEET      OR LEASED
------------------------------------------------  ------------------------------------------  ---------  -----------
Grand Prairie, Texas............................  Metal components(1)                            48,027       Owned
Houston, Texas..................................  Metal components                               97,000       Owned
Houston, Texas(10)..............................  Metal components(4)                           209,355       Owned
Houston, Texas..................................  Metal coating and painting                     39,550       Owned
Houston, Texas(11)..............................  Engineered building systems(5)                358,375       Owned
                                                  Metal components
Houston, Texas..................................  Doors                                          23,625       Owned
Houston, Texas..................................  Engineered building systems(9)                 70,200      Leased
Lubbock, Texas..................................  Metal components(1)(6)                         64,320       Owned
San Antonio, Texas..............................  Metal components(3)                            52,360       Owned
Southlake, Texas................................  Engineered building systems(5)                123,000       Owned
                                                  Metal components
Stafford, Texas.................................  Metal components                               56,840      Leased
Salt Lake City, Utah............................  Metal components(1)                            93,150       Owned
Colonial Heights, Virginia......................  Metal components(1)                            37,000       Owned

--------------------------

 (1) Secondary structures and covering systems.

 (2) Includes secondary structures and covering systems.

 (3) Covering systems or products.

 (4) Full components product range.

 (5) Primary structures, secondary structures and covering systems.

 (6) Specialized products.

 (7) We own a 51% interest in a joint venture that owns this facility.

 (8) Primary structures.

 (9) We own a 50% interest in a joint venture that owns this facility.

 (10) Includes 18,000 square feet used for the principal offices of the metal components and metal coaters divisions.

 (11) Includes 33,600 square feet used for our principal executive offices and the principal offices of the engineered buildings systems division.

    We also maintain several drafting office facilities and retail locations in various states. We have short-term leases for these additional facilities.

    We believe that our present facilities are adequate for our current and projected operations.

    We have purchased approximately five acres of land in Houston, Texas where we plan to construct a new 60,000 square foot facility. The new facility will be used as our principal executive and administrative offices.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY MANAGERS

    Our directors, executive officers and other key managers, and their ages as of May 31, 1999, are as follows:

NAME                                               AGE                                POSITION
---------------------------------------------      ---      ------------------------------------------------------------
DIRECTORS AND EXECUTIVE OFFICERS:

C.A. Rundell, Jr.............................          67   Chairman of the Board and Class II Director of NCI

Johnie Schulte...............................          63   Chief Executive Officer, Chairman of the Executive Committee
                                                            and Class III Director of NCI; President and Chief Executive
                                                            Officer of Engineered Buildings Division

A.R. Ginn....................................          59   President, Chief Operating Officer and Class I Director of
                                                            NCI; President and Chief Executive Officer of Metal
                                                            Components Division; Chief Executive Officer of Metal
                                                            Coaters Division

Robert J. Medlock............................          59   Executive Vice President, Chief Financial Officer, Treasurer
                                                            and Class III Director of NCI; Vice President, Chief
                                                            Financial Officer and Treasurer of Engineered Buildings
                                                            Division

Kenneth W. Maddox............................          52   Executive Vice President, Administration and Class I
                                                            Director of NCI; Vice President and Chief Financial Officer
                                                            of Metal Components Division and Metal Coaters Division

Donnie R. Humphries..........................          49   Secretary of NCI; Vice President, Human Relations of
                                                            Engineered Buildings Division

T.C. Arnett..................................          66   Class I Director of NCI

William D. Breedlove.........................          59   Class III Director of NCI

Gary L. Forbes...............................          55   Class II Director of NCI

Robert N. McDonald...........................          71   Class II Director of NCI

Daniel D. Zabcik.............................          70   Class I Director of NCI

OTHER KEY MANAGERS:

Jerry D. Boen................................          52   Vice President, Marketing of Metal Components Division

David B. Curtis..............................          39   President of Doors & Building Components Division

Charles W. Dickinson.........................          47   Vice President, Sales of Metal Components Division

John T. Eubanks..............................          58   President of Mesco Metal Buildings Division

Leonard F. George............................          46   Executive Vice President of Engineered Buildings Division

Kelly R. Ginn................................          38   Vice President, Manufacturing of Metal Components Division

NAME                                               AGE                                POSITION
---------------------------------------------      ---      ------------------------------------------------------------
Richard F. Klein.............................          60   President and Chief Operating Officer of Metal Coaters
                                                            Division

Fredrick D. Koetting.........................          39   Vice President, Operations of Engineered Buildings Division

Alvan E. Richey, Jr..........................          63   Vice President, Sales and Marketing of Engineered Buildings
                                                            Division

    DIRECTORS AND EXECUTIVE OFFICERS:

    C.A. Rundell, Jr. has served as a director and Chairman of the Board of NCI since April 1989. Since May 1988, Mr. Rundell has owned and operated Rundell Enterprises, a sole proprietorship engaged in providing acquisition and financial consulting services to various business enterprises. Mr. Rundell is a director and a member of the Executive Committee of Tyler Corporation, a provider of information management systems and services for county governments and other enterprises. Mr. Rundell was the President and Chief Executive Officer of Tyler from October 1997 to December 1998, Chairman of the Board of Tyler from October 1996 until October 1997, and its temporary Chief Executive Officer from October 1996 to March 1997. Mr. Rundell is also a director of Dain Rauscher Corporation, a holding company for a full-service regional brokerage and investment banking company, and Tandy Brands Accessories, Inc., a manufacturer of accessories for men, women and boys. In March 1999, he became Chairman of the Board of Integrated Security Systems, Inc., a developer and manufacturer of systems and software for traffic control, perimeter and other security applications.

    Johnie Schulte, a founder of NCI, has been a director and Chief Executive Officer of NCI since 1984 and has served as the President and Chief Executive Officer of the Engineered Buildings Division since May 1998. From 1984 until December 1998, he served as President of NCI. Mr. Schulte founded and was President of Mid-West Steel Buildings Co., Inc. from 1970 until its sale to American Buildings Company ("ABC"), a metal building manufacturer, in 1980. Mr. Schulte remained as President of the Mid-West Metallic Division of ABC until 1984, when he left to form NCI. Mr. Schulte has over 44 years of experience in the metal building industry.

    A.R. Ginn has served as President of NCI since December 1998, as a director and Chief Operating Officer of NCI since May 1998 and as President and Chief Executive Officer of the Metal Components Division and Chief Executive Officer of the Metal Coaters Division since May 1998. From May 1998 until December 1998, he served as Executive Vice President of NCI. Previously, he served as a director and the President of MBCI, from 1976 until our acquisition of MBCI in May 1998 and was Chief Executive Officer of the Metal Coaters Division of MBCI from 1987 to May 1998. Mr. Ginn has over 40 years of experience in the metal building and components industry. Mr. Ginn worked for four years with A&S Steel Buildings and spent 14 years with Metallic Building Company, where he was Vice President of Operations for seven years. Mr. Ginn is the father of Kelly R. Ginn, one of the other key managers of NCI.

    Robert J. Medlock has served as a director of NCI since March 1999, as Executive Vice President of NCI since December 1998, as Chief Financial Officer and Treasurer of NCI since February 1992 and as Vice President, Chief Financial Officer and Treasurer of the Engineered Buildings Division since May 1998. From February 1992 until December 1998, he served as a Vice President of NCI. He was a Vice President and the Chief Financial Officer of ABC from 1973 to 1978. Mr. Medlock is a certified public accountant.

    Kenneth W. Maddox has served as Executive Vice President, Administration of NCI since December 1998 and as a director of NCI and as Vice President and Chief Financial Officer of the

Metal Components Division and the Metal Coaters Division since May 1998. From May 1998 until December 1998, he served as a Vice President of NCI. Previously, he served as the Chief Financial Officer and Treasurer of MBCI from 1980 until May 1998.

    Donnie R. Humphries has been Secretary of NCI since 1985 and Vice President, Human Relations of the Engineered Buildings Division since May 1998. Mr. Humphries previously served as Vice President, Human Relations of NCI from 1997 until May 1998. Mr. Humphries was employed by Mid-West from 1976 to 1980 and by ABC from 1980 to 1985. Mr. Humphries has over 21 years of experience in the metal building industry.

    Thomas C. Arnett has served as a director of NCI since April 1989. Mr. Arnett is currently retired and manages his own investments. Most recently before his retirement, Mr. Arnett served from 1977 to 1985 as Executive Vice President of Cronus Industries, Inc. (subsequently known as BRC Holdings, Inc. and recently acquired by Affiliated Computer Systems, Inc.), which at that time was the parent corporation of ABC and, through other subsidiaries, a manufacturer of feedwater heaters and condensers for the power industry and a provider of information management systems and services to county and other governments.

    William D. Breedlove has served as a director of NCI since March 1992. Mr. Breedlove has been Vice Chairman of Hoak Breedlove Wesneski & Co., an investment banking firm, since August 1996. Previously, he served as Chairman and Managing Director of Breedlove Wesneski & Co., a private merchant banking firm, for over five years.

    Gary L. Forbes has served as a director of NCI since December 1991. Mr. Forbes has been a Vice President of Equus II Incorporated, an investment company, since November 1991. Mr. Forbes is also a director of Consolidated Graphics, Inc., a commercial printing company, Advanced Technical Products, Inc., a manufacturer of aerospace parts, and Drypers Corporation, a manufacturer of disposable diapers. Mr. Forbes is a certified public accountant.

    Robert N. McDonald has served as a director of NCI since March 1992. Mr. McDonald is currently retired. Most recently before his retirement, Mr. McDonald served as a marketing consultant for ABC from 1985 until February 1992 and as a director of that company from 1989 to 1990. From 1956 to 1970, Mr. McDonald was employed by Butler Manufacturing Company, a metal building manufacturer, and served as Vice President of Marketing for ABC from 1970 to 1978.

    Daniel D. Zabcik has been a director of NCI since April 1989 and served as an Executive Vice President of NCI from April 1989 until October 1993, when he resigned as an officer and assumed part-time employee status until his retirement in early 1997. Since 1986, Mr. Zabcik has also served as a director of Southwest Bolt, Inc., a distributor of structural bolts. From 1980 until April 1989, Mr. Zabcik was employed as President, Executive Vice President and Vice Chairman of the Mid-West Metallic division of ABC. Mr. Zabcik has over 40 years of experience in the metal building industry. Mr. Zabcik is a licensed engineer and served on the Executive Committee of the Metal Building Manufacturers Association in 1993.

    The board of directors is comprised of four Class I Directors, three Class II Directors and three Class III Directors. The terms of the Class I directors will expire at the annual meeting of shareholders held in 2000, the terms of the Class II directors will expire at the annual meeting of shareholders held in 2001 and the terms of the Class III directors will expire at the annual meeting of shareholders held in 2002. At each of those annual meetings and thereafter, directors will be elected for a three-year term to succeed the directors of the same class whose terms are then to expire. Officers of NCI serve at the discretion of the board of directors.

    OTHER KEY MANAGERS:

    Jerry D. Boen has served as Vice President, Marketing of the Metal Components Division since May 1998. Previously, he served as Vice President of Marketing of MBCI since 1980. Before joining MBCI, Mr. Boen was a sales manager for another building components company.

    David B. Curtis has served as President of the Doors & Building Components Division since it was acquired from Doors & Building Components, Inc. in November 1995. Mr. Curtis was the founder of Doors & Building Components, Inc. and served as its President and Chief Executive Officer for more than five years.

    Charles W. Dickinson has served as Vice President, Sales of the Metal Components Division since May 1998. Previously, he served as Vice President of Sales of MBCI since 1991 and was employed by MBCI for more than 16 years. Mr. Dickinson has over 23 years of experience in the metal building and components industry.

    John T. Eubanks has served as President of the Mesco Metal Buildings Division since its acquisition by NCI in April 1996 from Anderson Industries, Inc. Mr. Eubanks also served as President of the Mesco Metal Buildings division of Anderson from 1989 until April 1996, and as President of Anderson for more than five years.

    Leonard F. George has served as Executive Vice President of the Engineered Buildings Division since May 1998. Previously, Mr. George served as a director of NCI from March 1993 until March 1999, as Executive Vice President of NCI from September 1992 until May 1998 and as the President of the A&S Buildings Division of NCI from October 1992 until December 1992. From 1987 to September 1992, Mr. George was employed as President, Vice President of Engineering, Assistant Vice President of Engineering and Regional Sales Manager of ABC. Mr. George has over 20 years of experience in the metal building industry.

    Kelly R. Ginn has served as Vice President, Manufacturing of the Metal Components Division since May 1998. Previously, he served as Vice President of Manufacturing of MBCI since 1990. Before joining MBCI in 1985, Mr. Ginn worked as a Plant Superintendent for a large metal building manufacturer. Mr. Ginn has 19 years of experience in the metal building and components industry. Mr. Ginn is the son of A.R. Ginn, President and Chief Operating Officer of NCI.

    Richard F. Klein has served as President and Chief Operating Officer of the Metal Coaters Division since May 1998. Previously, he served as President of Metal Coaters, Inc., a subsidiary of MBCI, since 1987. Before joining MBCI in 1987, Mr. Klein spent nine years as Vice President of a large coil coating concern.

    Fredrick D. Koetting has been Vice President, Operations of the Engineered Building Division since May 1998. He previously served as a Vice President of NCI from May 1994 until May 1998. Before joining NCI in May 1994, Mr. Koetting served as an Account Manager for National Steel Corporation, a steel supplier of NCI, from 1991 until May 1994. Mr. Koetting served as a Manager of Customer Service for Granite City Steel, a division of National Steel Corporation, from 1989 until 1991.

    Alvan E. Richey, Jr. has been Vice President, Sales and Marketing of the Engineered Buildings Division since May 1998. He previously served as Vice President, Sales and Marketing of NCI from July 1995 until May 1998. Mr. Richey has also been President of the A&S Buildings Division since December 1992. Before joining NCI in September 1992, Mr. Richey was employed by ABC for over 22 years. Mr. Richey has over 29 years of experience in the metal building industry.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of May 31, 1999 (the "Ownership Date"), the number of shares of common stock beneficially owned by (1) each person or group known by us to own beneficially more than 5% of the outstanding shares of common stock, (2) each director, (3) the Named Executive Officers and (4) all directors and executive officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to the common stock.

                                                                                  BENEFICIAL OWNERSHIP(1)
                                                                                 -------------------------
                              NAME OF BENEFICIAL                                  NUMBER OF
                                OWNER OR GROUP                                      SHARES       PERCENT
-------------------------------------------------------------------------------  ------------  -----------
Johnie Schulte(2)..............................................................      756,198         4.1%
A.R. Ginn......................................................................      478,116         2.6%
Daniel D. Zabcik(3)............................................................      313,010         1.7%
Kenneth W. Maddox..............................................................      243,266         1.3%
Gary L. Forbes(4)..............................................................      205,500         1.1%
C.A. Rundell, Jr.(5)...........................................................      194,200         1.1%
Leonard F. George(6)...........................................................      177,317        *
Alvan E. Richey, Jr.(7)........................................................       91,117        *
Robert J. Medlock(8)...........................................................       84,436        *
Thomas C. Arnett(9)............................................................       41,574        *
William D. Breedlove(10).......................................................       16,078        *
Robert N. McDonald(10).........................................................       19,078        *
All directors and executive officers as a group (11 persons)(11)...............    2,562,810        13.8%

------------------------

*   Less than one percent

(1) Includes shares beneficially owned by the listed persons, including shares owned under our 401(k) Profit Sharing Plan. If a person has the right to acquire beneficial ownership of any shares by exercise of options within 60 days after the Ownership Date, those shares are deemed beneficially owned by that person as of the Ownership Date and are deemed to be outstanding solely for the purpose of determining the percentage of the common stock that he owns. Those shares are not included in the computations for any other person.

(2) Includes 2,210 shares held by a trust for the benefit of Mr. Schulte's grandson, of which Mr. Schulte is a trustee and may be deemed to share voting and investment power. Mr. Schulte disclaims beneficial ownership of those shares. Also includes options to purchase 35,000 shares held by Mr. Schulte which were exercisable as of the Ownership Date. Mr. Schulte also holds options to purchase an additional 55,000 shares that were not exercisable.

(3) Includes 90,000 shares held in a testamentary trust, of which Mr. Zabcik is sole trustee, for the benefit of his children, 38,294 shares held by a family general partnership of which Mr. Zabcik has management authority and options to purchase 41,500 shares held by Mr. Zabcik that were exercisable as of the Ownership Date. Mr. Zabcik also holds options to purchase an additional 4,500 shares that were not exercisable.

(4) Includes 200,000 shares held by Equus II Incorporated, of which Mr. Forbes is a Vice President and may be deemed to share voting and investment power. Mr. Forbes disclaims beneficial ownership of those shares. Also includes options to purchase 1,500 shares held by Mr. Forbes that were exercisable as of the Ownership Date. Mr. Forbes also holds options to purchase an additional 4,500 shares that were not exercisable.

(5) Includes 12,000 shares held by The Rundell Foundation, of which Mr. Rundell is a trustee and may be deemed to share voting and investment power. Mr. Rundell disclaims beneficial ownership of those shares. Also includes options to purchase 35,000 shares held by Mr. Rundell that were exercisable as of the Ownership Date. Mr. Rundell also holds options to purchase an additional 55,000 shares that were not exercisable.

(6) Includes options to purchase 172,028 shares held by Mr. George that were exercisable as of the Ownership Date. Mr. George also holds options to purchase an additional 39,500 shares that were not exercisable.

(7) Includes options to purchase 88,054 shares held by Mr. Richey that were exercisable as of the Ownership Date. Mr. Richey also holds options to purchase an additional 35,500 shares that were not exercisable.

(8) Includes options to purchase 79,948 shares held by Mr. Medlock that were exercisable as of the Ownership Date. Mr. Medlock also holds options to purchase an additional 35,500 shares that were not exercisable.

(9) Includes 40,074 shares held by La Plaza Partnership, of which Mr. Arnett is a general partner and may be deemed to share voting and investment power. Also includes options to purchase 1,500 shares held by Mr. Arnett that were exercisable as of the Ownership Date. Mr. Arnett also holds options to purchase an additional 4,500 shares that were not exercisable.

(10) Includes options to purchase 13,078 shares held by Mr. Breedlove and 19,078 shares held by Mr. McDonald that were exercisable as of the Ownership Date. Each of Messrs. Breedlove and McDonald also holds options to purchase an additional 4,500 shares that were not exercisable.

(11) In addition to the shares identified in notes (2) through (5) and (8) through (10), includes options to purchase 7,500 shares held by Donnie Humphries that were exercisable as of the Ownership Date. Mr. Humphries also holds options to purchase an additional 2,500 shares that were not exercisable.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

    On March 25, 1998, we entered into our senior credit facility with NationsBank, N.A. as administrative agent, NationsBanc Montgomery Securities LLC, as arranger and syndication agent, and UBS AG, as documentation agent and the lenders named in the senior credit facility. It provided for the establishment of a $600.0 million credit facility. Our senior credit facility originally consisted of the (1) $200.0 million five-year revolver, of which up to $20.0 million may be used in the form of commercial and standby letters of credit, (2) $200.0 million term loan and (3) $200.0 million extendable facility. The initial funding of $140.0 million under the five-year revolver, $200.0 million under the term loan and $200.0 million under the extendable facility occurred on May 4, 1998, the date on which the MBCI acquisition was completed. During fiscal 1998, we reduced our senior credit facility to $540.0 million to better reflect future needs. At January 31, 1999, we had outstanding $150.0 million under the five-year revolver, $185.0 million under the term loan and $140.0 million under the extendable facility. We used the net proceeds from the initial offering of the Series A notes to repay borrowings under the extendable facility as described under "Use of Proceeds." The following is a summary description of the principal terms of our senior credit facility and the five-year revolver, term loan and extendable facility. This description does not purport to be complete and is qualified by reference to the credit agreement with respect to our senior credit facility and the other agreements that contain the principal terms and conditions of our senior credit facility, which are available upon request from us.

    AVAILABILITY. Loans and letters of credit under the five-year revolver will be available, and amounts repaid under the five-year revolver may be reborrowed, at any time until July 1, 2003 if we fulfill specified conditions, including the absence of a default under our senior credit facility. At January 31, 1999, we could have borrowed an additional $48.3 million under the five-year revolver. The term loan was fully drawn down as of the date of the MBCI acquisition. Amounts repaid under the term loan may not be reborrowed. After the application of the net proceeds of the initial offering of the Series A notes, we decreased the extendable facility to a $40.0 million facility. At January 31, 1999, on an as adjusted basis to reflect the application of the net proceeds from the initial offering, we could have borrowed an additional $20.8 million under the extendable facility.

    GUARANTEES AND SECURITY. Our obligations under our senior credit facility are secured by the pledge of all capital stock, partnership interests and other equity interests of our domestic subsidiaries. Our obligations under the senior credit facility also are guaranteed by each of those subsidiaries and our operating limited partnerships.

    INTEREST. Our senior credit facility provides for loans bearing interest rates, at our option as follows: (1) base rate loans, base rate plus a margin that ranges from 0% to 0.5%; and (2) LIBOR loans, adjusted LIBOR plus a margin that ranges from 0.75% to 2%. The default interest rate is the applicable rate plus 2% per year. The base rate is the higher of NationsBank, N.A.'s prime rate and the overnight Federal funds rate plus 0.5%, and adjusted LIBOR is the applicable London interbank offered rate adjusted for reserves, if any. In each case the margin is based on our most recently determined ratio of funded debt to EBITDA as calculated under our senior credit facility. Our senior credit facility currently bears interest at LIBOR plus 1.75%. We currently have an interest rate swap agreement in place, which limits our variable interest rate exposure on the term loan. The agreement applies to the full principal amount of the term loan and caps interest on LIBOR loans at 5.9% plus the applicable LIBOR margin. In the first quarter of fiscal 1999, our effective interest rate on variable rate loans was 7.6%.

    MATURITY, AMORTIZATION AND PREPAYMENTS OF PRINCIPAL. Loans under the five-year revolver mature and are due and payable in full on July 1, 2003. Loans under the term loan are payable in successive quarterly installments beginning on October 31, 1998 in quarterly payment amounts shown in the following table:

QUARTERLY PAYMENT DATES                             QUARTERLY PAYMENT
--------------------------------------------------  -----------------
                                                      (IN MILLIONS)
10/31/98 - 7/31/99................................      $    7.50
10/31/99 - 7/31/00................................           8.75
10/31/00 - 7/31/01................................          10.00
10/31/01 - 7/31/02................................          11.25
10/31/02 - 7/1/03.................................          12.50

    The extendable facility had an original maturity date of May 3, 1999, which was extended to May 1, 2000 with respect to all of these borrowings. If the extended portion of the extendable facility is not repaid by us on or before May 1, 2000 or further extended by the lenders, we have the option to convert it to a three-year term note. The three-year term note would be due and payable in full at the end of the term of the note, but in no event later than July 1, 2003.

    Borrowings may be prepaid, and voluntary reductions of the unutilized portion of the five-year revolver made, at any time, in agreed upon minimum amounts, without premium or penalty but we may incur LIBOR breakage costs. Voluntary prepayments of the term loan will be applied to the remaining installments of principal due in the inverse order of maturity. We are required to make mandatory prepayments on our senior credit facility (together with accrued interest and LIBOR breakage costs) equal to (a) 100% of the net proceeds received by us or any subsidiary from the sale of assets, (b) 100% of the net proceeds from the issuance of funded debt obligations and (c) 100% or 50% (depending on the ratio of our funded debt to EBITDA) of the net cash proceeds from the issuance and sale of equity securities. Mandatory prepayment will be applied first to the remaining installments of principal due under the term loan in inverse order of maturity and then to permanently reduce the five-year revolver.

    The table below shows, as of January 31, 1999 before application of the proceeds of the initial offering, the required principal reductions that we must make on our total debt:

                                                         REQUIRED ANNUAL
YEAR ENDED OCTOBER 31                                     PAYMENTS (1)
--------------------------------------------------  -------------------------
                                                          (IN MILLIONS)
1999..............................................          $    23.8
2000..............................................               36.3
2001..............................................               42.8
2002..............................................               46.3
2003..............................................              327.5
                                                               ------
                                                            $   476.7
                                                               ------
                                                               ------

------------------------

(1) Assumes that the extendable facility is further extended and/or converted to be due and payable in 2003.

    COVENANTS. Our senior credit facility contains covenants restricting the ability of us and our subsidiaries to, among other things, (1) incur additional indebtedness for borrowed money, (2) incur liens, (3) engage in material transactions with affiliates outside of the ordinary course of business, (4) make loans, advances and investments, (5) declare dividends or redeem or repurchase capital stock, (6) sell or otherwise dispose of assets, (7) engage in mergers, acquisitions and dissolutions and (8) alter the lines of business we presently conduct, in each case with permitted exceptions as described in our senior credit facility. As shown below, our senior credit facility also contains covenants requiring us to satisfy set financial tests governing our consolidated net worth and our leverage, fixed charge coverage and senior debt ratios. The required ratios for the periods indicated are as follows:

                                                              1999       2000       2001       2002       2003
                                                            ---------  ---------  ---------  ---------  ---------
Maximum leverage ratio....................................       4.25       4.00       3.50       3.50       3.50
Minimum fixed charge coverage ratio.......................       1.30       1.35       1.35       1.35       1.35
Maximum senior debt ratio.................................       3.25       3.00       2.75       2.50       2.50

    EVENTS OF DEFAULT. Events of default under our senior credit facility include, with respect to us and, in some instances, our subsidiaries, failures to make required payments, violations of covenants, material misrepresentations, voluntary and involuntary bankruptcy and insolvency events, material final judgments, attachments and divestiture orders, failure to maintain required ownership in a subsidiary guarantor, the acceleration of maturity of specified material debt, defaults with respect to letters of credit, invalidity or unenforceability of any of our senior credit facility documents and a change in control of NCI.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

    On May 5, 1999, we sold the Series A notes to the initial purchasers. In connection with the sale of the Series A notes, we entered into a registration rights agreement with the initial purchasers. The registration rights agreement requires that we use our best efforts to register the Series B notes with the SEC and offer to exchange the new Series B notes for the Series A notes. A copy of the registration rights agreement has been filed with the SEC as an exhibit to our registration statement and we strongly encourage you to read the entire text of the registration rights agreement. We expressly qualify all of our discussions of the registration rights agreement by the terms of the agreement itself. Except as discussed below, upon the completion of the exchange offer we will have no further obligations to register your notes.

    We need certain representations from you before you can participate in the exchange offer. In order to participate in the exchange offer, we require that you represent to us that:

    - you are acquiring the Series B notes in the ordinary course of your business;

    - neither you nor any other person is engaging in, or intends to engage in, a distribution of the Series B notes;

    - neither you nor any other person has an arrangement or understanding with any person to participate in the distribution of the Series B notes;

    - neither you nor any other person is our "affiliate," which is defined under Rule 405 of the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, us; and

    - if you or any other person is a broker-dealer, you will receive Series B notes for your own account, your Series B notes will be acquired as a result of market making activities or other trading activities and you will be required to acknowledge that you will deliver a prospectus in connection with any resale of your Series B notes.

    You may be entitled to "shelf" registration rights. In accordance with the registration rights agreement, we are required to file a shelf registration statement covering your Series A notes for a continuous offering in accordance with Rule 415 of the Securities Act. This means that we must file a second registration statement to register your Series A notes if:

    - we are not permitted to complete the exchange offer because of any change in law or applicable interpretations of the staff of the SEC; or

    - we are notified by any holder of Series A notes that it is prohibited from participating in the exchange offer because of SEC policy, it may not resell the Series B notes because it cannot comply with the prospectus delivery requirements or it is a broker-dealer who holds Series A notes purchased directly from us or one of our affiliates.

    If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until May 5, 2001. Other than as described above, you will not have the right to participate in the shelf registration or require that we register your notes in accordance with the Securities Act.

    If you participate in the exchange offer and make the representations provided above, we believe you will be able to freely sell or transfer your Series B notes. We base our belief upon existing interpretations by the SEC's staff contained in several "no-action" letters to third-parties unrelated to us. If you tender your Series A notes in the exchange offer for the purpose of participating in a distribution of Series B notes, you cannot rely on this interpretation by the SEC's staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer who receives Series B notes for its own account in exchange for its Series A notes, whether the Series B notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that the broker-dealer will deliver a prospectus in connection with any resale of the Series B notes.

    You may suffer adverse consequences if you fail to exchange your Series A notes. See "Risk Factors."

    Following the completion of the exchange offer, except as provided above and in the registration rights agreement, you will not have any further registration rights and your Series A notes will continue to be subject to restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your Series A notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

    We will accept any validly tendered notes that are not withdrawn, prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of Series B notes in exchange for each $1,000 principal amount of your Series A notes. You may tender some or all of your notes in the exchange offer.

    The form and terms of the Series B notes will be the same as the form and terms of your notes except that:

    - interest on the Series B notes will accrue from the last interest payment date on which interest was paid on your Series A notes, or, if no interest was paid, from the date of the original issuance of your Series A notes; and

    - the Series B notes have been registered under the Securities Act and will not bear a legend restricting their transfer.

    This prospectus, together with the letter of transmittal you received with this prospectus, is being sent to you and to others believed to have beneficial interests in the Series A notes. You do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the indenture governing your notes. We intend to conduct the exchange offer in accordance with the requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC.

    We will have accepted your validly tendered Series A notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Series B notes from us. If the exchange agent does not accept any tendered Series A notes for exchange because of an invalid tender or for any other valid reason, the exchange agent will return the certificates, without expense, to the tendering holder as promptly as practicable after the expiration date of the exchange offer.

    You will not be required to pay brokerage commissions, fees or transfer taxes in the exchange of your Series A notes. We will pay all charges and expenses other than any taxes you may incur in connection with the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The exchange offer will expire at 5:00 p.m., New York City time, on July 12, 1999, unless we extend it and thereby delay acceptance for exchange of any Series A notes. In order to extend the exchange offer, we will issue a notice by press release or by other public announcement before 9:00 a.m, New York City time, on the next business day after the previously scheduled expiration date.

    We reserve the right, in our sole discretion:

    - to delay accepting your notes;

    - to extend the exchange offer;

    - to terminate the exchange offer if any of the conditions were not satisfied by giving oral or written notice of delay, extension or termination to the exchange agent; or

    - to amend the terms of the exchange offer in any manner.

PROCEDURES FOR TENDERING YOUR NOTES

    Only you may tender your notes in the exchange offer. Except as stated on page 65 under the heading "--Book-Entry Transfer," to tender in the exchange offer, you must:

    - complete, sign and date the enclosed letter of transmittal, or a copy of it;

    - have the signature on the letter of transmittal guaranteed if required by the letter of transmittal; and

    - mail, fax or otherwise deliver the letter of transmittal or copy to the exchange agent before the expiration date.

    In addition, either:

    - the exchange agent must receive certificates for your Series A notes and the letter of transmittal before the expiration date; or

    - the exchange agent must receive a timely confirmation of a book-entry transfer of your Series A notes, if that procedure is available, into the account of the exchange agent at the Depository Trust Company under the procedure for book-entry transfer described below before the expiration date of the exchange offer; or

    - you must comply with the guaranteed delivery procedures described below.

    For your Series A notes to be tendered effectively, the exchange agent must receive a letter of transmittal and other required documents before the expiration date of the exchange offer.

    If you do not withdraw your tender before the expiration date, it will constitute an agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

    The method of delivery to the exchange agent of your Series A notes, your letter of transmittal, and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date of the exchange offer. Do not send either a letter of transmittal or your Series A notes directly to us. You may request your broker, dealer, commercial bank, trust company or nominee to make the exchange on your behalf.

PROCEDURE IF THE SERIES A NOTES ARE NOT REGISTERED IN YOUR NAME

    Any beneficial owner whose Series A notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender the Series A notes in the exchange offer should contact the registered holder promptly and instruct the registered holder to tender the Series A notes on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, before completing and executing a letter of transmittal and delivering the owner's Series A notes, either make appropriate arrangements to register ownership of the Series A notes in the beneficial owner's name or obtain a properly completed bond power or other proper endorsement from the registered holder. We strongly urge you to act immediately since the transfer of registered ownership may take considerable time.

SIGNATURE REQUIREMENTS AND SIGNATURE GUARANTEES

    Unless you are a registered holder who requests that the Series B notes be mailed to you and issued in your name, or unless you are a member of, or participate in, the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program or an "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act, each an "Eligible Institution," you must guarantee your signature on a letter of transmittal or a notice of withdrawal by an eligible guarantor institution.

    If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity signs the letter of transmittal or any notes or bond powers on your behalf, that person must indicate their capacity when signing and submit satisfactory evidence to us with the letter of transmittal demonstrating their authority to act on your behalf.

CONDITIONS TO THE EXCHANGE OFFER

    We will decide all questions as to the validity, form, eligibility, acceptance and withdrawal of tendered Series A notes and our determination will be final and binding on you. We reserve the absolute right to reject any and all Series A notes properly tendered or accept any Series A notes that would be unlawful in the opinion of our counsel. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Series A notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Series A notes as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Series A notes, we, the exchange agent or any other person will not incur any liability for failure to give this notification. Tenders of Series A notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any Series A notes received by the exchange agent that are not properly tendered and as to which defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

    We reserve the right to purchase or to make offers for any Series A notes that remain outstanding after the expiration date of the exchange offer or to terminate the exchange offer and, to the extent permitted by law, purchase Series A notes in the open market, in privately negotiated transactions or otherwise. The terms of any of these purchases or offers could differ from the terms of the exchange offer.

    These conditions are for our sole benefit and we may assert or waive them at any time or for any reason. Our failure to exercise any of our rights will not be a waiver of our rights.

    We will not accept for exchange any Series A notes tendered, and no Series B notes will be issued in exchange for any Series A notes, if at the time any stop order is threatened or in effect with respect to the registration statement or the qualification of the indenture relating to the Series B notes under the Trust Indenture Act of 1939. We are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

    In all cases, issuance of Series B notes will be made only after timely receipt by the exchange agent of certificates for Series A notes or a timely book-entry confirmation of the Series A notes into the exchange agent's account at DTC's book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, electronic instructions of the holder agreeing to be bound by the letter of transmittal, and all other required documents. If we do not accept any tendered Series A notes for a valid reason or if you submit Series A notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged Series A notes to you at our expense. In the case of Series A notes tendered by book-entry transfer into the exchange agent's account at DTC's book-entry transfer facility under the book-entry transfer procedures described below, the non-exchanged Series A notes will be credited to an account maintained with the book-entry transfer facility. This will occur as promptly as practicable after the expiration or termination of the exchange offer for the Series A notes.

    Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue Series B notes in exchange for, any Series A notes and may terminate or amend the exchange offer if at any time before the acceptance of the Series A notes for exchange or the exchange of the Series B notes for the Series A notes we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

BOOK-ENTRY TRANSFER

    The exchange agent will make requests to establish accounts at DTC's book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of Series A notes being tendered by causing the book-entry transfer facility to transfer the Series A notes into the exchange agent's account at the book-entry transfer facility in accordance with the appropriate procedures for transfer. However, although delivery of Series A notes may be effected through book-entry transfer at the book-entry transfer facility, a letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, except as provided in the following paragraph, be transmitted to and received by the exchange agent on or before the expiration date of the exchange offer or you must comply with the guaranteed delivery procedures below.

    DTC's Automated Tender Offer Program ("ATOP") is the only method of processing the exchange offer through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system instead of sending a signed, hard copy of the letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the participant's acknowledgment of its receipt of and agreement to be bound by the letter of transmittal for those notes.

GUARANTEED DELIVERY PROCEDURES

    If a registered holder of Series A notes desires to tender any Series A notes and the Series A notes are not immediately available, or time will not permit the holder's Series A notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

    - the tender is made through an Eligible Institution;

    - before the expiration date of the exchange offer, the exchange agent received from the Eligible Institution a properly completed and duly executed letter of transmittal and Notice of Guaranteed Delivery, in the form provided by us. The Notice of Guaranteed Delivery must state the name and address of the holder of the Series A notes and the amount of Series A notes tendered, that the tender is being made and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Series A notes, in proper form for transfer, or a book-entry confirmation and any other documents required by the applicable letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

    - the certificates for all physically tendered Series A notes, in proper form for transfer, or a book-entry confirmation and all other documents required by the applicable letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

    You may withdraw your tender of Series A notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

    For a withdrawal to be effective, a written or, for a DTC participant, electronic ATOP transmission notice of withdrawal must be received by the exchange agent at its address provided in this prospectus before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

    The notice of withdrawal must:

    - specify the name of the person who deposited the Series A notes to be withdrawn;

    - identify the Series A notes to be withdrawn, including the certificate number or numbers and principal amount of the Series A notes;

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Series A notes were tendered or be accompanied by documents of transfer sufficient to have the trustee of the Series A notes register the transfer of the Series A notes into the name of the person withdrawing the tender; and

    - specify the name in which any Series A notes are to be registered, if different from that of the holder who tendered the Series A notes.

    We will determine all questions as to the validity, form and eligibility of any and our determination will be final and binding on all parties. Any Series A notes withdrawn will not be considered to have been validly tendered. We will return any Series A notes that have been tendered but not exchanged without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Series A notes may be retendered by following one of the above procedures before the expiration date.

EXCHANGE AGENT

    You should direct all executed letters of transmittal to the exchange agent. Harris Trust Company of New York is the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus or a letter of transmittal should be directed to the exchange agent addressed as follows:

           BY MAIL:                BY FACSIMILE TRANSMISSION:               BY HAND OR
      Wall Street Station          (FOR ELIGIBLE INSTITUTIONS           OVERNIGHT COURIER:
         P.O. Box 1023                        ONLY)                       Receive Window
    New York, NY 10268-1023          (212) 701-7636 or 7637              Wall Street Plaza
                                                                    88 Pine Street, 19th Floor
                                                                        New York, NY 10005
                                  FOR INFORMATION BY TELEPHONE
                                         (CALL COLLECT):
                                         (212) 701-7624

FEES AND EXPENSES

    We currently do not intend to make any payments to brokers, dealers or others to solicit acceptances of the exchange offer. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees.

    Our estimated cash expenses incurred in connection with the exchange offer will be paid by us and are estimated to be approximately $150,000 in the aggregate. This amount includes fees and expenses of the trustee for the Series B and Series A notes, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

    If you tender Series A notes for exchange, you will not be obligated to pay any transfer taxes. However, if you instruct us to register Series B notes in the name of, or request that your Series A notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for the payment of any transfer tax owed.

                        DESCRIPTION OF REGISTERED NOTES

    As used below in this "Description of Registered Notes" section, the "Company" means NCI Building Systems, Inc. and its successors, but not any of its subsidiaries. The Company will issue the Series B notes under our existing Indenture, dated as of May 5, 1999, among the Company, the Subsidiary Guarantors and Harris Trust Company of New York, as Trustee. The outstanding Series A notes and the registered Series B notes are collectively referred to as the "Notes." The following is a summary of the material terms and provisions of the Notes. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and prospective purchasers of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of the terms. A copy of the Indenture referred to below will be made available to prospective purchasers of the Notes upon request. The following summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. Capitalized terms that are used but not otherwise defined in this section have the meanings assigned to them in the Indenture and those definitions are incorporated in this section by reference.

    The Notes are senior subordinated unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company (including the Company's obligations under the Credit Agreement) as described below under "--Subordination." The Notes will be fully and unconditionally guaranteed (each a "Subsidiary Guarantee"), jointly and severally, by each Subsidiary Guarantor on a senior subordinated basis, with each such Guarantee subordinated to the Subsidiary Guarantor's guarantee of the obligations of the Company under the Credit Agreement and to all other Senior Indebtedness of such Subsidiary Guarantor (including guarantees of other Senior Indebtedness of the Company that constitute Senior Indebtedness). The Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

    An aggregate principal amount of Series A notes equal to $125.0 million were issued on the Issue Date. The Company may issue additional Notes having identical terms and conditions to the Notes offered hereby (the "Additional Notes"), subject to compliance with the "Limitations on Additional Indebtedness" covenant described below. Any Additional Notes will be part of the same issue as the Notes offered hereby and will vote on all matters as one class with the Notes offered hereby. For purposes of this "Description of Registered Notes," except the covenant described under "Limitations on Additional Indebtedness," references to the Notes include Additional Notes.

PRINCIPAL, MATURITY AND INTEREST

    The Notes will mature on May 1, 2009 and bear interest at the rate shown on the cover page of this prospectus, payable on May 1 and November 1 of each year, commencing on November 1, 1999, to holders of record at the close of business on April 15 or October 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within New York City or, at the option of the Company, by wire transfer of immediately available funds or, in the case of certificated securities only, by mailing a check to the registered address of the holder. See "--Delivery and Form of Securities--Book Entry, Delivery and Form." Until otherwise designated by the Company, the Company's office or agency in New York City will be the office of the Trustee maintained for such purpose.

SUBORDINATION

    The payment by the Company of principal of, and premium, if any, and interest (including Special Interest) on the Notes (the "Note Indebtedness"), and by each Subsidiary Guarantor of such amounts under its Subsidiary Guarantee (the "Subsidiary Guarantee Indebtedness"), will be subordinated to the prior payment in full in cash of the principal of, and premium, if any, and accrued and unpaid interest on, and all other amounts owing in respect of, all existing and future Senior Indebtedness of the Company and the Subsidiary Guarantor Senior Indebtedness of each of the Subsidiary Guarantors, as the case may be. The Company will agree in the Indenture that it will not incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is PARI PASSU with or is expressly subordinated in right of payment to the Notes. In addition, each Subsidiary Guarantor will agree that it will not incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Subsidiary Guarantor Senior Indebtedness unless such Indebtedness is PARI PASSU with or is expressly subordinated in right of payment to the Subsidiary Guarantees. At January 31, 1999, on an as adjusted basis assuming that the offering and the application of the net proceeds occurred on such date, the Company and the Subsidiary Guarantors would have had approximately $355.9 million of Indebtedness outstanding other than the Notes, of which $354.4 million would have constituted Senior Indebtedness or Subsidiary Guarantor Senior Indebtedness, and the Subsidiary Guarantors would have had no Indebtedness outstanding other than the guarantees of the Company's Senior Indebtedness and the Notes. Subject to certain limitations in the Credit Agreement and the Indenture, the Company and its Subsidiaries (including the Subsidiary Guarantors) may incur additional Indebtedness (including Senior Indebtedness or Subsidiary Guarantor Senior Indebtedness, as the case may be) in the future. See "Description of Credit Agreement" and "--Certain Covenants--Limitations on Additional Indebtedness."

    The Indenture provides that, upon any distribution to creditors of the Company or any Subsidiary Guarantor of assets of any kind or character of the Company or such Subsidiary Guarantor in a total or partial liquidation or dissolution of the Company or such Subsidiary Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or such Subsidiary Guarantor, whether voluntary or involuntary (including any assignment for the benefit of creditors and proceedings for marshaling of assets and liabilities of the Company or such Subsidiary Guarantor), the holders of all Senior Indebtedness of the Company or the Subsidiary Guarantor Senior Indebtedness of such Subsidiary Guarantor then outstanding will be entitled to payment in full in cash (including interest accruing subsequent to the filing of a petition for bankruptcy or insolvency at the rate specified in the document relating to the applicable Senior Indebtedness or Subsidiary Guarantor Senior Indebtedness, as the case may be, whether or not such interest is an allowed claim enforceable against the Company or such Subsidiary Guarantor under applicable law) before the holders of Notes are entitled to receive any payment (other than payments made from a trust previously established pursuant to provisions described under "--Legal Defeasance or Covenant Defeasance of Indenture") on or with respect to the Note Indebtedness or the Subsidiary Guarantee Indebtedness, as the case may be, and until the holders of all Senior Indebtedness or Subsidiary Guarantor Senior Indebtedness, as the case may be, of the Company or such Subsidiary Guarantor receive payment in full, any distribution to which the holders of Notes would be entitled will be made to holders of Senior Indebtedness or Subsidiary Guarantor Senior Indebtedness, as the case may be.

    Upon the occurrence of any default beyond the applicable grace period in the payment of any principal of or interest on or other amounts due on any Designated Senior Indebtedness (as defined below) of the Company or any Subsidiary Guarantor (a "Payment Default"), no payment of any kind or character shall be made by the Company or any Subsidiary Guarantor (or by any other Person on its or their behalf) with respect to the Note Indebtedness unless and until
(i) such Payment Default shall have been cured or waived in accordance with the instruments governing such Indebtedness or shall have ceased to exist, (ii) such Designated Senior Indebtedness has been discharged or paid in full in cash in accordance with the instruments governing such Indebtedness or (iii) the benefits of this sentence have been waived by the holders of such Designated Senior Indebtedness or their representative, including, if applicable, the Agents, immediately after which the Company must resume making any and all required payments, including missed payments, in respect of its obligations under the Notes.

    Upon (1) the occurrence and continuance of an event of default (other than a Payment Default) relating to Designated Senior Indebtedness, as such event of default is defined therein or in the instrument or agreement under which it is outstanding, which event of default, pursuant to the instruments governing such Designated Senior Indebtedness, entitles the holders (or a specified portion of the holders) of such Designated Senior Indebtedness or their representatives, including, if applicable, the Agents, to immediately accelerate without further notice (except such notice as may be required to effect such acceleration) the maturity of such Designated Senior Indebtedness (a "Non-payment Default") and
(2) the receipt by the Trustee and the Company from the trustee or other representative of holders of such Designated Senior Indebtedness of written notice (a "Payment Blockage Notice") of such occurrence, no payment is permitted to be made by the Company or any Subsidiary Guarantor (or by any other Person on its or their behalf) in respect of the Note Indebtedness for a period (a "Payment Blockage Period") commencing on the date of receipt by the Trustee of such notice and ending on the earliest to occur of the following events (subject to any blockage of payments that may then be in effect due to a Payment Default on Designated Senior Indebtedness): (w) such Non-payment Default has been cured or waived or has ceased to exist; (x) a period of 179 consecutive days, commencing on the date such Payment Blockage Notice is received by the Trustee, has elapsed; (y) such Payment Blockage Period has been terminated by written notice to the Trustee from the trustee or other representative of holders of such Designated Senior Indebtedness, whether or not such Non-payment Default has been cured or waived or has ceased to exist; and (z) such Designated Senior Indebtedness has been discharged or paid in full in cash, immediately after which, in the case of clause (w), (x), (y) or (z), the Company must resume making any and all required payments, including missed payments, in respect of its obligations under the Notes. Notwithstanding the foregoing, (i) not more than one Payment Blockage Period may be commenced in any period of 365 consecutive days and (ii) no default or event of default with respect to the Designated Senior Indebtedness of the Company that was the subject of a Payment Blockage Notice which existed or was continuing on the date of the giving of any Payment Blockage Notice shall be or serve as the basis for the giving of a subsequent Payment Blockage Notice whether or not within a period of 365 consecutive days unless such default or event of default shall have been cured or waived for a period of at least 90 consecutive days after such date.

    Notwithstanding the foregoing, Noteholders may receive and retain Permitted Junior Securities and payment from the money or the proceeds held in any defeasance trust described under "--Satisfaction and Discharge of Indenture; Defeasance" below, and no such receipt or retention will be contractually subordinated in right of payment to any Senior Indebtedness or subject to the restrictions described in this "Subordination" section.

    In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company or any Subsidiary Guarantor, whether in cash, property or securities, shall be received by the Trustee or the holders of Notes at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be segregated from other funds or assets and held in trust for the benefit of the holders of Senior Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, and shall be paid or delivered by the Trustee or such holders, as the case may be, to the holders of the Senior Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, held or represented by each, for application to the payment of all Senior Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, remaining unpaid, to the extent necessary to pay or to provide for the payment in full in cash of all such Senior Indebtedness after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

    If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not such failure is on account of the subordination provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of Notes to accelerate the maturity of the Notes. See "--Events of Default."

    By reason of the subordination provisions contained in the Indenture, in the event of bankruptcy, liquidation, insolvency or other similar proceedings, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and creditors of the Company (other than holders of the Notes) who are not holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes.

SUBSIDIARY GUARANTEES

    The Company's payment obligations under the Notes are jointly and severally guaranteed (the "Subsidiary Guarantees") by the Subsidiary Guarantors. Each Subsidiary Guarantee is an unsecured senior subordinated obligation of the Subsidiary Guarantor with respect thereto and ranks junior in right of payment to all existing and future Senior Indebtedness of such Subsidiary Guarantor, including such Subsidiary Guarantor's guarantee of the Company's obligations under the Credit Agreement and any guarantee by such Subsidiary Guarantor of other Indebtedness of the Company which guarantee constitutes Senior Indebtedness. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are limited so as not to constitute a fraudulent conveyance under applicable law.

    The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person whether or not affiliated with such Subsidiary Guarantor unless (i) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all of the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture, in form and substance satisfactory to the Trustee, under the Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default exists; and (iii) immediately after giving effect to such transaction, the Coverage Ratio Incurrence Condition would be met. The foregoing does not apply to any consolidation or merger that otherwise constitutes an Asset Sale.

    The Indenture provides that in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Subsidiary Guarantor then held by the Company and its Restricted Subsidiaries, then such Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; PROVIDED that the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture, to the extent required thereby. See "Certain Covenants--Limitations on Asset Sales." In addition, the Indenture provides that any Subsidiary Guarantor that is designated as an Unrestricted Subsidiary or that otherwise ceases to be a Subsidiary, in each case in accordance with the provisions of the Indenture, will be released from its Subsidiary Guarantee upon effectiveness of such designation or when it first ceases to be a Subsidiary, as the case may be.

OPTIONAL REDEMPTION OF THE NOTES

    The Notes may not be redeemed prior to May 1, 2004, but will be redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2004, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning May 1 of the years indicated:

YEAR                                                                 OPTIONAL REDEMPTION PRICE
-------------------------------------------------------------------  -------------------------
2004                                                                            104.625%
2005                                                                            103.083%
2006                                                                            101.542%
2007 and thereafter                                                             100.000%

    Notwithstanding the foregoing, at any time prior to May 1, 2002, the Company may redeem up to 35% of the sum of (i) the initial aggregate principal amount of the Notes and (ii) the initial aggregate principal amount of any Additional Notes with the net cash proceeds of one or more Equity Offerings at a redemption price equal to 109.250% of the principal amount thereof, plus accrued and unpaid interest thereon (including Special Interest), if any, to the redemption date; PROVIDED that (a) 65% of the sum of (i) the initial aggregate principal amount of Notes issued on the Issue Date and (ii) the initial aggregate principal amount of any Additional Notes remains outstanding immediately after the occurrence of such redemption and (b) such redemption occurs within 90 days of the date of the closing of any such Equity Offering.

    If less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Trustee from among the outstanding Notes and any Additional Notes as one class on a PRO RATA basis, by lot or by any other method permitted in the Indenture. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder whose Notes are to be redeemed at the registered address of such holder. On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each holder of the Notes will have the right to require that the Company repurchase such holder's Notes for a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest (including Special Interest) thereon, if any, to the date of repurchase, all in accordance with the following paragraph.

    Within 30 days following any Change of Control, the Company will mail to the Trustee (who shall mail to each Noteholder at the Company's expense) a notice
(i) describing the transaction or transactions that constitute the Change of Control, (ii) offering to repurchase, pursuant to the procedures required by the Indenture and described in such notice (a "Change of Control Offer"), on a date specified in such notice (which shall be a business day not earlier than 30 days or later than 60 days from the date such notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such holder pursuant to such offer to purchase for the Change of Control Purchase Price and (iii) describing the procedures that holders must follow to accept the Change of Control Offer. The Change of Control Offer is required to remain open for at least 20 business days or for such longer period as is required by law.

    The occurrence of the events constituting a Change of Control under the Indenture may result in an event of default in respect of other Indebtedness (including the Senior Indebtedness) of the Company and its Subsidiaries and, consequently, the lenders thereof may have the right to require repayment of such Indebtedness in full. If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay for all or any of the Notes that might be delivered by holders of Notes seeking to accept the Change of Control Offer. There can be no assurance that in the event of a Change of Control the Company will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit such an offer. The Company's obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer. The definition of Change of Control includes the sale of "all or substantially all" of the assets of (i) the Company or (ii) the Company and its Subsidiaries taken as a whole, the determination of which depends upon the circumstances of any such sale and is subject to interpretation under applicable legal precedent.

    The Change of Control feature of the Notes, by requiring a Change of Control Offer, may in certain circumstances make more difficult or discourage a sale or takeover of the Company, and, thus, the removal of incumbent management. The Change of Control feature, however, is not part of a plan by management to adopt a series of antitakeover provisions. Instead, the Change of Control feature is a result of negotiations between the Company and the Initial Purchasers. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

    The Company will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer.

CERTAIN COVENANTS

    LIMITATIONS ON ADDITIONAL INDEBTEDNESS. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness); PROVIDED that (i) the Company and its Restricted Subsidiaries may incur Permitted Indebtedness and (ii) the Company may incur additional Indebtedness if, after giving effect thereto, the Company's Consolidated Interest Coverage Ratio on the date thereof would be at least 2.0 to 1, determined on a PRO FORMA basis as if the incurrence of such additional Indebtedness, and the application of the net proceeds therefrom, had occurred at the beginning of the four-quarter period used to calculate the Company's Consolidated Interest Coverage Ratio.

    LIMITATION ON ISSUANCE OF SUBSIDIARY PREFERRED STOCK. The Indenture provides that the Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or a Wholly-Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly-Owned Restricted Subsidiary) to own or hold any interest in any Preferred Stock of any such Subsidiary unless such Restricted Subsidiary would be permitted to incur (i) Permitted Indebtedness under clause (x) of the definition thereof in an aggregate principal amount equal to the aggregate liquidation value of such Preferred Stock or (ii) other Indebtedness under clause (ii) of the proviso in the "Limitations on Additional Indebtedness" covenant.

    LIMITATION ON THE ISSUANCE OR SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any shares of Capital Stock of any Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly-Owned Restricted Subsidiary, (ii) subject to compliance with the covenant described under "-- Limitations on Asset Sales," a Permitted Sale or Issuance, or (iii) to the extent such shares represent directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary. The proceeds of any sale or issuance of Capital Stock permitted hereunder and referred to in clauses (ii) or (iii) above will be treated as Net Available

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Proceeds and must be applied in a manner consistent with the provisions of the covenant described under "--Limitations on Asset Sales," to the extent such transaction constitutes an Asset Sale.

    LIMITATIONS ON LAYERING DEBT. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness of the Company or such Restricted Subsidiary unless such Indebtedness by its terms is PARI PASSU with, or subordinated to, the Notes or any Subsidiary Guarantee of such Restricted Subsidiary, as the case may be.

    LIMITATIONS ON RESTRICTED PAYMENTS. The Indenture provides that the Company will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment (except as permitted below) if at the time of such Restricted Payment:

    (i) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

    (ii) the Company would be unable to meet the Coverage Ratio Incurrence Condition; or

    (iii) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date, exceeds the sum of

        (A) 50% of the Company's Consolidated Net Income (taken as one accounting period) from November 1, 1998 to the end of the Company's most recently ended fiscal quarter for which financial statements are publicly available at the time of such Restricted Payment (or, if such aggregate Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), PLUS

        (B) the net cash proceeds from the issuance and sale (other than to a Subsidiary of the Company) after the Issue Date of (l) the Company's Capital Stock that is not Disqualified Capital Stock or (2) debt securities of the Company that have been converted into the Company's Capital Stock that is not Disqualified Capital Stock and that is not then held by a Subsidiary of the Company, PLUS

        (C) to the extent that any Restricted Investment that was made after the Issue Date (other than an Existing Joint Venture Investment) is sold for cash or otherwise liquidated or repaid for cash, the sum of (x) cash realized from such sale, liquidation or repayment of such Restricted Investment (less the cost of disposition, if any) up to (and not to exceed) the amount of such Restricted Investment at the time it was made (net of prior reductions), PLUS (y) 50% of the excess, if any, of the cash realized from such sale, liquidation or repayment (less the cost of disposition, if any) over the amount of such Restricted Investment at the time it was made (net of prior reductions), PLUS

        (D) when an Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company in accordance with the definition of "Unrestricted Subsidiary" and becomes a Subsidiary Guarantor, the sum of (x) the Fair Market Value of all Investments in such Subsidiary Guarantor immediately following such designation, up to (and not to exceed) the aggregate amount of such Investments at the time they were made (to the extent such Investments reduced the amount available for subsequent Restricted Payments under this clause (iii) and were not previously repaid or otherwise reduced), PLUS (y) 50% of the excess, if any, of such Fair Market Value over the amount of such Investments at the time they were made (to the extent such Investments reduced the amount available for subsequent Restricted Payments under this clause (iii) and were not previously repaid or reduced), PLUS

        (E) $7.5 million,

        PROVIDED that any amounts that increase the amount available for Restricted Payments under any subpart of this clause (iii) shall not duplicatively increase amounts available for Restricted Payments under any other subpart of this clause (iii) or for Restricted Investments under the next paragraph.

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    The foregoing provisions will not prohibit:

    (1) the payment by the Company or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

    (2) the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Capital Stock of the Company (other than any Disqualified Capital Stock);

    (3) the defeasance, redemption, repurchase or other retirement of Subordinated Indebtedness of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent issue and sale of Capital Stock of the Company (other than (x) Disqualified Capital Stock,
(y) Capital Stock sold to a Subsidiary of the Company and (z) Capital Stock purchased with the proceeds of loans from the Company or any of its Subsidiaries);

    (4) the defeasance, redemption, repurchase or other retirement of Subordinated Indebtedness in exchange for, or out of the proceeds of, the substantially concurrent issue and sale of Refinancing Indebtedness permitted to be incurred under the "Limitations on Additional Indebtedness" covenant and the other terms of the Indenture;

    (5) the making of a Related Business Investment in joint ventures or Subsidiaries that are not Subsidiary Guarantors in exchange for or out of the proceeds of the substantially concurrent issue and sale of Capital Stock of the Company (other than (x) Disqualified Capital Stock, (y) Capital Stock sold to a Subsidiary of the Company and (z) Capital Stock purchased with the proceeds of loans from the Company or any of its Subsidiaries);

    (6) the making of (a) Related Business Investments in joint ventures or Subsidiaries that are not Subsidiary Guarantors in an aggregate amount not to exceed the aggregate amount realized in cash by the Company or any of the Subsidiary Guarantors after the Issue Date in respect of (or the Fair Market Value of any Investment (other than an Investment in Indebtedness incurred in connection with or in anticipation of such transaction) in a joint venture engaged in any Related Business received by the Company or any Subsidiary Guarantor in exchange for) a Qualifying Joint Venture Investment, less the cost of disposition, if any, when such Investments are sold for cash or otherwise liquidated or repaid for cash (or exchanged for such Investment), but in each case only to the extent the Company elects not to take such amounts into account for purpose of calculating amounts available for Restricted Payments under clause (iii) of the immediately preceding paragraph, and (b) Existing Joint Venture Investments;

    (7) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or service or pursuant to any agreement under which such shares of Capital Stock or related rights were issued; PROVIDED that the aggregate cash consideration paid for all such purchases, redemptions, acquisitions, cancellations or other retirements of such shares of Capital Stock (a) during any calendar year does not exceed $2.5 million (with unused amounts in any calendar year being usable in all subsequent calendar years) and (b) during the period from the Issue Date through the maturity date of the Notes does not exceed $7.5 million;

    (8) payments to holders of Common Equity of the Company (a) in lieu of the issuance of fractional shares of Common Equity, (b) to redeem or repurchase stock purchase or similar rights issued as a shareholder rights device and (c) to repurchase shares of Common Equity of the Company from holders who hold less than 100 shares in each instance;

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    (9) any Investments in a Receivables Subsidiary in connection with a
Qualifying Receivables Facility;

    (10) the prepayment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness (other than Subordinated Indebtedness held by Affiliates of the Company) upon a Change of Control or Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness, but only (x) if the Company shall have complied with the covenant described under the caption "Change of Control" or "Certain Covenants--Limitations on Asset Sales", as the case may be, and repurchased all Notes tendered pursuant to the offer required by such covenants prior to prepaying or otherwise acquiring or retiring such Subordinated Indebtedness, (y) in the case of an Asset Sale, to the extent of the Excess Proceeds remaining after the offer to Holders of the Notes and Pari Passu Indebtedness required by such covenant is consummated and
(z) within 60 days of the date such offer is consummated; or

    (11) Related Business Investments the aggregate amount of which (excluding the amount of any Existing Joint Venture Investments), together with the amount of all other Restricted Investments made pursuant to this clause (11) after the Issue Date (including the initial amount of any such Restricted Investments subsequently taken into account for purposes of clause (6)(a) above), does not exceed $12.5 million at any time outstanding;

    PROVIDED that, in the case of any Restricted Payment pursuant to any of the foregoing clauses (3) through (11), no Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

    Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payments referred to in clauses (2), (3), (4) and (5) thereof) shall be included once in calculating whether the conditions of clause
(iii) of the second preceding paragraph have been met with respect to any subsequent Restricted Payments. If an issuance of Capital Stock of the Company is applied to make a Restricted Payment pursuant to clause (2), (3) or (5) above, then, in calculating whether the conditions of clause (iii) of the second preceding paragraph have been met with respect to any subsequent Restricted Payments, the proceeds of any such issuance shall be included under such clause
(iii) only to the extent such proceeds are not applied as so described in this sentence. For purposes of determining compliance with this "Limitation on Restricted Payments" covenant, in the event that a transaction meets the criteria of more than one of the types of Restricted Payments described in the clauses of the immediately preceding paragraph or any clause of the definition of "Restricted Payment," the Company, in its sole discretion, shall classify such transaction and only be required to include the amount and type of such transaction in one of such clauses.

    Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Limitations on Restricted Payments" were computed, which calculations shall be based upon the Company's latest available financial statements.

    LIMITATIONS ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual Payment Restriction with respect to any of its Restricted Subsidiaries, except for:

    (a) any such Payment Restriction in effect on the Issue Date under the Credit Agreement or any similar Payment Restriction under any other Credit Facility (whether or not in effect on the Issue Date) or any amendment, restatement, renewal, replacement or refinancing of any of the foregoing; PROVIDED that such similar Payment Restrictions are not, taken as a whole, more restrictive than the Payment Restrictions in effect on the Issue Date under the Credit Agreement;

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    (b) any such Payment Restriction under any agreement evidencing any Acquired
Indebtedness that was permitted to be incurred pursuant to the Indenture in effect at the time of such incurrence and not created in contemplation of such event; PROVIDED that such Payment Restriction only applies to assets that were subject to such restriction and encumbrances prior to the acquisition of such assets by the Company or its Subsidiaries;

    (c) any such Payment Restriction arising in connection with Refinancing Indebtedness; PROVIDED that any such Payment Restrictions that arise under such Refinancing Indebtedness are not, taken as a whole, more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded or refinanced;

    (d) any Payment Restriction created pursuant to an asset purchase agreement, stock sale agreement or similar instrument pursuant to which a bona-fide Asset Sale is to be consummated, the proceeds of which are applied as provided in the Indenture, so long as such restriction or encumbrance shall apply only to the assets subject to such Asset Sale and shall be effective only for a period from the execution and delivery of such agreement or instrument through the earlier of the consummation of such Asset Sale or the termination of such agreement or instrument;

    (e) customary nonassignment provisions of any lease governing any leasehold interest of the Company or any Restricted Subsidiary;

    (f) any Payment Restriction existing under or by reason of applicable law;

    (g) any Payment Restriction imposed pursuant to an agreement that has been entered into for the sale of all or substantially all of the Capital Stock of a Restricted Subsidiary; and

    (h) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (d) of the definition of "Payment Restriction."

    LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from or enter into any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

    (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

    (ii) the Company delivers to the Trustee:

        (a) with respect to any Affiliate Transaction (or series of related transactions) involving aggregate payments in excess of $5.0 million, an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and a Secretary's Certificate which sets forth and authenticates a resolution that has been adopted by a vote of a majority of the Independent Directors approving such Affiliate Transaction or, if at the time fewer than three Independent Directors are then in office, a Secretary's Certificate which sets forth and authenticates a resolution that has been adopted unanimously by the Company's Board of Directors; and

        (b) with respect to any Affiliate Transaction (or series of related transactions) involving aggregate payments of $10.0 million or more, the certificates described in the preceding clause (a) and an opinion as to the fairness to the Company or such Subsidiary from a financial point of view issued by an Independent Financial Advisor;

    PROVIDED, HOWEVER, that the following shall not be deemed to be Affiliate
Transactions:

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    (a) transactions exclusively between or among (1) the Company and one or more Restricted Subsidiaries or (2) Restricted Subsidiaries; PROVIDED, in each case, that no Affiliate of the Company (other than another Restricted Subsidiary) owns Capital Stock of any such Restricted Subsidiary;

    (b) transactions between the Company or any Restricted Subsidiary and any qualified employee stock ownership plan established for the benefit of the Company's employees, or the establishment or maintenance of any such plan;

    (c) reasonable director, officer and employee compensation and other benefits (including retirement, health and other benefit plans), and indemnification arrangements, in each case approved by a majority of the Independent Directors on the Board of Directors;

    (d) Restricted Payments permitted by the "Limitations on Restricted Payments" covenant (other than Investments covered by clause (a) above or clause
(h) below);

    (e) the pledge of Capital Stock of Unrestricted Subsidiaries to support the Indebtedness thereof;

    (f) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Company and/or one or more Subsidiaries, on the one hand, and any other Person with which the Company or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Company or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by the Company and its Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis);

    (g) commission, travel and similar advances to officers and employees made in the ordinary course of business and on customary terms;

    (h) transactions exclusively between (1) the Company or any Restricted Subsidiary and (2) any joint venture or a Subsidiary; PROVIDED, in each case, that no Affiliate of the Company (other than a Restricted Subsidiary) owns Capital Stock of any such joint venture or Subsidiary;

    (i) the purchase of structural bolts from Southwest Bolt, Inc. on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

    (j) transactions pursuant to agreements entered into or in effect on the Issue Date and described on a schedule to the Indenture, including amendments, renewals and extensions thereof entered into after the Issue Date, PROVIDED that the terms of any such amendment, renewal or extension are not, in the aggregate, less favorable to the Company or such Restricted Subsidiary than the terms of such agreement prior to such amendment, renewal or extension.

    LIMITATIONS ON LIENS. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any property of the Company or any Restricted Subsidiary (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which secures Indebtedness that is not Senior Indebtedness or secures trade payables, unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with (or if such Lien secures Indebtedness that is subordinated to the Notes, prior to) such Indebtedness or trade payables so long as such Indebtedness or trade payables are secured by a Lien.

    The foregoing restrictions shall not apply to:

    (i) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

    (ii) Liens in favor of the Company or a Subsidiary Guarantor;

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
   (iii) Liens to secure purchase money Indebtedness referred to in clause
(viii) of the definition of "Permitted Indebtedness," provided such Liens are limited to the assets acquired with the proceeds of such Indebtedness;

    (iv) Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to property or assets not subject to such Lien at the time of acquisition (other than improvements thereon);

    (v) Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

    (vi) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (i), (iii), (iv) and (v); PROVIDED that in each case such Liens do not extend to any additional property or assets (other than improvements thereon);

   (vii) any Lien securing the payment of workers' compensation or other insurance;

  (viii) good faith deposits in connection with tenders, leases or contracts (other than contracts for the payment of money) or to secure public or statutory obligations, or in lieu of surety or appeal bonds with respect to matters not yet finally determined and being contested in good faith by appropriate proceedings;

    (ix) Liens on Receivables to reflect sales of Receivables to and by a Receivables Subsidiary pursuant to a Receivables Facility; or

    (x) Liens arising by operation of law in favor of mechanics, materialmen, laborers, employees or suppliers (including under Article 2 of the Uniform Commercial Code), incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by appropriate proceedings.

    LIMITATIONS ON ASSET SALES. (a) The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale unless:

        (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale (evidenced by the delivery by the Company to the Trustee of an Officers' Certificate certifying that such Asset Sale complies with this clause (i));

        (ii) immediately before and immediately giving effect to such Asset Sale, no Default shall have occurred and be continuing, and

       (iii) all of the consideration received by the Company or such Restricted Subsidiary therefor is in the form of cash paid at the closing thereof, PROVIDED that the Company shall be permitted to receive property and securities other than cash so long as the aggregate Fair Market Value of all such property and securities received in Asset Sales and held by the Company and its Restricted Subsidiaries at any one time (exclusive of amounts, property, assets or Investments referred to in paragraph (b) below) does not exceed 5% of Consolidated Tangible Assets.

    (b) The (x) amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Company or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness, (y) amount of any Cash Equivalents, or other notes, securities or items of property received from such transferee that are within 30 days converted by the Company or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and (z) the Fair Market Value of any property or assets of any Related Business (or any Investment in a joint venture engaged in any such Related Business other than an

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Investment in Indebtedness incurred in connection with or in anticipation of such transaction) received by the Company or any Restricted Subsidiary in exchange for similar property or assets (or a joint venture Investment in a Person holding any such similar property or assets) and to be used in any Related Business of the Company or such Restricted Subsidiary, shall be deemed to be cash for purposes of clause (iii) of paragraph (a) above (but not Net Available Proceeds for purposes of paragraph (c) below) and, in the case of clause (x) above, shall also be deemed to constitute a repayment of, and a permanent reduction in, the amount of such Indebtedness (or any commitment) for purposes of the following paragraph (c). If at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

    (c) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company or such Restricted Subsidiary shall, no later than one year after such Asset Sale,

        (i) apply all or any of the Net Available Proceeds therefrom to repay amounts outstanding under the Credit Agreement or any other Senior Indebtedness; PROVIDED, in each case, that the related loan commitment (if any) is thereby permanently reduced by the amount of such Indebtedness so repaid and/or

        (ii) invest (or enter into a legally binding agreement to invest) all or any part of the Net Available Proceeds thereof in the purchase of fixed assets to be used by the Company and its Restricted Subsidiaries in a Related Business (together with any short-term assets incidental thereto), or the making of a Related Business Investment, PROVIDED, HOWEVER, that in the case of any such legally binding agreement to invest proceeds of an Asset Sale, such investment is made no later than one year after such agreement is entered into.

    The amount of such Net Available Proceeds not applied or invested as provided in this paragraph (c) will constitute "Excess Proceeds."

    (d) When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Company will be required to make an offer to purchase, from all holders of the Notes and, if applicable, prepay, purchase or redeem (or make an offer to do so) any Pari Passu Indebtedness of the Company the provisions of which require the Company to prepay, purchase or redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

        (i) The Company will (1) make an offer to purchase (a "Net Proceeds Offer") from all holders of the Notes in accordance with the procedures set forth in the Indenture, and (2) prepay, purchase or redeem (or make an offer to do so) any such other Pari Passu Indebtedness, PRO RATA in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be prepaid, purchased or redeemed or tendered for, the maximum principal amount (expressed as a multiple of $1,000) of Notes and Pari Passu Indebtedness that may be purchased, prepaid or redeemed out of the amount (the "Payment Amount") of such Excess Proceeds.

        (ii) The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest (including Special Interest) thereon, if any, to the date such Net Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture and the prepayment, redemption, purchase or offer price for such Pari Passu Indebtedness (the "Pari Passu Indebtedness Price") shall be as set forth in the related documentation governing such Indebtedness. To the extent that the sum of the aggregate Offered Price of Notes tendered

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
    pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a "Net Proceeds Deficiency"), the Company may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the "Limitations on Restricted Payments" covenant.

       (iii) If the aggregate Offered Price of Notes validly tendered and not withdrawn by holders thereof exceeds the PRO RATA portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a PRO RATA basis.

        (iv) Upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

    The Company will not permit any Restricted Subsidiary to enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make a Net Proceeds Offer following any Asset Sale. The Company will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above,

    LIMITATIONS ON MERGERS AND CERTAIN OTHER TRANSACTIONS. The Indenture provides that the Company will not in a single transaction or a series of related transactions, (a) consolidate or merge with or into (other than a merger with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Company's jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Company or the Company and its Subsidiaries (taken as a whole), or assign any of its obligations under the Notes and the Indenture, to any Person or (b) adopt a Plan of Liquidation unless, in either case:

    (i) the Person formed by or surviving such consolidation or merger (if other than the Company) or to which such sale, lease, conveyance or other disposition or assignment shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the "Successor"), is a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company under the Notes and the Indenture;

    (ii) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (i) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing;

   (iii) immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (i) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (1) the Consolidated Net Worth of the Company or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction and
(2) the Company or the Successor, as the case may be, could meet the Coverage Ratio incurrence Condition; and

    (iv) each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by amendment to its guarantee confirmed that its guarantee of the Notes shall apply to the obligations of the Company or the Successor under the Notes and the Indenture. For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Company immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

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    ADDITIONAL SUBSIDIARY GUARANTEES.  The Indenture provides that if the
Company or any of its Subsidiaries shall acquire or create another Subsidiary (other than (x) a Foreign Subsidiary that has not Guaranteed any Indebtedness of the Company or any of the Subsidiary Guarantors or (y) a Subsidiary that has been designated as an Unrestricted Subsidiary), then such newly acquired or created Subsidiary will be required to execute a Subsidiary Guarantee, in accordance with the terms of the Indenture.

    REPORTS. Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company and the Subsidiary Guarantors will file with the SEC, to the extent such filings are accepted by the SEC, and will furnish to the holders of Notes all quarterly and annual reports and other information, documents and reports that would be required to be filed with the SEC pursuant to Section 13 of the Exchange Act if the Company and the Subsidiary Guarantors were required to file under such section. In addition, the Company and the Subsidiary Guarantors will make such information available to prospective purchasers of the Notes, securities analysts and broker-dealers who request it in writing. The Company and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the holders and beneficial holders of Notes and to prospective purchasers of Notes designated by the holders of Transfer Restricted Securities and to broker-dealers, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

    An "Event of Default" will be defined in the Indenture as

    (i) failure by the Company to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

    (ii) failure by the Company to pay the principal or premium, if any, on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon repurchase, upon acceleration or otherwise;

   (iii) failure by the Company to comply with any of its agreements or covenants described above under "Certain Covenants--Limitations on Mergers and Certain Other Transactions", or in respect of its obligations to make a Change of Control Offer or a Net Proceeds Offer as described above under "Change of Control" and "Certain Covenants--Limitations on Asset Sales", respectively;

    (iv) failure by the Company to comply with any other covenant in the Indenture and continuance of such failure for 30 days after notice of such failure has been given to the Company by the Trustee or by the holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

    (v) failure by either the Company or any of its Restricted Subsidiaries to make any payment when due after the expiration of any applicable grace period, in respect of any Indebtedness of the Company or any of such Subsidiaries, or the acceleration of the maturity of such Indebtedness by the holders thereof because of a default, PROVIDED that the aggregate amount unpaid or accelerated, for all such Indebtedness under this clause (v), equals $20.0 million or more;

    (vi) one or more judgments or orders that exceed $20.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Company or any Subsidiary of the Company and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

   (vii) certain events of bankruptcy, insolvency or reorganization involving the Company or any Significant Subsidiary; and

  (viii) except as permitted by the Indenture (including with respect to releases of Subsidiary Guarantees in connection with Asset Sales and the designation of a Subsidiary Guarantor as

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Unrestricted Subsidiary), any Subsidiary Guarantee of any Significant Subsidiary
ceases to be in full force and effect or any Subsidiary Guarantor repudiates its obligations under any Subsidiary Guarantee.

    If an Event of Default (other than an Event of Default specified in clause
(vii) above involving the Company), shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee may declare all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of, premium, if any, and interest on the outstanding Notes shall immediately become due and payable. If an Event of Default results from bankruptcy, insolvency or reorganization involving the Company, all outstanding Notes shall become due and payable without any further action or notice. In certain cases, the holders of a majority in aggregate principal amount of the Notes then outstanding may waive an existing Default and its consequences, except a default in the payment of principal of, premium, if any, and interest on the Notes.

    The holders may not enforce the provisions of the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power; PROVIDED, HOWEVER, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the holders notice of any continuing Default (except any Default in payment of principal of, premium, if any, or interest on the Notes) if the Trustee determines that withholding such notice is in the holders' interest.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Company becoming aware of any Default, a statement specifying such Default and what action the Company is taking or proposes to take with respect thereto.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

    The Company may terminate its obligations under the Indenture at any time by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option, (i) will be discharged from any and all obligations with respect to the Notes (except for certain obligations of the Company to register the transfer or exchange of such Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants with respect to the Indenture ("Covenant Defeasance"), if the Company deposits with the Trustee, in trust, U.S. Legal Tender or U.S. Government Obligations or a combination thereof that, through the payment of interest and premium thereon and principal amount at maturity in respect thereof in accordance with their terms, will be sufficient to pay all the principal amount at maturity of and interest and premium on the Notes on the dates such payments are due in accordance with the terms of such Notes as well as the Trustee's fees and expenses. To exercise either such option, the Company is required to deliver to the Trustee (A) an Opinion of Counsel and, in connection with a discharge pursuant to clause (i) above, confirmation of such counsel that
(I) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (II) since the date of the Indenture there has been a change in the applicable federal income tax law, in each case to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised, (B) subject to certain qualifications, an Opinion of Counsel to the effect that funds so deposited (1) will not violate the Investment Company Act of 1940 and will not be subject to the effect of Section 547 of the United States Bankruptcy Code (the "Bankruptcy Code") and (2) after the 91st day following the deposit, will not be part of any "estate" formed by the bankruptcy or reorganization of the Company or

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any Subsidiary Guarantor or subject to the "automatic stay" under the Bankruptcy
Code or, in the case of Covenant Defeasance, will be subject to a first priority Lien in favor of the Trustee for the benefit of the holders of the Notes, and
(C) an Officers' Certificate and an Opinion of Counsel to the effect that the Company has complied with all conditions precedent to the defeasance.

TRANSFER AND EXCHANGE

    A holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Company, the Registrar is not required (i) to register the transfer of or exchange any Note selected for redemption, (ii) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (iii) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date. The registered holder of a Note will be treated as the owner of such Note for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal of, premium, if any, or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the holders of a majority in principal amount of the Notes then outstanding; PROVIDED that:

        (A) no such modification or amendment may, without the consent of the holders of 75% in aggregate principal amount of such series of Notes then outstanding, amend or modify the obligation of the Company under the caption "Change of Control" or in the obligations of the Company to make a Net Proceeds Offer or the definitions related thereto that could adversely affect the rights of any holder of the Notes; and

        (B) without the consent of each holder affected, the Company and the Trustee may not: (i) extend the maturity of any Note; (ii) reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest (including Special Interest) on or principal of the Notes; (iii) except as permitted by (A) above, reduce any premium payable upon optional redemption or acceleration of the Notes, change the date on which any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the Notes; (iv) make any Note payable in money or currency other than that stated in the Notes; (v) take any action that would subordinate the Notes or the Subsidiary Guarantees to any other Indebtedness of the Company or any of its Subsidiaries, respectively (except as provided under "Subordination" above), or otherwise affect the ranking of the Notes or the Subsidiary Guarantees; (vi) reduce the percentage of holders necessary to consent to an amendment, supplement or waiver to the Indenture or the Notes; (vii) impair the rights of holders of Notes to receive payments of principal of or premium, if any, or interest (including Special Interest) on the Notes; (viii) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except as permitted by the Indenture; or (ix) make any change in the foregoing amendment and waiver provisions.

    Without the consent of any holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated

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Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders in the case of a merger or acquisition, to release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, to the extent permitted by the Indenture, or to make any change that does not adversely affect the rights of any holder.

CONCERNING THE TRUSTEE

    Harris Trust Company of New York is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

    The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder, unless such holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

GOVERNING LAW

    Each of the Indenture, the Notes and the Subsidiary Guarantees provides that it will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM OF SECURITIES

    The Series B notes to be issued in this exchange offer will be represented by one or more Global Notes in definitive form. The Global Notes will be deposited on the date the exchange offer is completed with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder"). DTC will maintain the Series B notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

    DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary's Participants or the Depositary's Indirect Participants.

    Pursuant to procedures established by DTC, ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants.

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
    The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Series B notes will be limited to such extent.

    So long as the Global Note Holder is the registered owner of any Series B notes, the Global Note Holder will be considered the sole holder of outstanding Series B notes represented by such Global Notes under the Indenture. Except as provided below, owners of Series B notes will not be entitled to have Series B notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the Trustee thereunder. None of the Company, the Subsidiary Guarantors or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Series B notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Series B notes.

    Payments in respect of the principal of, premium, if any, and interest on any Series B notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names any Series B notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company or the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Series B notes (including principal, premium, if any, and interest). The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Series B notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

    Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for Series B notes in definitive form. Upon any such issuance, the Trustee is required to register such Series B notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such Series B notes would be issued in fully registered form and would be subject to the legal requirements described herein under the caption "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Series B notes in definitive form under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, Series B notes in such form will be issued to each person that such Global Note Holder and DTC identifies as being the beneficial owner of the related Series B notes.

    Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Series B notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

    The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Special Interest) be made in same-day funds. The Series B notes are expected to be eligible to trade in the FIPS Market or the PORTAL Market and to trade in DTC's Same-Day Funds Settlement System and any permitted secondary market trading activity in the Series B notes will, therefore, be required by DTC to be settled in same-day funds.

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ADDITIONAL INFORMATION

    Anyone who receives this prospectus may obtain a copy of the Indenture without charge by contacting the Company at 7301 Fairview, Houston, Texas 77041,
Attention: Chief Financial Officer, or by telephone at (713) 466-7788.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

    "ACQUIRED INDEBTEDNESS" means (a) with respect to any Person that becomes a Restricted Subsidiary after the date of the Indenture, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (b) with respect to the Company or any of its Restricted Subsidiaries, any Indebtedness of a Person (other than the Company or a Restricted Subsidiary) existing at the time such Person is merged with or into the Company or a Restricted Subsidiary, or Indebtedness assumed by the Company or any of its Restricted Subsidiaries in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

    "AFFILIATE" of any Person means any Person (i) which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person, (ii) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person,
(iii) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referent Person or (iv) with respect to an individual, any immediate family member of such Person. For purposes of this definition, control of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

    "ASSET SALE" means any sale, issuance, conveyance, transfer, lease, assignment or other disposition to any Person other than the Company or any of its Restricted Subsidiaries (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one transaction or a series of related transactions, of (a) any Capital Stock of any Subsidiary or
(b) any other properties or assets of the Company or any of its Subsidiaries. For purposes of this definition, the term "Asset Sale" shall not include: (i) transfers of cash, Cash Equivalents, defaulted accounts receivable, inventory or other properties or assets in the ordinary course of business (other than in connection with a Receivables Facility); (ii) transfers of properties or assets (including Capital Stock) that are governed by, and made in accordance with, the provisions described under "Covenants--Limitations on Mergers and Certain Other Transactions"; (iii) transfers of properties or assets to a Subsidiary, including an Unrestricted Subsidiary, and a transfer of assets that constitutes a Restricted Investment, in each case if permitted under the "Limitations on Restricted Payments" covenant; (iv) transfers of damaged, worn-out or obsolete equipment or assets that, in the Company's reasonable judgment, are no longer used or useful in the business of the Company or its Subsidiaries; PROVIDED that the proceeds thereof are used to purchase replacement or similar assets for use in the business of the Company and its Subsidiaries; (v) any transfer or series of related transfers that, but for this clause (v), would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the properties or assets transferred in such transaction or any such series of related transactions does not exceed $1,000,000; (vi) a Sale/Leaseback Transaction with respect to the Company's home office building being constructed in Houston, Texas, PROVIDED (a) the Attributable Indebtedness with respect to such Sale/Leaseback Transaction does not exceed a principal amount of $5.5 million and is otherwise permitted to be incurred under the

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Indenture, and (b) the gross cash proceeds of that Sale and Leaseback
Transaction are at least equal to the Fair Market Value of the asset subject thereto; or (vii) a contribution, transfer or other disposition of Receivables in connection with a Qualifying Receivables Facility.

    "ATTRIBUTABLE INDEBTEDNESS," when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Company's then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

    "BOARD RESOLUTION" means a duly adopted resolution of the Board of Directors of the Company and delivered to the Trustee.

    "BSM" means Building Systems de Mexico, S.A. de C.V., a Mexican stock corporation.

    "Capitalized Lease" means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

    "CAPITAL STOCK" of any Person means (i) any and all shares or other equity interests (including common stock, preferred stock and partnership interests) in such Person and (ii) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

    "CAPITALIZED LEASE OBLIGATIONS" of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

    "CASH EQUIVALENTS" means (i) marketable obligations with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (iii) commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Company or an Affiliate of the Company, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's;
(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; and
(v) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (iv) above.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange
Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the Voting Stock of the Company, (ii) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Company's assets or the assets of Company and its Subsidiaries taken as a whole to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee corporation and the beneficial owners of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation (including the

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Company) or transferee corporation immediately after such transaction, or (iii)
during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

    "COMMISSION" means the U.S. Securities and Exchange Commission.

    "COMMON EQUITY" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or
(ii) if such Person is not a corporation, control, or vote or otherwise participate in the selection of the governing body, partners, managers or others that controls, the management and policies of such Person.

    "CONSOLIDATED AMORTIZATION EXPENSE" for any period means the amortization expense of the Company and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income), determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED CASH FLOW" for any period means, without duplication, the sum of the amounts for such period of (i) Consolidated Net Income plus (ii) in each case to the extent deducted in determining Consolidated Net Income, (A) Consolidated Income Tax Expense, (B) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense), (C) Consolidated Depreciation Expense, (D) Consolidated Interest Expense and (E) all other non-cash items reducing the Consolidated Net Income (including any charge on account of contributions to employee benefit plans made in Common Equity of the Company, but excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, in each case determined on a consolidated basis in accordance with GAAP and minus (iii) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such Period.

    "CONSOLIDATED DEPRECIATION EXPENSE" for any period means the depreciation expense of the Company and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income), determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED INCOME TAX EXPENSE" for any period means the provision for taxes based on income and profits of the Company and its Restricted Subsidiaries to the extent such income or profits were included in computing Consolidated Net Income for such period.

    "CONSOLIDATED INTEREST COVERAGE RATIO" means, with respect to any determination date, the ratio of (a) Consolidated Cash Flow for the four full fiscal quarters immediately preceding the determination date for which financial statements are publicly available (for any determination, the "Reference Period"), to (b) Consolidated Interest Expense for such Reference Period. In making such computations, (i) Consolidated Cash Flow and Consolidated Interest Expense shall be calculated on a pro forma basis assuming that (A) the Indebtedness to be incurred or the Disqualified Capital Stock or Preferred Stock to be issued (and all other Indebtedness incurred or Disqualified Capital Stock or Preferred Stock issued after the first day of such Reference Period referred to in the covenant described under "--Certain Covenants--Limitations on Additional Indebtedness" through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness, Disqualified Capital Stock or Preferred Stock), including the refinancing of other Indebtedness, had been incurred or issued on the first day of such Reference Period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation

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and (B) any acquisition or disposition by the Company or any Restricted
Subsidiary of any properties or assets outside the ordinary course of business or any repayment of any principal amount of any Indebtedness of the Company or any Restricted Subsidiary prior to the stated maturity thereof, in either case since the first day of such Reference Period through and including the date of determination, had been consummated on such first day of such Reference Period (and, in the case of any such acquisition, Consolidated Cash Flow shall be calculated without regard to clause (ii) of the proviso in the "Consolidated Net Income" definition); (ii) the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the covenant described under "--Certain Covenants--Limitations on Additional Indebtedness" and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate;
(iii) the Consolidated Interest Expense attributable to interest on any indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described under "--Certain Covenants--Limitations on Additional Indebtedness" shall be computed based upon the average daily balance of such Indebtedness during the applicable period; PROVIDED that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, to the extent such repayment permanently reduced the commitments or amounts available to be reborrowed under such facility below the amount of such average daily balance during the applicable period; (iv) notwithstanding the foregoing clauses (ii) and (iii), interest on Indebtedness determined on a floating rate basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements; and (v) if after the first day of the applicable Reference Period and before the date of determination, the Company has permanently retired any Indebtedness out of the net proceeds of the issuance and sale of shares of Capital Stock (other than Disqualified Capital Stock) of the Company within 30 days of such issuance and sale, Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

    "CONSOLIDATED INTEREST EXPENSE" for any period means the sum, without duplication, of the total interest expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication, (i) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness, (ii) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers' acceptance financing and receivables financings, (iii) the net costs associated with Hedging Obligations, (iv) amortization of other financing fees and expenses, (v) the interest portion of any deferred payment obligations, (vi) amortization of debt discount or premium, if any, (vii) all other non-cash interest expense, (viii) capitalized interest, (ix) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Restricted Subsidiary) on any series of Preferred Stock of the Company or any Restricted Subsidiary, MULTIPLIED BY (b) a fraction, the numerator of which is one and the denominator of which is one MINUS the then current combined federal, state and local statutory tax rate of the Company and its Restricted Subsidiaries, expressed as a decimal, (x) all interest payable with respect to discontinued operations, and (xi) all interest on any Indebtedness of any other Person Guaranteed by the Company or any Restricted Subsidiary, provided that Consolidated Interest Expense shall not include the write-off of debt issuance costs or debt discount or premium in connection with an early retirement of debt.

    "CONSOLIDATED NET INCOME" for any period means the net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; PROVIDED that there shall be excluded from such net income (to the extent otherwise included therein),

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without duplication: (i) the net income (or loss) of any Person (other than a
Restricted Subsidiary) in which any Person other than the Company and its Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Company or any of its Wholly-Owned Restricted Subsidiaries during such period;
(ii) except to the extent includible in the consolidated net income of the Company pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Company or any Restricted Subsidiary; (iii) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period; (iv) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Company or any Restricted Subsidiary upon (A) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Company or any Restricted Subsidiary or (B) any Asset Sale by the Company or any of its Restricted Subsidiaries, (v) any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or the tax effect of any such extraordinary loss), realized by the Company or any Restricted Subsidiary during such period; and
(vi) in the case of a successor to the Company by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) (i) any amounts thereof attributable to Disqualified Stock of such Person or its Consolidated Subsidiaries and (ii) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a Subsidiary of such Person.

    "CONSOLIDATED TANGIBLE ASSETS" means, with respect to any Person, the total assets of such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal quarter of such Person for which financial statements are publicly available, less (without duplication) the sum of: (i) all intangible assets (including patents, trademarks, copyrights, goodwill, organizational expenses and similar intangible items), and (ii) all Investments in Persons that are not Restricted Subsidiaries (except Cash Equivalents).

    "COVERAGE RATIO INCURRENCE CONDITION" would be met at any specified time only if the Company (or its Successor, as the case may be) would be able to incur $1.00 of additional Indebtedness at such specified time pursuant to the Consolidated Interest Coverage Ratio test set forth in clause (ii) of the proviso in the covenant described under "--Certain Covenants--Limitations on Additional Indebtedness."

    "CREDIT AGREEMENT" means the Credit Agreement dated as of March 25, 1998 by and among the Company, as Borrower, NationsBank, N.A. (formerly known as NationsBank of Texas, N.A.), as Administrative Agent, certain financial institutions as Arrangers, Syndication Agents and Documentation Agent, and the Lenders named therein, together with any security documents, and guarantees in connection therewith and any additional guarantees executed by the Subsidiary Guarantors, as any of the foregoing may be subsequently amended, restated, refinanced, or replaced from time to time.

    "CREDIT FACILITIES" means, with respect to the Company or any Subsidiary Guarantor, one or more credit facilities with banks or other institutional lenders providing for revolving loans, term loans,

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receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from or issue securities to such lenders against such receivables) or letters of credit.

    "DEFAULT" means (i) any Event of Default or (ii) any event, act or condition that, after notice or the passage of time or both would be, an Event of Default.

    "DESIGNATED SENIOR INDEBTEDNESS" means (i) Indebtedness under the Credit Agreement (whether incurred pursuant to the definition of Permitted Indebtedness or pursuant to clause (ii) of the covenant described under "--Limitations on Additional Indebtedness") and (ii) any other Indebtedness constituting Senior Indebtedness or Subsidiary Guarantor Senior Indebtedness that at the date of determination, has an aggregate principal amount outstanding of at least $25.0 million and that is specifically designated by the Company or the Subsidiary Guarantor, in the instrument creating or evidencing such Senior Indebtedness or Subsidiary Guarantor Senior Indebtedness or in an Officers' Certificate delivered to the Trustee, as "Designated Senior Indebtedness."

    "DISQUALIFIED CAPITAL STOCK" means any Capital Stock of such Person or any of its Subsidiaries that, by its terms, by the terms of any agreement related thereto or by the terms of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased by such Person or any of its Subsidiaries, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking find obligation or otherwise, in whole or in part, on or prior to the final maturity date of the Notes; PROVIDED, HOWEVER, that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that is not Disqualified Capital Stock, and that is not convertible, puttable or exchangeable for Disqualified Capital Stock or Indebtedness, shall not be deemed to be Disqualified Capital Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Capital Stock.

    "EQUITY OFFERING" means an offering or sale of Capital Stock (other than Disqualified Capital Stock) of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act or pursuant to an exemption from the registration requirements thereof.

    "EXCHANGE ACT" means the U.S. Securities Exchange Act of 1934.

    "EXISTING JOINT VENTURE INVESTMENTS" means the Investments of the Company and its Restricted Subsidiaries in Midwest Metal Coatings, LLC, a Delaware limited liability company, BSM, Metallic de Mexico, S.A. de C.V., a Mexican stock corporation, and DOUBLECOTE, L.L.C., a Delaware limited liability company, to the extent in existence on the Issue Date or required to be made following the Issue Date pursuant to legally binding commitments in effect on the Issue Date. The aggregate amount of all Existing Joint Venture Investments existing or committed on the Issue Date equals approximately $38.1 million.

    "FAIR MARKET VALUE" of any asset or items means the fair market value of such asset or items as determined in good faith by the Board of Directors and evidenced by a Board Resolution.

    "FOREIGN SUBSIDIARY" means any Subsidiary of the Company that is not incorporated or organized in the United States or in any State thereof and substantially all of the assets of which are located outside of the United States or that conducts substantially all of its business outside of the United States.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in

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such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

    "GUARANTEE" means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (i) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). "Guarantee," when used as a verb, and "Guaranteed" have correlative meanings.

    "HEDGING OBLIGATIONS" of any Person means the obligations of such Person pursuant to (i) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates, (ii) agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates in the conduct of its operations, or (iii) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices, in each case, entered into in the ordinary course of business for BONA FIDE hedging purposes and not for the purpose of speculation.

    "INCUR" means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, Guarantee or otherwise become directly or, indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; PROVIDED that (i) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (ii) neither the accrual of interest nor the accretion of accreted value shall be deemed to be an incurrence of Indebtedness.

    "INDEBTEDNESS" of any Person at any date means, without duplication: (i) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof); (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto); (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services, which payable is not overdue by more than 60 days according to the original terms of sale unless such payable is being contested in good faith; (v) the maximum fixed redemption or repurchase price of all Disqualified Capital Stock of such Person; (vi) all Capitalized Lease Obligations of such Person;
(vii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (viii) all Indebtedness of others Guaranteed by such Person to the extent of such Guarantee; PROVIDED that Indebtedness of the Company or its Subsidiaries that is Guaranteed by the Company or the Company's Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis; (ix) all Attributable Indebtedness; and
(x) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (vii), the lesser of (A) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (B) the amount of the Indebtedness secured. For purposes of the preceding sentence, the "maximum fixed redemption or repurchase price" of any Disqualified Capital Stock that

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does not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased or redeemed on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock (or any equity security for which it may be exchanged or convened), such fair market value shall be determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution. "Indebtedness" shall include with respect to any receivables facility under which the purchaser has recourse to such Person or any Restricted Subsidiary of such Person, the sum of (a) the aggregate uncollected balances of Accounts Receivable (as defined in the definition of "Receivables") transferred ("Transferred Receivables") in such Receivables Facility plus (b) the aggregate amount of all collections of Transferred Receivables theretofore received by such Person or a Subsidiary of such Person but not yet remitted to the purchaser, net of all reserves or holdbacks retained by or for the benefit of the purchaser and net of any interest retained by such Person and reasonable costs and expenses (including fees and commissions and taxes other than income taxes) incurred by such Person in connection therewith and not payable to any Affiliate of such Person.

    "INDEPENDENT DIRECTOR" means a director of the Company who (i) is in fact independent with respect to the transaction at issue; (ii) does not have any direct financial interest or any material indirect financial interest in the Company or any of its Subsidiaries, or in any Affiliate of the Company or any of its Subsidiaries (other than as a result of holding securities of the Company); and (iii) has not and whose Affiliates have not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Company or any of its Affiliates, other than customary directors' fees for serving on the Board of Directors of the Company or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Company's or Affiliate's board and board committee meetings.

    "INDEPENDENT FINANCIAL ADVISOR" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Company and its Affiliates.

    "INVESTMENTS" of any Person means (i) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) or other credit extensions constituting Indebtedness of such other Person, and any Guarantee of Indebtedness of any other Person, (ii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iii) all other items that would be classified as investments (including purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP. Except as otherwise expressly specified herein, the amount of any Investment (other than an Investment made in cash) shall be the fair market value thereof on the date such Investment is made. If the Company or any Subsidiary sells or otherwise disposes of any Capital Stock of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Capital Stock of and all other Investments in such Subsidiary not sold or disposed of, which amount shall be determined by the Board of Directors.

    "ISSUE DATE" means the date on which the initial $125.0 million in Notes are issued.

    "LIEN" means, with respect to any asset or property, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset or property, whether or not filed, recorded or otherwise

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perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof (including mortgages or liens that are or would be deemed to exist on property subject to leases in effect on January 31, 1999 which mortgages or liens are or under GAAP should be recorded as Capital Leases), any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

    "MOODY'S" means Moody's Investors Service, Inc., and its successors.

    "NET AVAILABLE PROCEEDS" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the properties or assets subject to the Asset Sale or having a Lien therein and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee; PROVIDED, HOWEVER, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

    "NON-RECOURSE PURCHASE MONEY INDEBTEDNESS" means Indebtedness of the Company or any of its Restricted Subsidiaries incurred to finance the purchase of any assets of the Company or any of its Subsidiaries within 90 days of such purchase, (a) to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets, (b) to the extent the purchase cost of such assets is or should be included in "additions to property, plant and equipment" in accordance with GAAP, and (c) to the extent that the lenders thereunder expressly agree in the related documentation that such Indebtedness is non-recourse to the Company and its Restricted Subsidiaries and their respective assets, other than the assets so purchased.

    "OBLIGATION" means any principal, interest (including, in the case of Senior Indebtedness or Subsidiary Guarantor Senior Indebtedness, interest accruing subsequent to the filing of a petition in bankruptcy or insolvency at the rate specified in the document relating to such Indebtedness, whether or not such interest is an allowed claim permitted to be enforced against the obligor under applicable law), penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OFFICER" means any of the following of the Company: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

    "OFFICERS' CERTIFICATE" means a certificate signed by two Officers.

    "PARI PASSU INDEBTEDNESS" means any Indebtedness of the Company that ranks PARI PASSU with the Notes.

    "PAYMENT RESTRICTION" with respect to a Subsidiary of any Person, means any encumbrance, restriction or limitation, whether by operation of the terms of its charter or by reason of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation, on the ability

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of (i) such Subsidiary to (a) pay dividends or make other distributions on its
Capital Stock or make payments on any obligation, liability or Indebtedness owed to such Person or any other Subsidiary of such Person, (b) make loans or advances to such Person or any other Subsidiary of such Person, (c) Guarantee any Indebtedness of the Company or any Restricted Subsidiary, or (d) transfer any of its properties or assets to such Person or any other Subsidiary of such Person (other than customary restrictions on transfers of property subject to a Lien permitted under the Indenture) or (ii) such Person or any other Subsidiary of such Person to receive or retain any such dividends, distributions or payments, loans or advances, Guarantees or transfer of properties or assets.

    "PERMITTED INDEBTEDNESS" means any of the following:

        (i) Indebtedness of the Company and any Subsidiary Guarantor under Credit Facilities in an aggregate principal amount (or face amount, in the case of letters of credit) at any time outstanding not to exceed the sum of
    (a) $200.0 million, less the amount thereof that has been repaid (or the amount of any permanent commitment reduction) under the covenant described under "--Limitations on Asset Sales" and (b) the greater of (x) $240.0 million, less the amount thereof that has been repaid (or the amount of any permanent commitment reduction) under the covenant described under "--Limitations on Asset Sales," and (y) the sum of 80% of the book value of the accounts receivable and 50% of inventory of the Company and its Restricted Subsidiaries, calculated on a consolidated basis and in accordance with GAAP;

        (ii) Indebtedness under the Notes (other than any Additional Notes), the Subsidiary Guarantees and the Indenture;

       (iii) Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date and described in this Offering Memorandum (other than Indebtedness referred to in clauses (i) and (ii) above, and after giving effect to the intended use of proceeds of the Notes);

        (iv) Indebtedness under Hedging Obligations; PROVIDED that (1) such Hedging Obligations are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by the "Limitations on Additional Indebtedness" covenant, and (2) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of such Indebtedness to which such Hedging Obligations relate;

        (v) Indebtedness of the Company to a Subsidiary Guarantor and Indebtedness of any Subsidiary Guarantor to the Company or any other Subsidiary Guarantor; PROVIDED, HOWEVER, that upon either (1) the subsequent issuance (other than directors' qualifying shares), sale, transfer or other disposition of any Capital Stock or any other event which results in any such Subsidiary Guarantor ceasing to be a Subsidiary Guarantor or (2) the transfer or other disposition of any such Indebtedness (except to the Company or a Subsidiary Guarantor), the provisions of this clause (v) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of the "Limitations on Additional Indebtedness" covenant at the time the Subsidiary Guarantor in question ceased to be a Subsidiary Guarantor or the time such transfer or other disposition occurred;

        (vi) Guarantees by Subsidiary Guarantors of Indebtedness of the Company permitted to be incurred by clause (ii) of the proviso to the "Limitations on Additional Indebtedness" covenant;

       (vii) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company in the ordinary course of business, including Guarantees or obligations of the Company with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

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      (viii)  Indebtedness incurred by the Company or any Restricted Subsidiary in respect of (a) Non-Recourse Purchase Money Indebtedness, or (b) other purchase money Indebtedness (including Capitalized Leases) incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Company or such Restricted Subsidiary within 90 days of such purchase, PROVIDED the aggregate principal amount of such Indebtedness under this clause (b) does not exceed $10.0 million at any time outstanding;

        (ix) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (ii), (iii) or (viii) above; and

        (x) Indebtedness of the Company and the Subsidiary Guarantors, other than Indebtedness incurred pursuant to the foregoing clauses of this definition, with an aggregate principal face or stated amount (as applicable) at any time outstanding for all such Indebtedness incurred pursuant to this clause not in excess of $10.0 million.

    "PERMITTED JUNIOR SECURITIES" means (i) capital stock of the Company (other than Disqualified Capital Stock), (ii) securities of the Company, any Subsidiary Guarantor or any other corporation authorized by an order or decree giving effect, and stating in such order or decree that effect is given, to the subordination of the Notes or Subsidiary Guarantee to the Senior Indebtedness or Subsidiary Guarantor Senior Indebtedness, and made by a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy, insolvency or other similar law, or (iii) any securities of the Company or any Subsidiary Guarantor provided for by a plan of reorganization or readjustment that are subordinated in right of payment to all Senior Indebtedness or Subsidiary Guarantor Senior Indebtedness that may at the time be outstanding to substantially the same extent as, or to a greater extent than, the Notes or Subsidiary Guarantee are subordinated to Senior Indebtedness or Subsidiary Guarantor Senior Indebtedness.

    "PERMITTED SALE OR ISSUANCE" means (i) any sale by the Company of Capital Stock of a Restricted Subsidiary or (ii) any issuance by a Restricted Subsidiary of its Capital Stock, in each case in a single transaction or series of substantially contemporaneous related transactions, provided that (a) immediately following such sale or issuance, the Company and its Restricted Subsidiaries own, in the aggregate, no more than 10% of any class of Capital Stock of such former Subsidiary, and (b) the remaining ownership interest in such former Subsidiary shall be deemed to be the making of a Restricted Investment in the amount set forth in the definition of "Investment" and the Company and its Restricted Subsidiaries is able to make such Restricted Investment at the time of such sale or issuance under the "Limitations on Restricted Payments" covenant.

    "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

    "PLAN OF LIQUIDATION" with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

    "PREFERRED STOCK" means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

    "QUALIFYING JOINT VENTURE INVESTMENT" means (i) any Existing Joint Venture Investment or (ii) any Restricted Investment made after the Issue Date into a joint venture, or a Subsidiary that is not a

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Subsidiary Guarantor, engaged in a Related Business, provided the amount of such
Investment, when made, reduced the amount available for subsequent Restricted Payments under clause (iii) of the first paragraph of the "Limitations on Restricted Payments" covenant.

    "QUALIFYING RECEIVABLES FACILITY" means any Receivables Facility, provided that (a) consideration in an amount at least equal to the fair market value of the Receivables sold in such facility is received, directly or indirectly, by the Company or any of its Restricted Subsidiaries, and (b) all the net cash proceeds of such facility are remitted to the Company or any Restricted Subsidiary.

    "RECEIVABLES" means, collectively, (a) the Indebtedness and other obligations owed to the Company or any of its Subsidiaries (before giving effect to any sale or transfer thereof pursuant to a Receivables Facility), whether constituting an account, chattel paper, an instrument, a document or general intangible, arising in connection with the sale of goods and/or services by the Company or such Subsidiary, including the obligation to pay any late fees, interest or other finance charges with respect thereto (each of the foregoing, collectively, an "Account Receivable"), (b) all of the Company's or such Subsidiary's interest in the goods (including returned goods), if any, the sale of which gave rise to any Account Receivable, and all insurance contracts with respect thereto, (c) all other security interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of any Account Receivable, together with all financing statements and security agreements describing any collateral securing such Account Receivable, (d) all Guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of any Account Receivable, (e) all contracts, invoices, books and records of any kind related to any Account Receivable, (f) all cash collections in respect of, and cash proceeds of, any of the foregoing and any and all lockboxes, lockbox accounts, collection accounts, concentration accounts and similar accounts in or into which such collections and cash proceeds are now or hereafter deposited, collected or concentrated, and
(g) all proceeds of any of the foregoing.

    "RECEIVABLES FACILITY" means, with respect to any Person, any Receivables securitization or factoring program pursuant to which such Person receives proceeds pursuant to a sale, pledge or other encumbrance of its Receivables. A Receivables Facility involving the sale, pledge or other encumbrance of Receivables of, and the direct or indirect receipt of the proceeds thereof by, the Company or any Restricted Subsidiary thereof shall constitute a Receivables Facility of the "Company" and/or its "Restricted Subsidiaries" whether or not as part of such securitization or factoring program such Receivables are initially contributed or otherwise transferred to an Unrestricted Subsidiary of the Company (and then resold or encumbered by such Unrestricted Subsidiary).

    "RECEIVABLES SUBSIDIARY" means any Subsidiary created primarily to purchase or finance the Receivables of the Company and/or its Subsidiaries pursuant to a Receivables Facility, so long as (i) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (a) is Guaranteed by the Company or any Restricted Subsidiary, (b) is recourse to the Company or any Restricted Subsidiary or (c) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof and (ii) no default or event of default with respect to any Indebtedness of such Subsidiary would permit any holder of any Indebtedness of the Company or any Restricted Subsidiary (other than the Notes) to declare such Indebtedness of the Company or any Restricted Subsidiary due and payable prior to its maturity. If, at any time, such Receivables Subsidiary would fail to meet the foregoing requirements as a Receivables Subsidiary, it shall thereafter cease to be a Receivables Subsidiary for purposes of the Indenture and any Indebtedness of such Receivables Subsidiary shall be deemed to be incurred by a Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the "Limitations on Indebtedness" covenant, the Company shall be in default of such covenant).

    "REFINANCING INDEBTEDNESS" means Indebtedness of the Company or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used

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substantially concurrently to repay, redeem, refund, refinance, discharge or otherwise retire for value, in whole or in part (collectively, "repay"), or constituting an amendment, modification or supplement to or a deferral or renewal of (collectively, an "amendment"), any Indebtedness of the Company or any Restricted Subsidiary (the "Refinanced Indebtedness") in a principal amount not in excess of the principal amount of the Refinanced Indebtedness so repaid or amended (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement); PROVIDED that: (i) the Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness, (ii) if the Refinanced Indebtedness was subordinated to or PARI PASSU with the Note Indebtedness or the Subsidiary Guarantee Indebtedness, as the case may be, then such Refinancing Indebtedness, by its terms, is expressly PARI PASSU with (in the case of Refinanced Indebtedness that was PARI PASSU with) or subordinate in right of payment to (in the case of Refinanced Indebtedness that was subordinated to) the Note Indebtedness or the Subsidiary Guarantee Indebtedness, as the case may be, at least to the same extent as the Refinanced Indebtedness; (iii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes; (iv) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and (v) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid or amended is secured.

    "RELATED BUSINESS" means any business or industry in which the Company and its Subsidiaries operate on the Issue Date, or that is reasonably related or complementary to the business of the Company and its Subsidiaries as such business exists on the Issue Date.

    "RELATED BUSINESS INVESTMENT" means any Investment directly by the Company or its Restricted Subsidiaries in any Related Business.

    "RESTRICTED DEBT PAYMENT" means any prepayment, purchase, redemption, defeasance (including covenant defeasance or legal defeasance) or other acquisition or retirement for value, directly or indirectly, by the Company or a Restricted Subsidiary, prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

    "RESTRICTED INVESTMENT" means any Investment by the Company or any Restricted Subsidiary, except (i) an Investment in Cash Equivalents, (ii) an Investment in a Subsidiary Guarantor, and (iii) an Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Subsidiary Guarantor or (b) such Person, in one transaction or a series of substantially concurrent related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary Guarantor.

    "RESTRICTED PAYMENT" means with respect to any Person: (i) the declaration or payment of any dividend (other than a dividend declared by a Wholly-Owned Restricted Subsidiary to holders of its Common Equity) or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person's Capital Stock (except that a dividend payable solely in Capital Stock (other than Disqualified Capital Stock) of such Person shall not constitute a Restricted Payment); (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of such Person's Capital Stock (or, in the case of the Company, the Capital Stock of any Subsidiary Guarantor or, in the case of any Restricted Subsidiary, the Capital Stock of the Company or

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any Subsidiary Guarantor) or any other payment or distribution made in respect of any such Capital Stock, either directly or indirectly (other than a payment solely in Capital Stock that is not Disqualified Capital Stock); (iii) any Restricted Investment; or (iv) any Restricted Debt Payment.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

    "SALE AND LEASEBACK TRANSACTIONS" means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

    "SECRETARY'S CERTIFICATE" means a certificate signed by the Secretary of the Company.

    "SECURITIES ACT" means the U.S. Securities Act of 1933.

    "SENIOR INDEBTEDNESS" means all Indebtedness and other Obligations specified below payable directly or indirectly by the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed by the Company: (i) the principal of and interest on and all other Obligations under the Credit Agreement (including all loans, letters of credit and unpaid drawings with respect thereto and other extensions of credit under the Credit Agreement, and all expenses, fees, reimbursements, indemnities and other amounts owing pursuant to the Credit Agreement), (ii) amounts payable in respect of any Hedging Obligations with respect to Senior Indebtedness, and (iii) all other Indebtedness of the Company referred to in clauses (i), (ii), (iii), (iv), (vi) and (vii) of the definition of "Indebtedness" and all Guarantees of the Company of any such Indebtedness, in each case to the extent not prohibited by the "Limitations on Additional Indebtedness" covenant, provided such Indebtedness is not expressly PARI PASSU with, or subordinated to, the Notes. Notwithstanding anything to the contrary in the foregoing Senior Indebtedness will not include
(a) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Indebtedness, (b) any trade payable or accrued expense arising from the purchase of goods or materials or for services obtained in the ordinary course of business, (c) Indebtedness incurred (but only to the extent incurred) in violation of the Indenture as in effect at the time of the respective incurrence, (d) any Indebtedness of the Company that, when incurred, was without recourse to the Company, (e) any Indebtedness to any employee of the Company or any of its respective Subsidiaries, (f) any Indebtedness of the Company to any of its Subsidiaries or Affiliates of the Company (including any of their respective officers or directors) or (g) any liability for taxes owed or owing by the Company.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary of the Company that would be a "Significant Subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date.

    "SPECIAL INTEREST" means special interest as set forth in the Registration Rights Agreement.

    "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company or any Restricted Subsidiary that is subordinated in right of payment to the Notes or the Subsidiary Guarantees, respectively.

    "SUBSIDIARY" of any Person means (i) any corporation of which at least a majority of the aggregate voting power of all classes of the Common Equity is owned by such Person directly or through one or more other Subsidiaries of such Person and (ii) any entity other than a corporation in which such Person, directly or indirectly, owns at least a majority of the Common Equity of such entity. Unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

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    "SUBSIDIARY GUARANTEES" mean the guarantees endorsed on the notes by the
Subsidiary Guarantors.

    "SUBSIDIARY GUARANTOR SENIOR INDEBTEDNESS" means all Indebtedness and other Obligations specified below payable directly or indirectly by any Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed by such Subsidiary Guarantor: (i) the Guarantees by any Subsidiary Guarantor of principal of and interest on and all other Obligations under the Credit Agreement (including all loans, letters of credit and unpaid drawings with respect thereto and other extensions of credit under the Credit Agreement, and all expenses, fees, reimbursements, indemnities and other amounts owing pursuant to the Credit Agreement), (ii) amounts payable in respect of any Hedging Obligations with respect to Subsidiary Guarantor Senior Indebtedness, and (iii) all other Indebtedness of a Subsidiary Guarantor referred to in clauses (i), (ii), (iii), (iv), (vi) and (vii) of the definition of "Indebtedness" and all Guarantees of any such Indebtedness of the Company or any Subsidiary Guarantor, in each case to the extent not prohibited under the "Limitations on Additional Indebtedness" covenant, provided such Indebtedness is not expressly PARI PASSU with, or subordinated to, the Notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include
(a) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Subsidiary Guarantor Senior Indebtedness, (b) any trade payable or accrued expense arising from the purchase of goods or materials or for services obtained in the ordinary course of business, (c) Indebtedness incurred (but only to the extent incurred) in violation of the Indenture as in effect at the time of the respective incurrence, (d) any Indebtedness of a Subsidiary Guarantor that, when incurred, was without recourse to such Subsidiary Guarantor, (e) any Indebtedness to any employee of a Subsidiary Guarantor or the Company or any of its respective Subsidiaries, (f) any Indebtedness of a Subsidiary Guarantor to the Company or any of its Subsidiaries or Affiliates (including any of their respective officers or directors) or (g) any liability for taxes owed or owing by the Subsidiary Guarantor.

    "SUBSIDIARY GUARANTORS" means each Restricted Subsidiary of the Company on the Issue Date, and each other Person who is required to become a Subsidiary Guarantor by the terms of the Indenture after the Issue Date (or whom the Company otherwise causes to become a Subsidiary Guarantor).

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. Initially, BSM is designated an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary, and any such designation shall be deemed to be a Restricted Investment at the time of and immediately upon such designation by the Company and its Restricted Subsidiaries in the amount of the Consolidated Net Worth of such designated Subsidiary and its consolidated Subsidiaries at such time; PROVIDED that such designation shall be permitted only if (A) the Company and its Restricted Subsidiaries would be able to make the Restricted Investment deemed made pursuant to such designation at such time,
(B) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (x) is Guaranteed by the Company or any Restricted Subsidiary, (y) is recourse to the Company or any Restricted Subsidiary or (z) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof and (C) no default or event of default with respect to any Indebtedness of such Subsidiary would permit any holder of any Indebtedness of the Company or any Restricted Subsidiary (other than the Notes) to declare such Indebtedness of the Company or any Restricted Subsidiary due and payable prior to its maturity. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, and any such designation shall be deemed to be an incurrence by the Company and its Subsidiaries of the Indebtedness (if any) of such Subsidiary so designated for purposes of the "--Limitations on Additional Indebtedness" covenant as of the date of such designation; PROVIDED that such designation shall be permitted only if immediately after giving effect to such designation and the incurrence of any such additional Indebtedness deemed

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to have been incurred thereby (x) the Company would meet the Coverage Ratio
Incurrence Condition and (y) no Default shall be continuing. Any such designation by the Board of Directors described in the two preceding sentences shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the Board Resolution giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions and setting forth the underlying calculations of such certificate. If, at any time after being designated as such, any Unrestricted Subsidiary fails to meet any of the requirements of the proviso of the second sentence of this definition, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture, such Subsidiary shall be deemed to have been acquired on such date and any Indebtedness or Preferred Stock of and Investments made by such Subsidiary shall be deemed to be incurred or acquired by a Restricted Subsidiary as of such date (and, if such Indebtedness, Preferred Stock or Investments are not permitted to be incurred, issued or acquired as of such date under any of the covenants described under the caption "Covenants--Limitations on Additional Indebtedness," "Limitation on Issuance of Subsidiary Preferred Stock" or "--Limitations on Restricted Payments," as applicable, the Company shall be in default of such covenant).

    "VOTING STOCK" with respect to any Person, means securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" when applied to any Indebtedness at any date, means the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

    "WHOLLY-OWNED RESTRICTED SUBSIDIARY" means a Restricted Subsidiary of which 100% of the Capital Stock (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by the Company or through one or more Wholly-Owned Restricted Subsidiaries.

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                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following is a discussion of material United States federal income tax consequences relevant to the exchange of Series A notes for Series B notes. The U.S. federal income tax considerations discussed below are based upon currently existing provisions of the Internal Revenue Code of 1986, applicable Treasury Regulations, judicial authority and current administrative rulings and pronouncements of the IRS. We can give you no assurance that the IRS will not take a contrary view, and we have not asked, and do not intend to ask, for a ruling from the IRS on these issues. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions made below. Any changes or interpretations may or may not be retroactive and could affect the tax consequences discussed below. The description below does not consider the effect of any applicable foreign, state, local or other tax laws or estate of gift tax considerations.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF THE NOTES IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER PARTICULAR TAX SITUATION AND AS TO ANY FEDERAL, FOREIGN, STATE, LOCAL OR OTHER TAX CONSIDERATIONS (INCLUDING ANY POSSIBLE CHANGES IN TAX LAW) AFFECTING THE PURCHASE, HOLDING AND DISPOSITION OF THE NOTES.

    The exchange of Series A notes for Series B notes in the exchange offer should not constitute a sale or an exchange for federal income tax purposes. Accordingly, this exchange should have no federal income tax consequences to you. You should have a basis in the Series B notes equal to the basis of your Series A notes and your holding period for the Series B notes should include the period during which you held your Series A notes.

    A holder who does not tender his Series A notes will not recognize any gain or loss for federal income tax purposes from the exchange offer.

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                              PLAN OF DISTRIBUTION

    Based on an interpretation by the staff of the SEC provided in no action letters issued to third parties in similar transactions, we believe that Series B notes issued in the exchange offer in exchange for Series A notes may be offered for resale, resold or otherwise transferred by holders, other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This applies, however, only if Series B notes are acquired in the ordinary course of the holders' business and the holders have no arrangement with any person to participate in the distribution of the Series B notes. We refer you to the "Morgan Stanley & Co. Inc." SEC No-Action Letter available June 5, 1991, "Exxon Capital Holdings Corporation" SEC No-Action Letter available May 13, 1988 and "Shearman & Sterling" SEC No-Action Letter available July 2, 1993 for support of our belief.

    Each broker-dealer that receives Series B notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus with any resale of the Series B notes. This prospectus may be used by a broker-dealer in connection with resales of Series B notes received in exchange for Series A notes where the Series A notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the exchange offer begins, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

    Series B notes received by a broker-dealer for its own accounts in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options of the Series B notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who my receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the Series B notes. Any broker-dealer that resells Series B notes that were received by it for its own account and any broker or dealer that participates in a distribution of Series B notes may be deemed to be an underwriter within the Securities Act, and any profit on any resale of Series B notes, commissions or concessions received by any of these persons may be underwriting compensation under the Securities Act.

    The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be admitting that it is an underwriter within the meaning of the Securities Act.

    We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the Series A notes, other than commissions or concessions of any broker-dealers. We have agreed to indemnify holders of the notes, including any broker-dealers, against some liabilities, including some liabilities under the Securities Act.

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                                 LEGAL MATTERS

    The validity of the Notes offered hereby is being passed upon for us by Gardere & Wynne, L.L.P., Dallas, Texas. Partners of Gardere & Wynne, L.L.P., who participated in the preparation of this prospectus beneficially own 16,000 shares of our common stock.

                                    EXPERTS

    The (1) consolidated financial statements and related financial statement schedule of NCI Building Systems, Inc. as of October 31, 1998 and 1997, and for each of the three years in the period ended October 31, 1998, and (2) consolidated financial statements of Amatek Holdings, Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing or incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere or incorporated by reference herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

    We have filed with the SEC a registration statement on Form S-4 to register the Series B notes. This prospectus is part of the registration statement. This prospectus does not include all the information contained in the registration statement. For further information about us and the Series B notes, you should review the registration statement. You can inspect or copy the registration statement, at prescribed rates, at the SEC's public facilities or obtain a copy from the SEC's Website.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

        (1) our Annual Report on Form 10-K for the fiscal year ended October 31, 1998, including the information required by Item 402 (executive compensation) and Item 404 (certain relationships and related transactions) from our Proxy Statement dated February 2, 1999, filed in definitive form on February 1, 1999;

        (2) our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 1999;

        (3) our Current Report on Form 8-K relating to the proposed offering of the Series A notes and filed with the SEC on April 30, 1999;

        (4) our Current Report on Form 8-K relating to the completion of the offering of the Series A notes and filed with the SEC on May 10, 1999;

        (5) the description of our capital stock contained in our Registration Statement on Form 8-A filed with the SEC on July 20, 1998; and

        (6) the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on July 20, 1998.

    You may request a copy of these filings, at no cost, by writing or telephoning Robert J. Medlock, our Executive Vice President and Chief Financial Officer, at the following address:

                               NCI Building Systems, Inc.
                               7301 Fairview
                               Houston, TX 77041
                               (713) 466-7788

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Consolidated Financial Statements of NCI:
  Report of Ernst & Young LLP..............................................................................        F-2
  Consolidated Balance Sheets--October 31, 1997 and 1998, and January 31, 1999 (Unaudited).................        F-3
  Consolidated Statements of Income--Years Ended October 31, 1996, 1997 and 1998, and for the Three Months
    Ended January 31, 1998 and 1999 (Unaudited)............................................................        F-4
  Consolidated Statements of Shareholders' Equity--Years Ended October 31, 1996, 1997 and 1998, and for the
    Three Months Ended January 31, 1999 (Unaudited)........................................................        F-5
  Consolidated Statements of Cash Flows--Years Ended October 31, 1996, 1997 and 1998, and for the Three
    Months Ended January 31, 1998 and 1999 (Unaudited).....................................................        F-6
  Notes to Consolidated Financial Statements...............................................................        F-7

Consolidated Financial Statements of Amatek:
  Report of Ernst & Young LLP..............................................................................       F-18
  Consolidated Balance Sheets--December 31, 1996 and 1997, and March 31, 1998 (Unaudited)..................       F-19
  Consolidated Statements of Operations--Years Ended December 31, 1995, 1996 and 1997, and for the Three
    Months Ended March 31, 1997 and 1998 (Unaudited).......................................................       F-20
  Consolidated Statements of Cash Flows--Years Ended December 31, 1995, 1996 and 1997, and for the Three
    Months Ended March 31, 1997 and 1998 (Unaudited).......................................................       F-21
  Consolidated Statements of Shareholder's Equity--Years Ended December 31, 1995, 1996 and 1997, and for
    the Three Months Ended March 31, 1998 (Unaudited)......................................................       F-22
  Notes to Consolidated Financial Statements...............................................................       F-23

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
NCI Building Systems, Inc.

    We have audited the accompanying consolidated balance sheets of NCI Building Systems, Inc. as of October 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended October 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NCI Building Systems, Inc. at October 31, 1998 and 1997 and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Houston, Texas
December 8, 1998

                           NCI BUILDING SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                   OCTOBER 31,
                                                               --------------------  JANUARY 31,
                                                                 1997       1998        1999
                                                               ---------  ---------  -----------
                                                                                     (UNAUDITED)
                                             ASSETS

Current assets:
  Cash and cash equivalents..................................  $  32,166  $   4,599   $   4,687
  Accounts receivable, net...................................     47,006     99,261      89,836
  Inventories................................................     37,381     78,001      89,058
  Deferred income taxes......................................      3,463      6,495       6,867
  Prepaid expenses...........................................        942      4,214       4,899
                                                               ---------  ---------  -----------

  Total current assets.......................................    120,958    192,570     195,347
Property, plant and equipment, net...........................     51,223    179,500     186,318
Excess of cost over fair value of acquired net assets........     21,072    413,288     404,548
Other assets, primarily investment in joint ventures.........      3,079     38,179      39,678
                                                               ---------  ---------  -----------

Total assets.................................................  $ 196,332  $ 823,537   $ 825,891
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------

                              LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt..........................  $      47  $  31,297   $  31,297
  Accounts payable...........................................     23,921     62,694      60,422
  Accrued compensation and benefits..........................      9,688     16,261       7,629
  Other accrued expense......................................     10,556     23,925      24,119
                                                               ---------  ---------  -----------
  Total current liabilities..................................     44,212    134,177     123,467
Long-term debt, noncurrent portion...........................      1,679    444,477     445,364
Deferred income taxes........................................      2,626     21,271      21,389

Contingencies
Shareholders' equity:
  Preferred stock, $1 par value, 1,000 shares authorized,
    none outstanding.........................................         --         --          --
  Common Stock, $.01 par value, 50,000 shares authorized,
    8,126, 18,064 shares and 18,363 issued and outstanding,
    respectively.............................................         82        181         184
  Additional paid-in capital.................................     51,109     89,489      94,120
  Retained earnings..........................................     96,624    133,942     141,367
                                                               ---------  ---------  -----------
  Total shareholders' equity.................................    147,815    223,612     235,671
                                                               ---------  ---------  -----------
Total liabilities and shareholders' equity...................  $ 196,332  $ 823,537   $ 825,891
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------

                      See Independent Auditor's Report and
          Accompanying Notes to the Consolidated Financial Statements.

                           NCI BUILDING SYSTEMS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                             THREE MONTHS ENDED
                                                                   OCTOBER 31,                   JANUARY 31,
                                                        ----------------------------------  ---------------------
                                                           1996        1997        1998       1998        1999
                                                        ----------  ----------  ----------  ---------  ----------
                                                                                                 (UNAUDITED)
Sales.................................................  $  332,880  $  407,751  $  675,331  $  97,323  $  214,347
Cost of sales.........................................     241,374     299,407     497,862     71,886     160,070
                                                        ----------  ----------  ----------  ---------  ----------
  Gross profit........................................      91,506     108,344     177,469     25,437      54,277
                                                        ----------  ----------  ----------  ---------  ----------
Operating expenses....................................      53,095      66,055      94,040     16,641      32,070
Nonrecurring acquisition expenses.....................          --          --       2,060         --          --
                                                        ----------  ----------  ----------  ---------  ----------
  Income from operations..............................      38,411      42,289      81,369      8,796      22,207
Interest expense......................................        (108)       (163)    (20,756)       (47)     (9,751)
Other income..........................................       1,586       1,999         499        699         670
Joint venture income..................................          --          --         737         --          20
                                                        ----------  ----------  ----------  ---------  ----------
  Income before income taxes..........................      39,889      44,125      61,849      9,448      13,146
                                                        ----------  ----------  ----------  ---------  ----------
Provision (benefit) for income taxes
  Current.............................................      15,898      15,920      16,573      3,552       5,975
  Deferred............................................        (822)        318       7,958       (156)       (254)
                                                        ----------  ----------  ----------  ---------  ----------
Total income tax......................................      15,076      16,238      24,531      3,396       5,721
                                                        ----------  ----------  ----------  ---------  ----------
Net income............................................  $   24,813  $   27,887  $   37,318  $   6,052  $    7,425
                                                        ----------  ----------  ----------  ---------  ----------
                                                        ----------  ----------  ----------  ---------  ----------
Net income per common and common equivalent
  share--Basic........................................  $     1.60  $     1.73  $     2.17  $     .37  $      .41
                                                        ----------  ----------  ----------  ---------  ----------
                                                        ----------  ----------  ----------  ---------  ----------
Net income per common and common equivalent
  share--Diluted......................................  $     1.51  $     1.64  $     2.05  $     .35  $      .39
                                                        ----------  ----------  ----------  ---------  ----------
                                                        ----------  ----------  ----------  ---------  ----------

                      See Independent Auditor's Report and
          Accompanying Notes to the Consolidated Financial Statements.

                           NCI BUILDING SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                               ADDITIONAL
                                                                    COMMON       PAID-IN     RETAINED   SHAREHOLDERS'
                                                                     STOCK       CAPITAL     EARNINGS      EQUITY
                                                                  -----------  -----------  ----------  -------------
Balance, October 31, 1995.......................................   $      63    $  13,696   $   43,923   $    57,682
Proceeds from stock offering....................................          11       24,759           --        24,770
Proceeds from exercise of stock options, including tax benefit
  thereon.......................................................           2        2,723           --         2,725
Shares issued for contribution to 401(k) plan...................           1        1,008           --         1,009
Shares issued in connection with the purchase of Doors &
  Building Components, Inc......................................           3        5,172           --         5,175
Net income......................................................          --           --       24,814        24,814
                                                                       -----   -----------  ----------  -------------
Balance, October 31, 1996.......................................          80       47,358       68,737       116,175
Proceeds from exercise of stock options, including tax benefit
  thereon.......................................................           1        2,234           --         2,235
Shares issued for contribution to 401(k) plan...................           1        1,517           --         1,518
Net income......................................................          --           --       27,887        27,887
                                                                       -----   -----------  ----------  -------------
Balance, October 31, 1997.......................................          82       51,109       96,624       147,815
Proceeds from exercise of stock options, including tax benefit
  thereon.......................................................           2        4,317           --         4,319
Two for one split of common stock...............................          82          (82)          --            --
Shares issued in connection with the purchase of Metal Building
  Components, Inc...............................................          14       32,186           --        32,200
Shares issued for contribution to 401(k) plan...................           1        1,959           --         1,960
Net income......................................................          --           --       37,318        37,318
                                                                       -----   -----------  ----------  -------------
Balance, October 31, 1998.......................................         181       89,489      133,942       223,612
Proceeds from exercise of stock options, including tax benefit
  thereon (unaudited)...........................................           2        2,204           --         2,206
Shares issued for contribution to 401(k) plan
  (unaudited)...................................................           1        2,427           --         2,428
Net income (unaudited)..........................................          --           --        7,425         7,425
                                                                       -----   -----------  ----------  -------------
Balance, January 31, 1999 (unaudited)...........................   $     184    $  94,120   $  141,367   $   235,671
                                                                       -----   -----------  ----------  -------------
                                                                       -----   -----------  ----------  -------------

                      See Independent Auditor's Report and
          Accompanying Notes to the Consolidated Financial Statements.

                           NCI BUILDING SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                               THREE MONTHS ENDED
                                                                      OCTOBER 31,                 JANUARY 31,
                                                            --------------------------------  --------------------
                                                              1996       1997        1998       1998       1999
                                                            ---------  ---------  ----------  ---------  ---------
                                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income..............................................  $  24,814  $  27,887  $   37,318  $   6,052  $   7,425
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization.........................      5,791      7,876      17,818      2,205      7,034
    (Gain) loss on sale of fixed assets...................          1         (3)        (32)        --         54
    Provision for doubtful accounts.......................        681      1,223       2,625        282        985
    Deferred income tax (benefit) provision...............       (822)       318       7,958        (15)      (254)
  Changes in current assets and liability accounts, net of
    effects of acquisitions:
    (Increase) in accounts, notes and other receivables...     (9,857)   (10,481)     (3,663)     8,219      8,441
    (Increase) decrease in inventories....................     (4,521)    (5,552)      9,951     (6,410)   (11,058)
    (Increase) decrease in prepaid expenses...............        (35)      (625)        109         11       (684)
    Increase in accounts payable..........................      3,043      2,394      24,189     (8,155)    (2,272)
    Increase in accrued expenses..........................      5,446      5,579      13,772     (1,013)       167
                                                            ---------  ---------  ----------  ---------  ---------
      Net cash provided by operating activities...........     24,541     28,616     110,045      1,176      9,838
                                                            ---------  ---------  ----------  ---------  ---------
Cash flows from investing activities:
  Proceeds from the sale of fixed assets..................        115         25          98         12        890
  Acquisition of Mesco Metal Buildings....................    (20,631)        --          --         --         --
  Acquisition of Doors & Building Components Inc..........    (11,000)        --          --         --         --
  Acquisition of Carlisle Engineered Metals, Inc..........     (2,840)    (6,230)         --         --         --
  Acquisition of Metal Building Components, Inc...........         --         --    (553,510)        --         --
  Acquisition of California Finished Metals, Inc..........         --         --     (15,458)        --         --
  (Increase) decrease of other noncurrent assets..........     (1,988)    (1,147)    (24,450)      (658)      (891)
  Capital expenditures....................................    (10,319)   (11,332)    (20,834)    (2,135)   (11,165)
                                                            ---------  ---------  ----------  ---------  ---------
  Net cash provided by (used in) investing activities.....    (46,663)   (18,684)   (614,154)    (2,781)   (11,166)
                                                            ---------  ---------  ----------  ---------  ---------
Cash flows from financing activities:
  Net proceeds from sale of stock.........................     24,770         --          --         --         --
  Exercise of stock options...............................        750      1,340       2,494        165        529
  Borrowings on line of credit and notes..................         --         --     592,700         --     77,500
  Principal payments on long-term debt, line of credit and
    notes payable.........................................        (85)       (50)   (118,652)       (13)   (76,613)
                                                            ---------  ---------  ----------  ---------  ---------
Net cash provided by (used in) financial activities.......     25,435      1,290     476,542        152      1,416
                                                            ---------  ---------  ----------  ---------  ---------
Net increase (decrease) in cash...........................      3,313     11,222     (27,567)    (1,453)        88
Cash at beginning of period...............................     17,631     20,944      32,166     32,166      4,599
                                                            ---------  ---------  ----------  ---------  ---------
Cash at end of period.....................................  $  20,944  $  32,166  $    4,599  $  30,713  $   4,687
                                                            ---------  ---------  ----------  ---------  ---------
                                                            ---------  ---------  ----------  ---------  ---------

                      See Independent Auditor's Report and
          Accompanying Notes to the Consolidated Financial Statements.

                           NCI BUILDING SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (INFORMATION PRESENTED FOR THE THREE MONTH PERIODS ENDED JANUARY 31, 1998 AND
                               1999 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) REPORTING ENTITY

    These financial statements include the operations and activities of NCI Building Systems, Inc. and its wholly-owned subsidiaries (Company) after the elimination of all material intercompany accounts and balances. The Company designs, manufactures and markets engineered building systems and components for commercial, industrial, agricultural and community service use. The Company recognizes revenues as jobs are shipped or as services are performed.

    Certain prior year amounts have been reclassified to conform with the current year presentation.

    (B) ACCOUNTS RECEIVABLE

    The Company reports accounts receivable net of the allowance for doubtful accounts of $3,802,000, $1,498,000 and $2,321,000 at January 31, 1999, October
31, 1997 and 1998, respectively. Trade accounts receivable are the result of sales of building systems and components to customers throughout the United States and affiliated territories including international builders who resell to end users. Although the Company's sales historically have been concentrated in Texas and surrounding states, in recent years it has been expanding its authorized builder organization and customer base into the midwestern states and, to a lesser extent, into south central, southeastern and coastal states. All sales are denominated in United States dollars. Credit sales do not normally require a pledge of collateral; however, various types of liens may be filed to enhance the collection process.

    (C) INVENTORIES

    Inventories are stated at the lower of cost or market value, using specific identification or the weighted-average method for steel coils and other raw materials. A summary of inventories follows (in thousands):

                                                             OCTOBER 31,
                                                         --------------------  JANUARY 31,
                                                           1997       1998        1999
                                                         ---------  ---------  -----------
                                                                               (UNAUDITED)
Raw materials..........................................  $  28,943  $  55,190   $  69,221
Work-in-process and finished goods.....................      8,438     22,811      19,837
                                                         ---------  ---------  -----------
                                                         $  37,381  $  78,001   $  89,058
                                                         ---------  ---------  -----------
                                                         ---------  ---------  -----------

    (D) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost and depreciated over their estimated useful lives. Depreciation is computed using the straight-line method for financial reporting purposes and both straight-line and accelerated methods for income tax purposes. Depreciation expense for the three

                           NCI BUILDING SYSTEMS, INC.

 (INFORMATION PRESENTED FOR THE THREE MONTH PERIODS ENDED JANUARY 31, 1998 AND
                               1999 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) months ended January 31, 1999 and the years ended October 31, 1996, 1997 and 1998 was $7,034,000, $4,236,000, $5,893,000 and $9,970,000, respectively.

                                                                          OCTOBER 31,
                                                                    -----------------------  JANUARY 31,
                                                                       1997         1998        1999
                                                                    -----------  ----------  -----------
                                                                        (IN THOUSANDS)       (UNAUDITED)
Land..............................................................   $   3,969   $   11,184   $  11,870
Buildings and improvements........................................      23,600       74,510      74,484
Machinery, equipment and furniture................................      41,393      112,013     120,887
Transportation equipment..........................................       1,089        4,711       4,537
Computer software.................................................         481        5,753       6,352
                                                                    -----------  ----------  -----------
                                                                        70,532      208,171     218,130
Less accumulated depreciation.....................................     (19,309)     (28,671)    (31,812)
                                                                    -----------  ----------  -----------
                                                                     $  51,223   $  179,500   $ 186,318
                                                                    -----------  ----------  -----------
                                                                    -----------  ----------  -----------

Estimated useful lives for depreciation are:
                                                                               10-40
Buildings and improvements..............................................       years
Machinery, equipment and furniture......................................  5-13 years
Transportation equipment................................................  3-10 years
Computer software.......................................................     5 years

    (E) STATEMENT OF CASH FLOWS

    For purposes of the cash flows statement, the Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents. Total interest paid for the three months ended January 31, 1999 and the years ended October 31, 1996, 1997 and 1998 was $9,751,000,
$108,000, $163,000 and $16,733,000, respectively. Income taxes paid, net of refunds received, for the three months ended January 31, 1999 and the years ended October 31, 1996, 1997 and 1998 was $72,966, $12,638,000, $15,676,000 and
$19,915,000, respectively. Non-cash investing or financing activities included:
$2,428,000 for the 1998 contribution for the 401(k) plan which was paid in common stock in 1999, $1,960,000 for the 1997 contribution for the 401(k) plan which was paid in common stock in 1998, $1,518,000 for the 1996 contribution for the 401(k) plan which was paid in common stock in 1997 and common stock valued at $32.2 million paid in connection with the acquisition of MBCI, as discussed at Note 11.

    (F) EXCESS OF COST OVER FAIR VALUE OF ACQUIRED NET ASSETS

    Excess of cost over fair value of acquired net assets is amortized on a straight-line basis over fifteen to forty years. Accumulated amortization as of January 31, 1999 was $12,762,000, October 31, 1998 was $9,788,000 and $3,042,000
as of October 31, 1997. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the

                           NCI BUILDING SYSTEMS, INC.

 (INFORMATION PRESENTED FOR THE THREE MONTH PERIODS ENDED JANUARY 31, 1998 AND
                               1999 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) remaining amortization period, the Company's carrying value of the goodwill would be reduced by the estimated shortfall of cash flows.

    (G) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (H) ADVERTISING COSTS

    Advertising costs are expensed as incurred. Advertising expense was $857,000, $1,267,000, $1,416,000 and $2,301,000 for the three months ended
January 31, 1999 and for the three years ended October 31, 1996, 1997 and 1998, respectively.

    (I) LONG-LIVED ASSETS

    Impairment losses are recognized when indicators of impairment are present and the estimated undiscounted cash flows are not sufficient to recover the assets carrying amount. Assets held for disposal are measured at the lower of carrying value or estimated fair value, less costs to sell.

    (J) STOCK-BASED COMPENSATION

    The Company uses the intrinsic value method in accounting for its stock-based employee compensation plans.

    (K) COMPREHENSIVE INCOME

    During the third quarter of fiscal 1998, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 130, REPORTING COMPREHENSIVE INCOME. Statement 130 establishes new rules for the reporting and display of comprehensive income and its components. Certain items which were previously required to be reported separately in shareholder's equity, such as unrealized gains or loses on available-for-sale securities, minimum pension liability adjustments and foreign currency translation adjustments, are now required to be included in other comprehensive income. For the three months ended January 31, 1999 and for fiscal 1996, 1997 and 1998 the Company's comprehensive income was the same as net income, and the adoption of this statement had no impact on the presentation of the financial statements.

    (L) PENDING ACCOUNTING CHANGES

    In June 1997, the FASB issued Statement No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which establishes new standards for reporting information about operating segments in both annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Statement is

                           NCI BUILDING SYSTEMS, INC.

 (INFORMATION PRESENTED FOR THE THREE MONTH PERIODS ENDED JANUARY 31, 1998 AND
                               1999 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) effective for the Company's fiscal year ending October 31, 1999. Management has not completed its review of Statement 131.

(2) LONG-TERM DEBT

                                                             OCTOBER 31,
                                                         --------------------  JANUARY 31,
                                                           1997       1998        1999
                                                         ---------  ---------  -----------
                                                                               (UNAUDITED)
Five-year revolving credit line with a bank bearing
  interest at a rate of 30-day LIBOR plus 1.75% (7.0%
  at January 31, 1999), maturing on July 1, 2003.......  $      --  $ 141,600   $ 150,000

Five-year term loan payable to a bank bearing interest
  at a rate of 90-day LIBOR plus 1.75% (7.6% at January
  31, 1999), repayable beginning on October 31, 1998,
  in quarterly payments beginning with $7.5 million and
  gradually increasing to $12.5 million on the maturity
  date, July 1, 2003...................................         --    192,500     185,000

364-day revolving credit facility with a bank bearing
  interest at a rate of 30-day LIBOR plus 1.75% (7.0%
  at January 31, 1999) maturing on May 3, 1999.........         --    140,000     140,000

Note payable to employee bearing interest at 7%
  maturing April 1, 2001, with an option to convert
  into common stock at $14.96 per share................      1,500      1,500       1,500

Other..................................................        226        174         161
                                                         ---------  ---------  -----------

                                                             1,726    475,774     476,661

Current portion of long-term debt......................        (47)   (31,297)    (31,297)
                                                         ---------  ---------  -----------

                                                         $   1,679  $ 444,477   $ 445,364
                                                         ---------  ---------  -----------
                                                         ---------  ---------  -----------

    Aggregate required principal reductions as of October 31, 1998 are as follows:

YEAR ENDED OCTOBER 31,
----------------------------------------------------------------------------------
                                  (IN THOUSANDS)
1999..............................................................................  $   31,297
2000..............................................................................      36,305
2001..............................................................................      42,807
2002..............................................................................      46,260
2003..............................................................................     319,105
                                                                                    ----------
                                                                                    $  475,774
                                                                                    ----------
                                                                                    ----------

                           NCI BUILDING SYSTEMS, INC.

 (INFORMATION PRESENTED FOR THE THREE MONTH PERIODS ENDED JANUARY 31, 1998 AND
                               1999 IS UNAUDITED)

(2) LONG-TERM DEBT (CONTINUED)
    The Company has a $600.0 million senior credit facility from a bank, which consists of (i) a five-year revolving credit facility of up to $200.0 million, of which up to $20.0 million may be utilized in the form of commercial and standby letters of credit, (ii) a five-year term loan facility in the principal amount of $200.0 million and (iii) a 364-day revolving credit facility of up to $200.0 million. On May 4, 1998, the Company borrowed $140.0 million under the five-year revolver, $200.0 million under the five-year loan and $200.0 million under the 364-day revolver to fund the MBCI acquisition. Loans and letters of credit under the five-year revolver will be available, and amounts repaid may be reborrowed, at any time until July 2003, subject to the fulfillment of certain conditions precedent, including the absence of default under the senior credit facility. The term loan was fully drawn down as of the acquisition date, and any amounts repaid may not be reborrowed. The Company's obligations under the senior credit facility are secured by the pledge of all capital stock, partnership interests and other equity interests of the Company's subsidiaries. All obligations are also guaranteed by each of the Company's corporate subsidiaries and operating limited partnerships. The senior credit facility contains customary financial and restrictive covenants with amounts and ratios negotiated between the Company and the lender.

    The Company has an interest rate swap agreement in place which caps interest on LIBOR loans at 5.9% plus the applicable LIBOR margin for the principal amount of the term loan which was $185.0 million at January 31, 1999. The estimated fair value of the swap transactions as of October 31, 1998 was not significant. If the 364-day revolving credit facility is not repaid by the Company or extended by the lenders, the Company has the option to convert it to a three-year term note. The Company is required to make mandatory prepayments on the senior credit facility upon the occurrence of certain events, including the sale of assets and the issuance and sale of equity securities, in each case subject to certain limitations.

    The carrying amount of the Company's long-term debt approximates its fair value.

(3) RELATED PARTY TRANSACTIONS

    During the three months ended January 31, 1999 and in the years ended October 31, 1996, 1997 and 1998, the Company purchased $449,000, $1,417,000,
$1,869,000 and $1,862,000, respectively, of materials from a related party under arm's length transactions.

(4) INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                           NCI BUILDING SYSTEMS, INC.

 (INFORMATION PRESENTED FOR THE THREE MONTH PERIODS ENDED JANUARY 31, 1998 AND
                               1999 IS UNAUDITED)

(4) INCOME TAXES (CONTINUED)
    Taxes on income from continuing operations consist of the following:

                                                                                       THREE MONTHS ENDED
                                                         YEAR ENDED OCTOBER 31,           JANUARY 31,
                                                     -------------------------------  --------------------
                                                       1996       1997       1998       1998       1999
                                                     ---------  ---------  ---------  ---------  ---------
                                                             (IN THOUSANDS)               (UNAUDITED)
Current:
  Federal..........................................  $  14,530  $  15,478  $  15,371  $   3,405  $   5,560
  State............................................      1,368        442      1,202        147        415
                                                     ---------  ---------  ---------  ---------  ---------
Total current......................................     15,898     15,920     16,573      3,552      5,975
Deferred:
  Federal..........................................       (745)       304      7,292       (150)      (233)
  State............................................        (77)        14        666         (6)       (21)
                                                     ---------  ---------  ---------  ---------  ---------
Total deferred.....................................       (822)       318      7,958       (156)      (254)
                                                     ---------  ---------  ---------  ---------  ---------
Total provision....................................  $  15,076  $  16,238  $  24,531  $   3,396  $   5,721
                                                     ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------

    The reconciliation of income tax computed at the United States federal statutory tax rate to the effective income tax rate is as follows:

                                                                                            THREE MONTHS ENDED
                                                              YEAR ENDED OCTOBER 31,           JANUARY 31,
                                                          -------------------------------  --------------------
                                                            1996       1997       1998       1998       1999
                                                          ---------  ---------  ---------  ---------  ---------
                                                                  (IN THOUSANDS)               (UNAUDITED)
Statutory federal income tax rate.......................       35.0%      35.0%      35.0%      35.0%      35.0%
Non-deductible goodwill amortization....................         --         --        2.7        0.0        6.4
State income taxes......................................        2.4        1.2        2.1        1.0        2.0
Other...................................................        0.4        0.6       (0.1)      (0.1)       0.1
                                                                ---        ---        ---        ---        ---
  Effective tax rate....................................       37.8%      36.8%      39.7%      35.9%      43.5%
                                                                ---        ---        ---        ---        ---
                                                                ---        ---        ---        ---        ---

                           NCI BUILDING SYSTEMS, INC.

 (INFORMATION PRESENTED FOR THE THREE MONTH PERIODS ENDED JANUARY 31, 1998 AND
                               1999 IS UNAUDITED)

(4) INCOME TAXES (CONTINUED)
    Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                           YEAR ENDED       THREE MONTHS
                                                          OCTOBER 31,           ENDED
                                                      --------------------   JANUARY 31,
                                                        1997       1998         1999
                                                      ---------  ---------  -------------
                                                                             (UNAUDITED)
Deferred tax assets
  Inventory.........................................  $   1,632  $   1,968    $   1,964
  Bad debt reserve..................................        527      1,446        1,706
  Accrued insurance reserves........................        595      1,258        1,467
  Deferred compensation.............................         --        711          711
  Other reserves....................................        709      1,112        1,019
                                                      ---------  ---------  -------------
Total deferred tax assets...........................      3,463      6,495        6,867
                                                      ---------  ---------  -------------
Deferred tax liabilities
  Depreciation and amortization.....................      1,675     18,327       18,697
  Other.............................................        951      2,944        2,692
                                                      ---------  ---------  -------------
Total deferred tax liabilities......................  $   2,626  $  21,271    $  21,389
                                                      ---------  ---------  -------------
Net deferred tax asset (liability)..................  $     837  $ (14,776)   $ (14,522)
                                                      ---------  ---------  -------------
                                                      ---------  ---------  -------------

(5) OPERATING LEASE COMMITMENTS

    Total rental expense incurred from operating non-cancelable leases for the three months ended January 31, 1999 and for the years ended October 31, 1996, 1997 and 1998 was $1,569,000, $3,990,000, $4,644,000 and $5,527,000,
respectively.

    Aggregate minimum required annual payments on long-term operating leases at October 31, 1998 were as follows (in thousands):

YEAR ENDED OCTOBER 31,
-------------------------------------------------------------------------------------
1999.................................................................................  $   2,319
2000.................................................................................      1,184
2001.................................................................................        634
2002.................................................................................        314
2003.................................................................................         58
                                                                                       ---------
                                                                                       $   4,509
                                                                                       ---------
                                                                                       ---------

(6) SHAREHOLDERS' RIGHTS PLAN

    In June 1998, the Board of Directors adopted a Shareholders' Rights Plan in which one preferred stock purchase right (Right) was declared as a dividend for each common share outstanding. Each Right entitles shareholders to purchase, under certain conditions, one hundredth of a share of newly authorized Series A Junior Participating Preferred Stock at an exercise Price of $125. Rights will be

                           NCI BUILDING SYSTEMS, INC.

 (INFORMATION PRESENTED FOR THE THREE MONTH PERIODS ENDED JANUARY 31, 1998 AND
                               1999 IS UNAUDITED)

(6) SHAREHOLDERS' RIGHTS PLAN (CONTINUED) exercisable only if a person or group acquires beneficial ownership of 20 percent or more of the common shares or commences a tender or exchange offer, upon consummation of which such person or group would beneficially own 20 percent or more of the common shares. In the event that a person or group acquires 20 percent or more of the common shares, the Rights enable dilution of the acquiring person's or group's interest by providing for a 50 percent discount on the purchase of common shares by the non-controlling shareholders. The company will generally be entitled to redeem the Rights at $0.01 per Right at any time before a person or group acquires 20 percent or more of the common shares. Rights will expire on June 24, 2008, unless earlier exercised, redeemed or exchanged.

(7) COMMON STOCK

    In June 1998, the Company's Board of Directors approved a two-for-one split of the Common Stock effective for stockholders of record on July 8, 1998. Share and per share amounts have been restated to reflect the stock split. The Board of Directors has approved a non-statutory employee stock option plan. This plan includes the future granting of stock options to purchase up to 4,100,000 shares as an incentive and reward for key management personnel. Options expire ten years from date of grant. The right to acquire the option shares is earned in 25% increments over the first four years of the option period. Stock option transactions during 1996, 1997 and 1998 are as follows (in thousands, except per share amounts):

                                                                                               WEIGHTED
                                                                                                AVERAGE
                                                                                  NUMBER       EXERCISE
                                                                                 OF SHARES       PRICE
                                                                                -----------  -------------
Balance, October 31, 1995.....................................................       1,524     $    3.36
  Granted.....................................................................         630         12.75
  Canceled....................................................................         (46)        (9.83)
  Exercised...................................................................        (492)        (1.52)
                                                                                     -----   -------------
Balance, October 31, 1996.....................................................       1,616          7.39
  Granted.....................................................................         314         15.23
  Canceled....................................................................         (10)       (12.09)
  Exercised...................................................................        (211)        (6.34)
                                                                                     -----   -------------
Balance, October 31, 1997.....................................................       1,709          8.94
  Granted.....................................................................         517         23.65
  Canceled....................................................................         (22)       (14.56)
  Exercised...................................................................        (313)        (7.98)
                                                                                     -----   -------------
Balance, October 31, 1998.....................................................       1,891     $   13.06
                                                                                     -----   -------------
                                                                                     -----   -------------

    Options exercisable at October 31, 1996, 1997 and 1998 were 783,000, 841,000 and 910,000, respectively. The weighted average exercise prices for options exercisable at October 31, 1996, 1997 and 1998 were $3.00, $4.60 and $6.67.
Exercise prices for options outstanding at October 31, 1998 range from $.80 to $27.00. The weighted average remaining contractual life of options outstanding at October 31, 1998 is 6.7 years.

                           NCI BUILDING SYSTEMS, INC.

 (INFORMATION PRESENTED FOR THE THREE MONTH PERIODS ENDED JANUARY 31, 1998 AND
                               1999 IS UNAUDITED)

(7) COMMON STOCK (CONTINUED)

    In accordance with the terms of APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, the Company records no compensation expense for its stock option awards. As required by SFAS No. 123, the Company provides the following disclosure of hypothetical values for these awards. The weighted average grant-date fair value of options granted during 1996, 1997 and 1998 was $6.53, $7.89 and $12.07, respectively. These values were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions: no expected dividend, expected volatility of 38.1%, risk free interest rates ranging from 5.5% to 6.7% for 1996, 6.4% to 6.9% for 1997 and 4.6% to 5.9% for 1998, and expected lives of 7 years. Had compensation expense been recorded based on these hypothetical values, the Company's net income and earnings per share would have been as follows (in thousands, except per share data):

                                                                           1996       1997       1998
                                                                         ---------  ---------  ---------
Pro forma net income...................................................  $  24,379  $  27,081  $  35,887
Pro forma net income per share--Basic..................................  $    1.57  $    1.68  $    2.08
Pro forma net income per share--Diluted................................  $    1.48  $    1.59  $    1.98

    Because options vest over several years and additional options grants are expected, the effects of these hypothetical calculations are not likely to be representative of similar future calculations.

(8) LITIGATION

    The Company is involved in certain litigation that the Company considers to be in the normal course of business. Management of the Company believes that such litigation will not result in any material losses.

(9) NET INCOME PER SHARE

    During the first quarter of fiscal 1998, the Company adopted FASB No. 128, EARNINGS PER SHARE, which requires the presentation of basic and diluted earnings per share. Under this statement, the dilutive effect of stock options is excluded from basic earnings per share, but included in the

                           NCI BUILDING SYSTEMS, INC.

 (INFORMATION PRESENTED FOR THE THREE MONTH PERIODS ENDED JANUARY 31, 1998 AND
                               1999 IS UNAUDITED)

(9) NET INCOME PER SHARE (CONTINUED)
computation of diluted earnings per share. Earnings per share amounts for all periods presented have been restated. The computations are as follows:

                                                                                       THREE MONTHS ENDED
                                                         YEAR ENDED OCTOBER 31,           JANUARY 31,
                                                     -------------------------------  --------------------
                                                       1996       1997       1998       1998       1999
                                                     ---------  ---------  ---------  ---------  ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE      (UNAUDITED)
                                                     DATA)
Net income.........................................  $  24,814  $  27,887  $  37,318  $   6,052  $   7,425

Add:
  Interest, net of tax, on convertible debenture
    assumed converted..............................         38         66         66         17         17
                                                     ---------  ---------  ---------  ---------  ---------
Adjusted net income................................  $  24,852  $  27,953  $  37,384  $   6,069  $   7,442
                                                     ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------
Weighted average common shares outstanding.........     15,499     16,127     17,212     16,325     18,168

Add: Common stock equivalents:
  Stock options....................................        898        858        880        861        833
  Convertible debenture............................         58        100        100        100        100
                                                     ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------
Weighted average share outstanding, assuming
  dilution.........................................     16,455     17,085     18,192     17,286     19,101
                                                     ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------
Net income per share--basic........................  $    1.60  $    1.73  $    2.17  $     .37  $     .41
                                                     ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------
Net income per share--diluted......................  $    1.51  $    1.64  $    2.05  $     .35  $     .39
                                                     ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------

(10) EMPLOYEE BENEFIT PLAN

    The Company has a 401(k) profit sharing plan (the "Savings Plan") which covers all eligible employees. The Savings Plan requires the Company to match employee contributions up to a certain percentage of a participant's salary. No other contributions may be made to the Savings Plan. Contributions accrued for the Savings Plan for the year ended October 31, 1996, 1997 and 1998 were $1,155,000, $1,604,000 and $2,219,000, respectively.

(11) ACQUISITIONS

    In November 1995, the Company acquired substantially all of the assets and assumed certain liabilities of Doors and Building Components, Inc. ("DBCI"), a manufacturer of roll-up steel overhead doors used primarily in self-storage and commercial/industrial applications, for approximately $12 million in cash and 600,000 shares of common stock of the Company, valued at $5.2 million. Based on the final determination of book value of the purchased assets, the price was reduced by approximately $2.5 million of which $1.5 million was due from the seller and was recorded as a receivable in the October 31, 1996 balance sheet. This amount was settled in cash in December, 1996. The acquisition was accounted for using the purchase method of accounting. The excess of cost over fair value of the acquired net assets recorded was $11.4 million.

                           NCI BUILDING SYSTEMS, INC.

 (INFORMATION PRESENTED FOR THE THREE MONTH PERIODS ENDED JANUARY 31, 1998 AND
                               1999 IS UNAUDITED)

(11) ACQUISITIONS (CONTINUED)
    In April, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of Mesco Metal Buildings, a division of Anderson Industries, Inc., a manufacturer of engineered building systems and components, for approximately $20.8 million in cash and a $1.5 million 7% convertible subordinated debenture due April, 2001. The acquisition was accounted for using the purchase method of accounting. The excess of cost over fair value of the acquired net assets recorded was $10.9 million.

    On May 4, 1998, the Company acquired Metal Building Components, Inc. ("MBCI") through the purchase of all of the outstanding capital stock of Amatek Holdings, Inc. from BTR Australia Limited, a wholly owned subsidiary of BTR plc, for a purchase price of approximately $588.5 million, including cash of $550.0 million (plus transaction costs) and 1.4 million shares of the Company's common stock valued at $32.2 million. MBCI designs, manufacturers, sells and distributes metal components for commercial, industrial, architectural, agricultural and residential construction uses. MBCI also processes its own hot roll coil metal for use in component manufacturing, as well as processing hot roll coil metal and toll coating light gauge metal for use by other parties in the construction of metal building components and numerous other products. The funds for this acquisition were provided from the proceeds of a new $600.0 million credit facility from a bank under which the Company initially borrowed $540.0 million. The acquisition was accounted for using the purchase method of accounting. The excess cost of over the fair value of the acquired assets was approximately $395.1 million (which was adjusted to $389.5 million during the first quarter of fiscal 1999), based on the preliminary purchase price allocation, which may be adjusted upon final valuation of certain assets and liabilities.

    The consolidated results of operations for 1998 include MBCI since the date of acquisition. Assuming the acquisition of MBCI had been consummated as at the beginning of the respective periods presented, the pro forma unaudited results of operations are as follows (in thousands, except per share date):

                                                                        YEAR ENDED OCTOBER 31,
                                                                        ----------------------
                                                                           1997        1998
                                                                        ----------  ----------
Sales.................................................................  $  815,718  $  871,026
Net income............................................................  $   31,431  $   37,143
Net income per share--basic...........................................  $     1.79  $     2.07
Net income per share--diluted.........................................  $     1.70  $     1.97

                         REPORT OF INDEPENDENT AUDITORS

Stockholder
Amatek Holdings, Inc.

    We have audited the accompanying consolidated balance sheets of Amatek Holdings, Inc. and subsidiaries (the "Company"), as of December 31, 1997, and 1996, and the related consolidated statements of operations, cash flows, and shareholder's equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Amatek Holdings, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Houston, Texas
August 5, 1998

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                    DECEMBER 31,
                                                                                --------------------   MARCH 31,
                                                                                  1996       1997        1998
                                                                                ---------  ---------  -----------
                                                                                                      (UNAUDITED)
                                                     ASSETS
Current assets:
  Cash and cash equivalents...................................................  $   3,622  $   7,012   $   1,345
  Accounts receivable:
    Trade, net of allowance for doubtful accounts of $576, $658 and $395......     41,942     44,599      43,162
    Other.....................................................................      2,835      6,659       3,737
  Inventories.................................................................     32,410     43,479      47,516
  Prepaid expenses............................................................      2,004      2,715       3,419
  Income taxes receivable.....................................................         --        437          --
  Deferred tax asset..........................................................        853      1,186       1,186
                                                                                ---------  ---------  -----------
Total current assets..........................................................     83,666    106,087     100,365
Property, plant and equipment:
  Land........................................................................      4,390      5,916       6,227
  Buildings and improvements..................................................     31,104     40,845      41,425
  Machinery and equipment.....................................................     72,381     88,354      90,283
  Construction-in-progress....................................................     11,659      8,272       7,116
                                                                                ---------  ---------  -----------
                                                                                  119,534    143,387     145,051
  Less accumulated depreciation...............................................    (34,813)   (39,252)    (41,088)
                                                                                ---------  ---------  -----------
                                                                                   84,721    104,135     103,963
Receivable from affiliate.....................................................     19,261      1,364          --
Investments in and advances to DOUBLECOTE.....................................     19,031     19,200      19,415
Intangible assets.............................................................     13,822     13,652      13,612
Other assets..................................................................         --      5,325       5,871
                                                                                ---------  ---------  -----------
  Total assets................................................................  $ 220,501  $ 249,763   $ 243,226
                                                                                ---------  ---------  -----------
                                                                                ---------  ---------  -----------

                                      LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable............................................................  $  32,638  $  18,174  $    9,288
  Accrued liabilities.........................................................     13,945     15,659      11,526
  Income taxes payable........................................................      2,544         --       3,426
                                                                                ---------  ---------  -----------
    Total current liabilities.................................................     48,677     33,833      24,240
  Deferred tax liability......................................................      6,776     11,142      10,588
  Shareholder's equity:
    Common stock--par value $-0-; 119,500, 3,500, 3,500 shares issued and outstanding at March 31, 1998, December 31, 1997 and December 31,
      1996....................................................................      2,600      2,600     182,172
  Additional paid-in capital..................................................      4,380      4,380       4,380
  Retained earnings...........................................................    158,068    197,808      21,846
                                                                                ---------  ---------  -----------
Total shareholder's equity....................................................    165,048    204,788     208,398
                                                                                ---------  ---------  -----------
Total liabilities and shareholder's equity....................................  $ 220,501  $ 249,763  $  243,226
                                                                                ---------  ---------  -----------
                                                                                ---------  ---------  -----------

                            See accompanying notes.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                                            THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,             MARCH 31,
                                                       ----------------------------------  --------------------
                                                          1995        1996        1997       1997       1998
                                                       ----------  ----------  ----------  ---------  ---------
                                                                                               (UNAUDITED)
Sales................................................  $  315,737  $  362,867  $  407,967  $  82,505  $  84,172
Cost of sales........................................    (234,042)   (271,299)   (312,329)   (63,896)   (68,864)
                                                       ----------  ----------  ----------  ---------  ---------
Gross profit.........................................      81,695      91,568      95,638     18,609     15,308
Selling, general and administrative expenses.........     (24,900)    (29,652)    (36,637)    (8,543)    (9,598)
Equity in income (losses) of DOUBLECOTE..............      (1,293)       (304)         83       (170)      (161)
Interest income, net.................................       1,379       1,871       2,019        267        267
Unusual/nonrecurring gain............................          --          --       3,284         --         --
                                                       ----------  ----------  ----------  ---------  ---------
Income before income taxes...........................      56,881      63,483      64,387     10,163      5,816
Provision for income taxes...........................     (22,993)    (24,920)    (24,647)    (4,096)    (2,206)
                                                       ----------  ----------  ----------  ---------  ---------
Net income...........................................  $   33,888  $   38,563  $   39,740  $   6,067  $   3,610
                                                       ----------  ----------  ----------  ---------  ---------
                                                       ----------  ----------  ----------  ---------  ---------

                            See accompanying notes.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                               THREE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,           MARCH 31,
                                                             -------------------------------  --------------------
                                                               1995       1996       1997       1997       1998
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
OPERATING ACTIVITIES
Net income.................................................  $  33,888  $  38,563  $  39,740  $   6,067  $   3,610
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities:
  Depreciation and amortization............................      4,136      5,477      6,844      1,639      2,019
  Provision for deferred income taxes......................         82        716      4,033      1,866       (554)
  Provision for losses on accounts receivable..............         71       (266)       262      1,867        (82)
  Changes in operating assets and liabilities:
    Increase in accounts receivable--trade.................     (1,980)    (5,517)    (2,919)       924      1,519
    Increase in other accounts receivable..................        134     (2,326)    (3,824)    (1,357)     2,922
    Increase in inventories................................      5,383     (6,744)   (11,069)       102     (4,037)
    Increase in prepaid expenses...........................       (123)    (1,163)      (711)       208       (704)
    (Increase) decrease in other assets....................       (432)     1,018     (5,962)        84       (546)
    (Decrease) increase in accounts payable and accrued
      liabilities..........................................      2,307     13,169    (12,300)   (18,808)   (13,019)
    (Decrease) increase in income taxes payable............     (1,438)     1,239     (2,544)     1,053      3,426
                                                             ---------  ---------  ---------  ---------  ---------
Net cash (used in) provided by operating activities........     42,028     44,166     11,550     (6,355)    (5,446)

INVESTING ACTIVITIES
Purchase of property, plant and equipment..................    (12,501)   (21,146)   (27,166)    (5,847)    (1,646)
Proceeds from sale of property, plant and equipment........         32         73      1,632         --         --
Advances to and investments in DOUBLECOTE..................     (2,835)    (2,000)       (86)      (369)      (376)
Cash paid for acquired business............................         --    (21,221)        --         --         --
                                                             ---------  ---------  ---------  ---------  ---------
Net cash used in investing activities......................    (15,304)   (44,294)   (25,620)    (6,216)    (2,022)

FINANCING ACTIVITIES
Net borrowings under credit facilities.....................     (4,754)        --         --         --         --
Proceeds to related party..................................    (21,471)     1,080     17,460     13,549      1,801
                                                             ---------  ---------  ---------  ---------  ---------
Net cash provided by (used in) financing activities........    (26,225)     1,080     17,460     13,549      1,801
                                                             ---------  ---------  ---------  ---------  ---------
Net (decrease) increase in cash and cash equivalents.......        499        952      3,390        978     (5,667)
Cash and cash equivalents at beginning of year.............      2,171      2,670      3,622      3,622      7,012
                                                             ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of year...................  $   2,670  $   3,622  $   7,012  $   4,600  $   1,345
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

                            See accompanying notes.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                                 (IN THOUSANDS)

                                                                   ADDITIONAL
                                                         COMMON      PAID-IN     RETAINED
                                                         STOCK       CAPITAL     EARNINGS       TOTAL
                                                       ----------  -----------  -----------  -----------
Balance at December 31, 1994.........................  $    2,600   $   4,380   $    85,617  $    92,597
  Net income.........................................          --          --        33,888       33,888
                                                       ----------  -----------  -----------  -----------
Balance at December 31, 1995.........................       2,600       4,380       119,505      126,485
  Net income.........................................          --          --        38,563       38,563
                                                       ----------  -----------  -----------  -----------
Balance at December 31, 1996.........................       2,600       4,380       158,068      165,048
  Net income.........................................          --          --        39,740       39,740
                                                       ----------  -----------  -----------  -----------
Balance at December 31, 1997.........................       2,600       4,380       197,808      204,788
  Net income (unaudited).............................          --          --         3,610        3,610
  Dividend to parent (unaudited).....................          --          --      (179,572)    (179,572)
  Capital contribution from parent (unaudited).......     179,572          --            --      179,572
                                                       ----------  -----------  -----------  -----------
Balance at March 31, 1998 (unaudited)................  $  182,172   $   4,380   $    21,846  $   208,398
                                                       ----------  -----------  -----------  -----------
                                                       ----------  -----------  -----------  -----------

                            See accompanying notes.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. OWNERSHIP AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    All outstanding common stock of Amatek Holdings, Inc. ("AHI"), is owned by Amatek Limited (the "Parent," which is an Australian company), a wholly owned subsidiary of BTR Nylex (an Australian company), which is ultimately owned by BTR plc (a British company). AHI is a manufacturer of steel roofing and siding products. Principal markets are in the continental United States.

    The consolidated financial statements include the accounts of AHI and all majority-owned subsidiaries (the "Company"). The Company's investment in DOUBLECOTE, L.L.C. ("DOUBLECOTE") is accounted for using the equity method (see
Note 9). All significant intercompany balances and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of all cash balances and highly liquid investments which have a maturity of three months or less when acquired.

    INVENTORY

    Inventories are valued at the lower of cost or market, determined on the first-in, first-out method.

    PROPERTY, PLANT, AND EQUIPMENT

    Property, plant and equipment are stated at cost. The cost of repairs and maintenance is charged to operations as incurred. Depreciation of property, plant and equipment is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Building and improvements.....................................  40 years
                                                                4 to 13
Machinery and equipment.......................................  years
                                                                3 to 10
Computer and office equipment.................................  years

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This statement generally requires a periodic review of long-lived assets for indications that their carrying amounts may not be recoverable and governs the measurement and disclosure of any resulting impairment loss. Its application did not have a material impact on the Company's financial position or results of operations.

    INCOME TAXES

    The Company uses SFAS No. 109, ACCOUNTING FOR INCOME TAXES, in accounting for income taxes. This statement requires an asset and liability approach for financial accounting and reporting of income taxes.

    INTANGIBLE ASSETS

    Goodwill of $15,479,000, $15,333,000 and $14,777,000, which relates to the acquisition of certain assets and other shareholder interest at March 31, 1998 and December 31, 1997 and 1996, respectively, is being amortized on a straight-line basis over 20 years. Accumulated amortization of goodwill was

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

1. OWNERSHIP AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) $1,867,000, $1,681,000 and $955,000 as of March 31, 1998 and December 31, 1997
and 1996, respectively.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of the Company's financial instruments (cash, accounts receivable and accounts payable) approximates fair value.

    MANAGEMENT ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS

    Certain reclassifications have been made to 1996 financial information in order to conform to 1997 presentation.

    In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial position as of March 31, 1998, and the results of operations and cash flows for each of the three-month periods ended March 31, 1998 and 1997. Although management believes the disclosures in these financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in annual audited financial statements prepared in accordance with generally accepted accounting principals have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations and the cash flows for the three-month period ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year.

2. INVENTORIES

    The components of inventories were as follows (in thousands):

                                                     DECEMBER 31,
                                                 --------------------   MARCH 31,
                                                   1996       1997        1998
                                                 ---------  ---------  -----------
                                                                       (UNAUDITED)
Raw materials..................................  $  22,581  $  34,638   $  35,247
Finished goods.................................      9,829      8,841      12,269
                                                 ---------  ---------  -----------
Total..........................................  $  32,410  $  43,479   $  47,516
                                                 ---------  ---------  -----------
                                                 ---------  ---------  -----------

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

3. NOTES PAYABLE TO BANK

    The Company had an overdraft line of credit facility for $10.0 million which terminated on March 31, 1998. There were no advances outstanding at March 31, 1998 and December 31, 1997 and 1996.

4. RELATED PARTY TRANSACTIONS

    The Company periodically advances funds to its Parent and charges the Parent interest at a rate which approximates prime for net advances. In addition, the Company remits its federal income taxes payable to the Parent (see Notes 5 and 7). Based on intercompany lending rates for advances and payables with similar terms, the fair value of these advances approximates their carrying values.

5. FEDERAL INCOME TAX

    The provisions for federal income taxes are composed of the following (in thousands):

                                                              DECEMBER 31,                 MARCH 31,
                                                     -------------------------------  --------------------
                                                       1995       1996       1997       1997       1998
                                                     ---------  ---------  ---------  ---------  ---------
                                                                                          (UNAUDITED)
Current income taxes...............................  $  22,917  $  24,203  $  20,612  $   2,229  $   2,761
Deferred income taxes..............................         76        717      4,035      1,867       (555)
                                                     ---------  ---------  ---------  ---------  ---------
Total..............................................  $  22,993  $  24,920  $  24,647  $   4,096  $   2,206
                                                     ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------

    The effective income tax rate of the Company approximates the sum of the statutory federal income tax rate and certain state income tax rates less related federal tax benefit.

    Significant components of the Company's deferred tax assets and liabilities were as follows (in thousands):

                                                           DECEMBER 31,
                                        --------------------------------------------------
                                                                                                   MARCH 31,
                                                  1996                      1997                      1998
                                        ------------------------  ------------------------  ------------------------
                                          CURRENT     LONG-TERM     CURRENT     LONG-TERM     CURRENT     LONG-TERM
                                        -----------  -----------  -----------  -----------  -----------  -----------
                                                                                                  (UNAUDITED)
Property..............................   $      --    $  (9,442)   $      --    $ (14,069)   $      --    $ (14,368)
Insurance reserves....................         461           --          782           --          782           --
Bad debt reserve......................         147           --          248           --          248           --
Inventory.............................         245           --          183           --          183           --
Deferred compensation and incentive
  plan................................          --        2,660           --        2,931           --        3,780
Other.................................          --           11          (27)          --          (27)          --
                                             -----   -----------  -----------  -----------  -----------  -----------
Total.................................   $     853    $  (6,771)   $   1,186    $ (11,138)   $   1,186    $ (10,588)
                                             -----   -----------  -----------  -----------  -----------  -----------
                                             -----   -----------  -----------  -----------  -----------  -----------
Total deferred tax assets.............                $   3,524                 $   4,346                 $   4,993
Total deferred tax liabilities........                   (9,442)                  (14,298)                  (14,395)
                                                     -----------               -----------               -----------
Net deferred tax liability............                $  (5,918)                $  (9,952)                $  (9,402)
                                                     -----------               -----------               -----------
                                                     -----------               -----------               -----------

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

6. LEASES

    The Company leases certain equipment (primarily vehicles) and operating facilities under operating leases expiring at various dates through 2000. Total rental expense under operating leases was $1,514,000, $1,291,000 and $1,096,000 in 1997, 1996 and 1995, respectively.

    Aggregate minimum lease payments under operating leases are as follows (in thousands):

1998................................................................  $     508
1999................................................................        567
2000................................................................        391
2001................................................................         72
                                                                      ---------
                                                                      $   1,538
                                                                      ---------
                                                                      ---------

7. SUPPLEMENTAL CASH FLOW DISCLOSURES

    Cash paid for interest during the years ended December 31, 1997, 1996 and 1995 was $81,000, $80,000 and $131,000, respectively. Cash paid for income taxes during the years ended December 31, 1997, 1996 and 1995 was $24,349,000, $21,402,000 and $23,639,000, respectively.

8. EMPLOYEE BENEFIT PLANS

    The Company sponsors a 401(k) savings plan for its full-time employees. The Company matches 100% of employee-elected pre-tax contributions to a maximum of 4% of their salaries. The Company's contributions were $1,132,000, $943,000 and $830,000 in 1997, 1996 and 1995, respectively.

    An Incentive Compensation Plan (the "Plan") was established in 1992, in part because of the purchase of the minority interest of a partnership of which certain officers of the Company were limited partners. Under the terms of the Plan, an annual contribution is determined based upon the Company's earnings and revenues. Annual contributions are placed in trust (with the trustee, NationsBank) and vest to participants over a seven- to ten-year period. In the event that a participant voluntarily leaves the Company or is terminated for "good cause," the unvested portion of contributions to the Plan is forfeited to the Company. The contributions were $4,302,000, $3,714,000 and $2,766,000 for 1997, 1996 and 1995, respectively.

9. INVESTMENT IN DOUBLECOTE

    The Company, through a subsidiary, owns 50% of the common stock in DOUBLECOTE, a corporate joint venture.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

9. INVESTMENT IN DOUBLECOTE (CONTINUED)

    Summarized financial information of DOUBLECOTE is as follows (in thousands):

                                                            DECEMBER 31,
                                                        --------------------   MARCH 31,
                                                          1996       1997        1998
                                                        ---------  ---------  -----------
                                                                              (UNAUDITED)
Current assets........................................  $   7,266  $   8,165   $   9,210
Noncurrent assets.....................................     30,524     28,601      28,102
                                                        ---------  ---------  -----------
Total assets..........................................  $  37,790  $  36,766   $  37,312
                                                        ---------  ---------  -----------
                                                        ---------  ---------  -----------
Liabilities--advances from shareholder................  $  36,232  $  36,404   $  37,157
Other liabilities.....................................      2,753      1,390       1,505
Shareholders' equity:
  Contributed capital.................................      2,000      2,000       2,000
  Accumulated deficit.................................     (3,195)    (3,028)     (3,350)
                                                        ---------  ---------  -----------
Total liabilities and shareholders' equity............  $  37,790  $  36,766   $  37,312
                                                        ---------  ---------  -----------
                                                        ---------  ---------  -----------
Sales.................................................  $  28,034  $  30,348   $   6,427
Cost of sales.........................................    (24,682)   (26,150)     (5,722)
                                                        ---------  ---------  -----------
Gross profit..........................................      3,352      4,198         705
Selling, general and administrative expenses..........       (964)    (1,080)       (303)
Interest expense......................................     (2,997)    (2,952)       (724)
                                                        ---------  ---------  -----------
Net income (loss).....................................  $    (609) $     166   $    (322)
                                                        ---------  ---------  -----------
                                                        ---------  ---------  -----------

    The facility owned by DOUBLECOTE was completed and began operations in 1995.

    DOUBLECOTE is charged interest at prime for advances by the Company. Total interest income earned by the Company was $1,500,000 in 1997 and 1996 and $1,465,000 in 1995.

10. LUBBOCK PLANT FIRE

    In February 1997, the Company's Lubbock, Texas, plant sustained major damage from a fire. The Company has since rebuilt the plant, and resumed operations in July 1997.

    The Company maintains insurance under one policy for both property damage and business interruption applicable to its production facilities. The policy provides coverage subject to a $25,000 deductible. Insurance recoveries as of December 31, 1997 included $1.5 million for property damage and $500,000 for business interruption. The Company is pursuing additional recoveries of $4 million related to the damage of the Lubbock plant.

    Insurance recoveries for property damage associated with events of this type require the recognition of a new cost basis for the rebuilt facility. As a result, the Company has recognized a $3.3 million unusual/nonrecurring adjustment in its income statement for the year ended December 31, 1997. Total spending to restore the Lubbock plant was approximately $4.8 million.

11. ACQUISITION OF BUSINESS

    On April 1, 1996, the Company purchased certain assets of Steelco Metal Construction Products and Construction Metals ("Steelco") for a total cost of approximately $21,221,000. Steelco was engaged

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

11. ACQUISITION OF BUSINESS (CONTINUED)
in the manufacturing of steel roofing and siding products. The acquisition was accounted for as a purchase. The excess of the purchase price over the fair values of the net assets acquired of $11,266,000 has been recorded as goodwill and is being amortized over a period of 20 years. The statement of operations for 1996 includes the operating results of Steelco since the date of acquisition.

12. YEAR 2000 (UNAUDITED)

    The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is implementing its plan to resolve the issue. The Year 2000 problem is a result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in major system failure or miscalculation. The Company presently believes that, with modifications to existing software and converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems as so modified and converted. However, if such modifications or conversions are not made, or not completed timely, the Year 2000 issue could have a material impact on the Company's operations.

13. COMMITMENTS AND CONTINGENCIES

    In March 1998, the Company entered into an agreement with NCI Building Systems, Inc. to purchase 100% of the stock of the Company, which was effective May 4, 1998. Upon the successful completion of this acquisition, certain executives of the Company will receive compensation payments totaling approximately $8.5 million.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, THE ACCOMPANYING LETTER OF TRANSMITTAL OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT OFFERING THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFERING IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

________________________________TABLE OF CONTENTS_______________________________

Prospectus Summary........................................................     3
Risk Factors..............................................................    12
The MBCI Acquisition......................................................    19
Use of Proceeds...........................................................    20
Capitalization............................................................    20
Unaudited Pro Forma Condensed Combined Financial Statements...............    21
Selected Historical Consolidated Financial Information....................    27
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    30
Industry Overview.........................................................    38
Business..................................................................    40
Management................................................................    52
Principal Stockholders....................................................    56
Description of Senior Credit Facility.....................................    58
The Exchange Offer........................................................    61
Description of Registered Notes...........................................    68
U. S. Federal Income Tax Considerations...................................   103
Plan of Distribution......................................................   104
Legal Matters.............................................................   105
Experts...................................................................   105
Where You Can Find More Information.......................................   105
Index to Financial Statements.............................................   F-1


PROSPECTUS                                                         June 11, 1999

                                     [LOGO]

                               Offer to Exchange
                                All Outstanding
                             9 1/4% Series A Senior
                                  Subordinated
                                 Notes due 2009
                                      for
                      9 1/4% Series B Senior Subordinated
                                 Notes due 2009